UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 10, 2021

LUMINEX CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-30109	74-2747608
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12212 Technology Blvd., Austin, Texas		78727
(Address of principal executive offices)		(Zip Code)

(512) 219-8020

Registrant’s Telephone Number, Including Area Code

None

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, $0.001 par value	LMNX	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Exchange Act (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement

On April 11, 2021, Luminex Corporation, a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with DiaSorin S.p.A., a società per azioni organized under the laws of the Republic of Italy (“Parent”), and Diagonal Subsidiary Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Subsidiary”), providing for the merger of Merger Subsidiary with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent. Capitalized terms not otherwise defined have the meanings set forth in the Merger Agreement.

At the Effective Time of the Merger, each share of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) issued and outstanding as of immediately prior to the Effective Time (other than Dissenting Shares or Company Common Stock held by the Company as treasury stock or owned by Parent, Merger Subsidiary or any Subsidiary of the Company or Parent) will be cancelled and cease to exist and automatically convert into the right to receive cash in an amount equal to $37, without interest (the “Merger Consideration”).

In connection with the Merger, Parent has signed a Senior Facilities Agreement with a syndicate of banks (consisting of BNP Paribas, Citi, Mediobanca and UniCredit), the aggregate proceeds of which, together with cash on hand, will be sufficient for Parent and Merger Subsidiary to pay the aggregate merger consideration and all related fees and expenses. The Senior Facilities Agreement provides for a term loan of $1.1 billion due 2026 and a bridge loan of $500 million due within 12 months, with extension options (exercisable at Parent’s option) for an additional 12 months. The transaction is not subject to a financing condition.

Consummation of the Merger is subject to customary closing conditions, including, without limitation, the absence of certain legal impediments, the expiration or termination of the required waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, receipt of antitrust approval in Germany, receipt of approval from the Committee on Foreign Investment in the United States, submission of a foreign investment filing with the French Ministry of Economy, and approval by the holders of a majority of the voting power of the outstanding shares of Company Common Stock entitled to vote on such matter.

The Company has made representations and warranties in the Merger Agreement and has agreed to covenants regarding the operation of the business of the Company and the Company Subsidiaries prior to the Effective Time. The Company is also subject to customary restrictions on its ability to solicit alternative acquisition proposals from third parties and to provide non-public information to, and participate in discussions and engage in negotiations with, third parties regarding alternative acquisition proposals, with customary exceptions for Superior Proposals.

The Merger Agreement contains certain termination rights for the Company and Parent. Upon termination of the Merger Agreement under specified circumstances, the Company will be required to pay Parent a termination fee of approximately $59.22 million. In addition to the foregoing termination right, and subject to certain limitations, (i) the Company or Parent may terminate the Merger Agreement if the Merger is not consummated by October 11, 2021 and (ii) the Company and Parent may mutually agree to terminate the Merger Agreement.

The foregoing description of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Merger Agreement, which is attached as Exhibit 2.1 and is incorporated herein by reference.

The Merger Agreement contains representations and warranties by each of Parent, Merger Subsidiary and the Company. These representations and warranties were made solely for the benefit of the parties to the Merger Agreement and:

•	should not be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•	may have been qualified in the Merger Agreement by disclosures that were made to the other party in connection with the negotiation of the Merger Agreement;

•	may apply contractual standards of “materiality” that are different from “materiality” under applicable securities laws; and

•	were made only as of the date of the Merger Agreement or such other date or dates as may be specified in the Merger Agreement.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws

In connection with the execution of the Merger Agreement, on April 10, 2021, the Board of Directors of the Company approved an amendment to the Amended and Restated Bylaws of the Company (the “Bylaws Amendment”), which became effective immediately. The Bylaws Amendment requires that, unless the Company consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or stockholder (including a beneficial owner) of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim against any director, officer, employee or stockholder (including a beneficial owner) of the Company arising under any provision of the Delaware General Corporation Law (“DGCL”) or the bylaws or the certificate of incorporation of the Company, or (iv) any action asserting a claim governed by the internal affairs doctrine shall, to the fullest extent permitted by law, be the Court of Chancery of the State of Delaware (or if the Court of Chancery for the State of Delaware does not have jurisdiction, a state court located within the State of Delaware or, if no state court located within the State of Delaware has subject matter jurisdiction, the federal district court for the District of Delaware). In addition, the Bylaws Amendment provides that unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any claim or cause of action arising under the Securities Act of 1933, as amended. The foregoing description of the Bylaws Amendment is only a summary, does not purport to be complete, and is qualified in its entirety by reference to the Bylaws Amendment, a copy of which is attached as Exhibit 3.1 and is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

On April 11, 2021, Parent issued a press release announcing the entry of the Company and Parent into the Merger Agreement. The text of the press release is attached as Exhibit 99.1 and is incorporated herein by reference.

The information in this item and Exhibit 99.1 are not deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall this item and Exhibit 99.1 be incorporated by reference into the Company’s filings under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth in such future filing.

Forward-looking statements

This communication, and the documents to which the Company refers you in this communication, contains not only historical information, but also forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent the Company’s expectations or beliefs concerning future events, including the timing of the transaction and other information relating to the transaction. Forward-looking statements include information concerning possible or assumed future results of operations of the Company, the expected completion and timing of the transaction and other information relating to the transaction. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” “forecasts,” “should,” “estimates,” “contemplate,” “future,” “goal,” “potential,” “predict,” “project,” “projection,” “may,” “will,” “could,” “should,” “would,” “assuming” and similar expressions are intended to identify forward-looking statements. You should read statements that contain these words carefully. They discuss the Company’s future expectations or state other forward-looking information and may involve known and unknown risks over which the Company has no control. Those risks include, (i) the risk that the transaction may not be completed in a timely manner or at all, which may adversely affect the Company’s business and the price of the common stock of the Company, (ii) the failure to satisfy the conditions to the consummation of the transaction, including the adoption of the merger agreement by the stockholders of the Company and the receipt of regulatory approvals from various governmental entities (including any conditions, limitations or restrictions placed on these approvals) and the risk that one or more governmental entities may deny approval, (iii) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, (iv) the risk that the definitive merger agreement may be terminated in circumstances that require the Company to pay a termination fee; (v) risks regarding the failure to obtain the necessary financing to complete the merger, (vi) the effect of the announcement or pendency of the transaction on the Company’s business relationships, operating results and business generally, (vii) risks that the proposed transaction disrupts current plans and operations, (viii) risks related to diverting management’s attention from the Company’s ongoing business operations, and (ix) the outcome of any legal proceedings that may be instituted against the Company related to the merger agreement or the transaction. Forward-looking statements speak only as of the date of this communication or the date of any document incorporated by reference in this document. Further risks that could cause actual results to differ materially from those matters expressed in or implied by such forward-looking statements are described in the Company’s SEC reports, including but not limited to the risks described in the Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2020. Except as required by applicable law or regulation, the Company does not undertake to update these forward-looking statements to reflect future events or circumstances.

Additional Information and Where to Find It

In connection with the merger, the Company intends to file relevant materials with the Securities and Exchange Commission (the “SEC”), including a proxy statement on Schedule 14A. Promptly after filing its definitive proxy statement with the SEC, the Company will mail the definitive proxy statement and a proxy card to each stockholder entitled to vote at the special meeting relating to the merger. INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE MERGER THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE MERGER. The definitive proxy statement, the preliminary proxy statement and other relevant materials in connection with the merger (when they become available), and any other documents filed by the Company with the SEC, may be obtained free of charge at the SEC’s website (http://www.sec.gov) or at the Company’s website luminexcorp.com or by writing to the Company’s Secretary at 12212 Technology Blvd., Austin, Texas 78727.

Participants in the Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders with respect to the merger. Information about the Company’s directors and executive officers and their ownership of the Company’s common stock is set forth in the proxy statement on Schedule 14A filed with the SEC on March 31, 2021 and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020. To the extent that such individual’s holdings of the Company’s common stock have changed since the amounts printed in the Company’s proxy statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Information regarding the identity of the potential participants, and their direct or indirect interests in the merger, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with SEC in connection with the merger.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

2.1*	Agreement and Plan of Merger, dated as of April 11, 2021, by and among DiaSorin S.p.A., Diagonal Subsidiary Inc. and Luminex Corporation.

3.1	Amendment to the Amended and Restated Bylaws of the Company.

99.1	Press Release of DiaSorin S.p.A. dated April 11, 2021.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*	Schedules and certain exhibits to the Merger Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K and will be furnished to the U.S. Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LUMINEX CORPORATION

By:	/s/ Harriss T. Currie
Harriss T. Currie
Chief Financial Officer, Senior Vice President of Finance (Principal Financial Officer)

Date: April 12, 2021

Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG:

DIASORIN S.P.A.

DIAGONAL SUBSIDIARY INC.

AND

LUMINEX CORPORATION

DATED AS OF

APRIL 11, 2021

ii

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (“Agreement”) is made and entered into as of April 11, 2021 (the “Agreement Date”) by and among DiaSorin S.p.A., a società per azioni organized under the laws of the Republic of Italy (“Parent”), Diagonal Subsidiary Inc., a Delaware corporation and wholly owned indirect subsidiary of Parent (“Merger Subsidiary”), and Luminex Corporation, a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

WHEREAS, the parties hereto intend that, on the terms and subject to the conditions set forth herein, Merger Subsidiary shall merge with and into the Company, with the Company being the surviving corporation (the “Merger”);

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (i) determined that this Agreement and the Transactions, including the Merger, are fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement and the Transactions, (iii) resolved to recommend that the Company’s stockholders adopt this Agreement and approve the Merger and (iv) directed that this Agreement be submitted to the Company’s stockholders for their adoption;

WHEREAS, each of the boards of directors of Parent and Merger Subsidiary has (i) approved and declared advisable this Agreement and the Transactions, including the Merger, upon the terms and subject to the conditions set forth herein and (ii) determined that this Agreement and the Transactions, including the Merger, are fair to, and in the best interests of, Parent and Merger Subsidiary, respectively;

WHEREAS, Parent shall, or shall cause the direct holder of the stock of Merger Subsidiary to, immediately following execution and delivery of this Agreement, adopt this Agreement in its capacity as sole stockholder of Merger Subsidiary; and

WHEREAS, the Company, Parent and Merger Subsidiary desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and to set forth certain conditions to the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and premises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement agree as follows:

ARTICLE I

THE MERGER

Section 1.1    The Merger.

(a)    Upon the terms and subject to the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted by applicable Law) of such conditions at the Closing), at the Effective Time, Merger Subsidiary shall be merged with and into the Company in accordance with the Delaware General Corporation Law (the “DGCL”) whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”) as a wholly owned indirect Subsidiary of Parent.

(b)    The consummation of the Merger shall take place at a closing (the “Closing”) to be held remotely via electronic transmission of related documentation or similar means, on a date and at a time to be agreed upon by Parent and the Company, which date shall be no later than the third (3rd) Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted by applicable Law) of such conditions at the Closing), or at such other location, date and time as Parent and the Company shall mutually agree upon in writing. The date upon which the Closing shall actually occur pursuant hereto is referred to herein as the “Closing Date.”

(c)    At the Closing, the Company shall file a certificate of merger in requisite and customary form and substance with the Secretary of State of the State of Delaware and make all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective at such time as the certificate of merger is duly filed with the Secretary of State of the State of Delaware (or at such later time as may be mutually agreed to by the parties and as specified in the certificate of merger) (the time as of which the Merger becomes effective, the “Effective Time”).

(d)    From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under the DGCL.

Section 1.2    Conversion of Shares of Common Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Subsidiary, the Company or any holder of any shares of Company Common Stock or any shares of capital stock of Merger Subsidiary or Parent:

(a)    except as otherwise provided in Section 1.2(b), Section 1.2(c) or Section 1.4, each share of Company Common Stock outstanding immediately prior to the Effective Time shall be cancelled and cease to exist and shall be converted into the right to receive $37.00 in cash, without interest (such amount, as may be adjusted in accordance with Section 1.8, the “Merger Consideration”), and each holder of any such share of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with Section 1.3 or Section 1.5, as applicable;

(b)    each share of Company Common Stock held by the Company as treasury stock immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto;

(c)    each share of Company Common Stock held by a wholly owned Company Subsidiary, if any, and each share of Company Common Stock that is owned directly or indirectly by Parent, if any, in each case outstanding immediately prior to the Effective Time, shall be converted into a number of validly issued, fully paid and nonassessable shares (or fractional shares) of common stock, par value $0.001 per share, of the Surviving Corporation such that each such holder shall own the same percentage of the outstanding capital stock of the Surviving Corporation immediately following the Effective Time as such holder owned in the Company immediately prior to the Effective Time, with the same rights, powers and privileges as the shares so converted;

(d)    each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute, together with any shares issued in accordance with Section 1.2(c), the only outstanding shares of capital stock of the Surviving Corporation.

Section 1.3    Surrender and Payment.

(a)    Prior to the Effective Time, Parent shall appoint an agent reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of paying the Merger Consideration as provided in Section 1.2(a). Parent shall provide (or shall cause to be provided) to the Exchange Agent, at or prior to the Effective Time, cash sufficient to pay the Merger Consideration in respect of (i) the certificates representing shares of Company Common Stock (the “Certificates”) and (ii) the uncertificated shares of Company Common Stock (the “Uncertificated Shares”) (but not any Merger Consideration in respect of any Dissenting Shares as of the Effective Time or, for the avoidance of doubt, the Company Option Merger Consideration, the Company RSU Merger Consideration or the Company RSA Merger Consideration) (such cash, the “Exchange Fund”). If, for any reason (including losses) the Exchange Fund is inadequate to pay the Merger Consideration in respect of the Certificates and the Uncertificated Shares (excluding any Merger Consideration in respect of any Dissenting Shares as of the Effective Time or, for the avoidance of doubt, the Company Option Merger Consideration, the Company RSU Merger Consideration or the Company RSA Merger Consideration), Parent shall take all steps necessary to enable or cause the Surviving Corporation promptly to deposit in trust additional cash with the Exchange Agent sufficient to pay all such amounts, and Parent and the Surviving Corporation shall in any event be liable for the payment thereof. All cash deposited with the Exchange Agent shall only be used for the purposes provided in this Agreement, or as otherwise agreed by the Company and Parent before the Effective Time. Promptly after the Effective Time (but in no event later than five (5) Business Days after the Effective Time), Parent shall cause the Exchange Agent to send to each holder of shares of Company Common Stock at the Effective Time (other than the Company, Parent, Merger Subsidiary or any Subsidiary of the Company or Parent) a letter of transmittal, in form and substance reasonably acceptable to the Surviving Corporation, and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in such exchange.

(b)    Each holder of shares of Company Common Stock (other than Company Restricted Shares) that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration in respect of the Company Common Stock represented by a Certificate or Uncertificated Share. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration. No interest or dividends will be paid or accrue on any Merger Consideration payable to holders of Certificates or Uncertificated Shares.

(c)    If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay in advance to the Exchange Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d)    After the Effective Time, the transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation or the Exchange Agent, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article I.

(e)    Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 1.3(a) that remains unclaimed by the holders of shares of Company Common Stock one year after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged shares of Company Common Stock for the Merger Consideration in accordance with this Section 1.3 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration in respect of such shares without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Corporation or the Exchange Agent shall be liable to any holder of shares of Company Common Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any amounts remaining unclaimed by holders of shares of Company Common Stock immediately prior to such time when such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(f)    The agreement with the Exchange Agent shall provide that the Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent or, after the Effective Time, the Surviving Corporation; provided that (i) no such investment (including any losses thereon) shall relieve Parent or the Exchange Agent from making the payments required by this Article I, (ii) no such investment shall have maturities that could prevent or delay payments to be made pursuant to this Agreement and (iii) all such investments shall be in (w) short-term direct obligations of the United States of America, (x) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (y) short-term commercial paper rated the highest quality by either Moody’s Investors Service, Inc. or Standard and Poor’s Ratings Services or (z) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion. Any interest or income produced by such investments will be payable to the Surviving Corporation or Parent, as directed by Parent.

(g)    Any portion of the Merger Consideration made available to the Exchange Agent in respect of any Dissenting Shares shall be returned to Parent, upon demand.

Section 1.4    Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock canceled in accordance with Section 1.2(b) or converted in accordance with Section 1.2(c)) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such shares in accordance with the DGCL (such shares being referred to collectively as the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, but instead, at the Effective Time, by virtue of the Merger, shall cease to be outstanding and shall be canceled and cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto except such rights as are granted by the DGCL to a holder of Dissenting Shares; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or otherwise loses such holder’s right to appraisal pursuant to the DGCL, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 1.2(a), without interest thereon, upon surrender of such Certificate formerly representing such share or transfer of such Uncertificated Share, as the case may be, in compliance with Section 1.3. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of shares of Company

Common Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relates to such demand, and Parent shall have the opportunity and right to participate in and control all negotiations and proceedings with respect to such demands under the DGCL consistent with the obligations of the Company thereunder. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands. From and after the Effective Time, a holder of Dissenting Shares shall not be entitled to exercise any of the voting rights or other rights of an equity owner of the Surviving Corporation or of a stockholder of Parent.

Section 1.5    Company Equity Awards.

(a)    Neither Surviving Corporation nor Parent shall assume any Company Options or substitute for any Company Option any option for Surviving Corporation or Parent stock, in connection with the Merger or any of the Transactions. As of immediately prior to the Effective Time, and conditioned upon the occurrence of the Effective Time, and without any action on the part of any holder of Company Options, (i) all Unvested Company Options which are outstanding as of immediately prior to the Effective Time shall fully vest and become exercisable, and become Vested Company Options, and (ii) to the extent not exercised prior to the Effective Time, each Company Option shall be canceled at the Effective Time, with the former holder of such canceled Company Option becoming entitled to receive in consideration of the cancellation of such Company Option, an amount in cash (without interest and subject to deduction for any required withholding Tax as contemplated in Section 1.6) equal to: (A) the excess, if any, of the Merger Consideration over the exercise price per share of such Company Option; multiplied by (B) the number of shares of Company Common Stock underlying such Company Option (the “Company Option Merger Consideration”); provided, however, that, if the exercise price per share of any such Company Option is equal to or greater than the Merger Consideration, such Company Option shall be canceled and terminated without any consideration in respect thereof. Parent shall cause the Surviving Corporation to pay the Company Option Merger Consideration, without interest thereon and subject to deduction for any required withholding Tax as contemplated in Section 1.6, at the Effective Time or as soon as practicable thereafter (but in no event later than ten (10) Business Days after the Effective Time).

(b)    Neither Surviving Corporation nor Parent shall assume any Company RSU or substitute for any Company RSU any similar award for Surviving Corporation or Parent stock in connection with the Merger or any of the Transactions. As of immediately prior to the Effective Time, and conditioned upon the occurrence of the Effective Time, and without any action on the part of any holder of Company RSUs, (i) all Unvested Company RSUs which are outstanding as of immediately prior to the Effective Time shall fully vest and become Vested Company RSUs, and (ii) each Company RSU that is outstanding immediately prior to the Effective Time shall be canceled at the Effective Time, with the former holder of such canceled Company RSU becoming entitled to receive, in consideration of the cancellation of such Company RSU, an amount in cash (without interest and subject to deduction for any required withholding Tax as contemplated in Section 1.6) equal to (A) the Merger Consideration multiplied by (B) the number of shares of Company Common Stock subject to such Company RSU (the “Company RSU Merger Consideration”). Parent shall cause the Surviving Corporation to pay the Company RSU Merger Consideration, without interest thereon and subject to deduction for any required withholding Tax as contemplated in Section 1.6, at the Effective Time or as soon as practicable thereafter (but in no event later than ten (10) Business Days after the Effective Time); provided that notwithstanding anything to the contrary contained in this Agreement, any payment in respect of any Company RSU which immediately prior to such cancellation was “deferred compensation” subject to Section 409A of the Code shall be made on the applicable settlement date for such Company RSU if required in order to comply with Section 409A of the Code.

(c)    Neither Surviving Corporation nor Parent shall assume any Company Restricted Shares or substitute for any Company Restricted Shares any similar award for Surviving Corporation or Parent stock, in connection with the Merger or any of the Transactions. As of immediately prior to the Effective Time, and conditioned upon the occurrence of the Effective Time, and without any action on the part of any holder of Company Restricted Shares, (i) all unvested Company Restricted Shares which are outstanding as of immediately prior to the Effective Time shall fully vest and become unrestricted Company Common Stock, and (ii) each such share of Company Common Stock outstanding immediately prior to the Effective Time shall be cancelled and cease to exist and shall be converted into the right to receive the Merger Consideration in the same manner as any other share of Company Common Stock (the “Company RSA Merger Consideration”); provided that, notwithstanding anything to the contrary contained in this Agreement, the Company RSA Merger Consideration, without interest thereon and subject to deduction for any required withholding Tax as contemplated in Section 1.6, shall be paid by the Surviving Corporation at the Effective Time or as soon as practicable thereafter (but in no event later than ten (10) Business Days after the Effective Time).

(d)    The Company Board (or, if appropriate, any committee thereof administering the Stock Plans) and the Company, as applicable, shall take such actions as are necessary to approve and effectuate the foregoing provisions of this Section 1.5, including making any determinations and/or resolutions of the Company Board or a committee thereof or any administrator of a Stock Plan as may be necessary in connection therewith.

(e)    Promptly following the Agreement Date, the Company Board (or, if applicable, any committee thereof administering the Company ESPP) shall adopt such resolutions or take such other necessary actions to provide that, (i) with respect to any outstanding Option Period(s) (as such term is defined in the Company ESPP) under the Company ESPP as of the Agreement Date, no participant in the Company ESPP may increase the percentage amount of his or her payroll deduction election in effect on the Agreement Date for such Option Period and no new participants may participate in such Option Period; (ii) no new Option Period shall be commenced under the Company ESPP on or after the Agreement Date; (iii) any Option Period under the Company ESPP that does not end prior to the Effective Time shall terminate and an Exercise Date (as such term is defined in the Company ESPP) shall occur under the Company ESPP immediately prior to the Effective Time with respect to such Option Period, in which case any shares of Company Common Stock purchased pursuant to such Option Period shall be treated the same as all other shares of Company Common Stock in accordance with Section 1.2(a); and (iv) immediately prior to, and subject to the occurrence of the Effective Time, the Company ESPP shall terminate.

Section 1.6    Withholding Rights. Notwithstanding any provision contained herein to the contrary, each of the Company, Exchange Agent, Surviving Corporation, Parent and their respective Affiliates shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign Tax Law. If the Company, Exchange Agent, Surviving Corporation, Parent or any of their respective Affiliates, as the case may be, so withholds amounts and properly pays such amounts over to a Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Company Common Stock, Company Options, Company RSUs and Company Restricted Shares, as applicable, in respect of which the Company, Exchange Agent, Surviving Corporation, Parent or any of their respective Affiliates, as the case may be, made such deduction and withholding.

Section 1.7    Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the

Exchange Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the shares of Company Common Stock represented by such Certificate, as contemplated by this Article I.

Section 1.8    Adjustments to Merger Consideration. The Merger Consideration shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, merger, issuer tender offer, exchange of shares or other like change with respect to Company Common Stock occurring on or after the Agreement Date and prior to the Effective Time, and such adjustment to the Merger Consideration shall provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such action and shall, as so adjusted from and after the date of such event, be the Merger Consideration; provided, however, that nothing in this Section 1.8 shall be construed to permit the Company to take any action with respect to the Company Common Stock that is prohibited by the terms of this Agreement, including Section 5.2.

ARTICLE II

THE SURVIVING CORPORATION

Section 2.1    Certificate of Incorporation. At the Effective Time, the certificate of incorporation of Merger Subsidiary as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation (except that all references to the name of Merger Subsidiary therein shall be modified to refer to the name of the Company), as set forth on Exhibit B, until thereafter amended in accordance with the DGCL and such certificate of incorporation.

Section 2.2    Bylaws. At the Effective Time, the bylaws of Merger Subsidiary as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation (except that all references to the name of Merger Subsidiary therein shall be modified to refer to the name of the Company), as set forth on Exhibit C, until thereafter amended in accordance with the DGCL and such bylaws.

Section 2.3    Directors and Officers.

(a)    The directors of the Surviving Corporation shall from and after the Effective Time until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation be the respective individuals who are directors of Merger Subsidiary immediately prior to the Effective Time.

(b)    The officers of the Surviving Corporation shall from and after the Effective Time until their successors have been duly appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation be the respective individuals who are officers of the Company immediately prior to the Effective Time.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as (i) disclosed in the Company SEC Reports that are publicly available on the internet website of the SEC at least two (2) Business Days prior to the Agreement Date (excluding in each case any disclosures contained therein (other than those disclosures which relate to specific historical events or circumstances affecting the Company) under the captions “Risk Factors,” “Safe Harbor Cautionary Statement,” “Quantitative or Qualitative Disclosures About Market Risk” and any other disclosures contained therein to the extent they are predictive, cautionary or forward-looking in nature) (it being agreed that any matter disclosed in the Company SEC Reports shall not qualify the Capitalization Representations) or (ii) set forth in the disclosure letter (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein, provided that any disclosure set forth with respect to any particular Section shall be deemed to be disclosed in reference to any other applicable Section if the disclosure in respect of the particular Section is sufficient on its face to inform Parent of the applicability of such disclosure to such other Section) delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Letter”), the Company hereby represents and warrants to Merger Subsidiary and Parent as follows:

Section 3.1    Organization. Each of the Company and the Subsidiaries of the Company (the “Company Subsidiaries”) is a corporation, limited liability company, limited partnership or other legal entity duly organized, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its organization (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where (other than with respect to the Company’s due organization and valid existence) the failure to be so organized, existing or in good standing would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries has all requisite corporate or similar power and authority to enable it to own, operate and lease its properties and to carry on its business as now conducted, except for such power or authority, the lack of which, individually or in the aggregate, has not had or would not reasonably be expected to have a Company Material Adverse Effect. The copies of the certificate of incorporation and bylaws of the Company which are incorporated by reference as exhibits to the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2020 (the “Company Charter Documents”) are complete and correct copies of such documents and contain all amendments thereto as in effect on the Agreement Date.

Section 3.2    Capitalization.

(a)    The authorized capital stock of the Company consists of (i) 200,000,000 shares of Company Common Stock and (ii) 5,000,000 shares of preferred stock, par value $0.001 per share, (“Company Preferred Stock”). As of the close of business on April 7, 2021 (the “Capitalization Date”): (A) 46,251,087 shares of Company Common Stock (excluding Company Restricted Shares) were issued and outstanding; (B) no shares of Company Preferred Stock were issued or outstanding; (C) no shares of Company Common Stock were held by the Company in its treasury; (D) there were outstanding Company Options to purchase 3,528,121 shares of Company Common Stock; (E) 454,126 shares of Company Common Stock were subject to issuance pursuant to outstanding Company RSUs; (F) there were outstanding 1,054,961 Company Restricted Shares; (G) 824,858 shares of Company Common Stock were reserved for the future grant of Company Equity Awards under the Stock Plans (excluding shares reserved for issuance upon exercise of the Company Options or settlement of the Company RSUs); and (H) 83,044 shares of Company Common Stock were reserved for future issuance under the Company ESPP. Such issued and outstanding shares of Company Common Stock have been, and all shares that may be issued pursuant to any Stock Plan, the Company ESPP, the Convertible Notes or as contemplated or permitted by this Agreement will be when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid, nonassessable and not subject to (or issued in violation of) any preemptive or similar rights. There are no outstanding contractual obligations of the Company of any kind to redeem, purchase or otherwise acquire any Equity Interests of the Company. Other than the Company Common Stock, there are no outstanding bonds, debentures, notes or other Indebtedness or securities of the Company having the right to vote (or, other than the outstanding Company Equity Awards and Convertible Notes, convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Neither the Company nor any Company Subsidiary is a party to any voting agreement with respect to any Equity Interests of the Company or any Company Subsidiary. Section 3.2(a) of the Company Disclosure Letter sets forth, as of the Capitalization Date, a list of the holders of Company Equity Awards, including (to the extent applicable) the date on which each such Company

Equity Award was granted, the number of shares of Company Common Stock subject to such Company Equity Award, the expiration date of such Company Equity Award, the price at which such Company Equity Award may be exercised (if any) under an applicable Stock Plan and the vested or unvested status of such Company Equity Award. No Company Equity Awards are subject to performance-based vesting conditions and all shares of Company Common Stock issuable upon exercise of Company Options and the settlement of Company RSUs have been duly reserved for issuance by the Company.

(b)    Except as set forth in Section 3.2(a) and in Section 3.2(a) of the Company Disclosure Letter, and other than pursuant to the terms of the Convertible Notes and Convertible Note Warrants, as of the Capitalization Date, no (i) shares of capital stock or other voting securities of, (ii) other equity or voting interests in, (iii) securities convertible into or exchangeable for, or options, warrants or other rights to acquire or receive any, capital stock, voting securities or other equity interests in or (iv) stock appreciation rights, “phantom” stock rights or other rights that give the holder thereof any economic or voting interest of a nature accruing to the holders of capital stock in (clauses (i), (ii), (iii) and (iv), collectively, “Equity Interests”) the Company were issued, reserved for issuance or outstanding. Except as set forth in Section 3.2(a) of the Company Disclosure Letter or pursuant to the terms of the Convertible Notes or Convertible Note Warrants, as of the Capitalization Date, there are no outstanding commitments, agreements, arrangements or undertakings of any kind to which the Company or any of the Company Subsidiaries is a party or by which any of them is bound (A) obligating the Company or any of the Company Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any Equity Interests in the Company or any of the Company Subsidiaries or (B) obligating the Company or any of the Company Subsidiaries to issue, grant, extend or enter into any such commitment, agreement, arrangement or undertaking. From and after the Capitalization Date through the Agreement Date, the Company has not issued any Equity Interests, other than pursuant to the Company Options, the Company RSUs and other purchase rights granted pursuant to the Company ESPP, in each case that were outstanding as of the Capitalization Date, and in accordance with their respective terms as in effect at such time.

(c)    The Company shall have made available to Parent true and correct copies of all Contracts related to the Convertible Note Hedge Options and the Convertible Note Warrants

Section 3.3    Authorization; No Conflict.

(a)    The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions are within the Company’s corporate powers and, subject to the adoption of the Agreement by the holders of a majority of the voting power of the outstanding shares of Company Common Stock entitled to vote on such matter at a stockholders’ meeting duly called and held for such purpose (the “Company Stockholder Approval”), have been duly authorized by all necessary corporate action on the part of the Company. The Company has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Parent and Merger Subsidiary, this Agreement constitutes a legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(b)    The Company Board, by resolutions adopted at a meeting duly called and held, has unanimously (i) determined that this Agreement and the Transactions, including the Merger, are fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement (including the “agreement of merger,” as such term is used in Section 251 of the DGCL, contained herein) and the Transactions, (iii) resolved, subject to Section 5.3, to recommend that the Company’s stockholders adopt this Agreement and approve the Merger (such recommendation, the “Company Board Recommendation”) and (iv) directed that this Agreement be submitted to the Company’s stockholders for their adoption, which such resolutions, subject to Section 5.3, have not been rescinded, modified or withdrawn in any way.

(c)    The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions require no action by or in respect of or filing with any Governmental Authority, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act and competition, merger control, antitrust or similar applicable Law of any jurisdiction outside of the United States (“Foreign Antitrust Laws”), (iii) compliance with any applicable requirements of the Securities Act and the Exchange Act, (iv) compliance with any applicable rules of Nasdaq, (v) compliance with Section 721 of the Defense Production Act of 1950, as amended and codified at 50 U.S.C. Section 4565 (“Section 721”), and (vi) any additional actions or filings, except those that the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d)    The execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the Company Charter Documents, (ii) assuming compliance with the matters referred to in Section 3.3(c), contravene, conflict with or result in a violation or breach of any provision of any applicable Law or Order, (iii) assuming compliance with the matters referred to in Section 3.3(c), require any consent or other action by any Person under, result in any breach of, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or the loss of any benefit to which the Company or any of the Company Subsidiaries is entitled under, any Company Material Contract, or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of the Company Subsidiaries, with only such exceptions, in the case of each of clauses (ii) through (iv), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e)    The Company Stockholder Approval is the only vote of the holders of any class or series of Equity Interests of the Company necessary to adopt this Agreement.

Section 3.4    Subsidiaries.

(a)    The Company has delivered or made available to Parent a complete and accurate list as of the Agreement Date of each of the Company Subsidiaries and their respective jurisdictions of organization.

(b)    All of the outstanding Equity Interests in each Company Subsidiary are, where applicable, duly authorized, validly issued, fully paid, nonassessable and not subject to (or issued in violation of) any preemptive or similar rights, and such Equity Interests are owned by the Company or by a Company Subsidiary free and clear of any Liens (other than Permitted Liens) or limitations on voting rights. There are no subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character relating to the issuance, transfer, sales, delivery, voting or redemption (including any rights of conversion or exchange under any outstanding security or other instrument) for any of the Equity Interests of any Company Subsidiary. Other than the Company Subsidiaries, the Company does not own, directly or indirectly, any Equity Interest in any Person.

Section 3.5    SEC Reports and Financial Statements.

(a)    Since January 1, 2019, the Company has timely filed or furnished with the United States Securities and Exchange Commission (the “SEC”) all reports, schedules, forms, registration statements, definitive proxy statements and other documents (including exhibits and all information incorporated by reference) required to be filed or furnished by the Company with the SEC (such documents, together with any documents filed or furnished, as applicable, by the Company with the SEC during such period on a voluntary basis, the “Company SEC Reports”). As of their respective filing dates, and giving effect to any amendments or supplements thereto filed prior to the Agreement Date, the Company SEC Reports (i) complied in all material respects as to form with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act and (ii) did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company Subsidiaries is required to file any forms, reports or other documents with the SEC pursuant to Section 13 or 15 of the Exchange Act.

(b)    The consolidated balance sheets and the related consolidated statements of comprehensive income, changes in stockholders’ equity and cash flows (including, in each case, any related notes and schedules thereto) of the Company contained in the Company SEC Reports, as of their respective dates of filing with the SEC (or, if such Company SEC Reports were amended prior to the Agreement Date, the date of the filing of such amendment, with respect to the consolidated financial statements that are amended or restated therein), comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in conformity with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as otherwise noted therein or to the extent required by GAAP) and present fairly in all material respects the consolidated financial position and the consolidated results of operations, cash flows and stockholders’ equity of the Company and the Company Subsidiaries as of the dates or for the periods presented therein (subject, in the case of unaudited statements, to normal year-end adjustments).

(c)    Neither the Company nor any of the Company Subsidiaries has any liabilities required by GAAP to be set forth on a consolidated balance sheet of the Company, except: (i) liabilities reflected or reserved against in the consolidated balance sheet (or the notes thereto) of the Company as of December 31, 2020 included in the Company SEC Reports, (ii) liabilities incurred after December 31, 2020 in the ordinary course of business, (iii) liabilities incurred in connection with the Transactions, (iv) executory obligations under any Contract (none of which is a liability for a breach thereof), or (v) liabilities that would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

(d)    The Company’s system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) is reasonably designed in all material respects to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (ii) that receipts and expenditures are executed only in accordance with the authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that would materially affect the Company’s financial statements. As of the Agreement Date, neither the Company nor the Company’s independent registered public accounting firm has identified or been made aware of any “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Company’s internal controls over financial reporting, in each case that has not been subsequently remediated.

(e)    The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are reasonably designed to ensure that (i) all information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported to the individuals responsible for preparing such reports within the time periods specified in the rules and forms of the SEC, and (ii) all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.

(f)    The Proxy Statement (including any amendment or supplement thereto), at the time first sent or given to the stockholders of the Company and at the time of the Stockholders Meeting, will comply as to form in all material respects with the requirements of the Exchange Act and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements in the Proxy Statement (including any amendment or supplement thereto), in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Subsidiary.

Section 3.6    Absence of Material Adverse Changes, etc. Between December 31, 2020 and the Agreement Date, (i) except for actions expressly contemplated by this Agreement, the Company and the Company Subsidiaries have conducted their business in all material respects in the ordinary course of business consistent with past practice; (ii) the Company and the Company Subsidiaries have not taken any actions that, if taken after the Agreement Date, would require Parent’s consent pursuant to clauses (v), (viii), (ix), (x), (xii) or (xiii) of Section 5.2(b) (or clause (xv) of Section 5.2(b) in respect of any of the foregoing clauses); and (iii) there has not been or occurred any event, condition, change, occurrence or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

Section 3.7    Litigation. There are no Legal Proceedings (other than investigations) pending or, to the Knowledge of the Company, investigations pending or Legal Proceedings threatened, to which the Company or any of the Company Subsidiaries is a party that, individually or in the aggregate has had or would reasonably be expected to have a Company Material Adverse Effect. There are no Orders outstanding against the Company or any of the Company Subsidiaries that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect.

Section 3.8    Broker’s or Finder’s Fees. Except for Perella Weinberg Partners or any of its Affiliates (the “Company Financial Advisor”), no agent, broker, Person or firm acting on behalf of the Company or any Company Subsidiary or under the Company’s or any Company Subsidiary’s authority is or will be entitled to any advisory or broker’s or finder’s or other similar fee or commission from any of the parties hereto in connection with any of the Transactions.

Section 3.9    Employee Plans.

(a)    Section 3.9(a) of the Company Disclosure Letter sets forth a complete and accurate list as of the Agreement Date of each material Company Plan (other than any offer letter or other employment Contract that is terminable “at-will” or following a notice period imposed by applicable Law and does not provide for severance, equity or equity-based compensation or retention, change of control, transaction or similar bonuses other than severance payments required to be made by the Company or any Company Subsidiaries under applicable foreign Law).

(b)    With respect to each material Company Plan, the Company has made available to Parent a true and correct copy of, as applicable: (i) each written Company Plan and all amendments thereto, if any, or, with respect to any unwritten Company Plan, a summary of the material terms thereof; (ii) the current summary plan description of each Company Employee Benefit Plan and any material modifications thereto, if any, or any written summary provided to participants with respect to any plan for which no summary plan description exists; (iii) the most recent determination letter (or if applicable, advisory or opinion letter) from the Internal Revenue Service or other Governmental Authority; (iv) the most recent annual report on Form 5500 or such similar report, statement or information return required to be filed with or delivered to any Governmental Authority, if any; (v) all material notices given to the administrator of such Company Employee Benefit Plan, the Company, any of the Company Subsidiaries or any Company ERISA Affiliate by the Internal Revenue Service, Department of Labor, Pension Benefit Guarantee Corporation, or other Governmental Authority with respect to such Company Plan within the past three (3) years; and (vi) the most recent financial statements and actuarial or other valuation reports prepared with respect thereto.

(c)    Each Company Employee Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code or receive any other favorable tax treatment, has been the subject of a favorable determination letter (or, if applicable, advisory or opinion letter) from the Internal Revenue Service that has not been revoked or meets the requirements for such treatment and, to the Knowledge of the Company, no event has occurred and no condition exists that would reasonably be expected to adversely affect the qualified status of any such Company Employee Benefit Plan or result in the imposition of any material liability, penalty or Tax under ERISA, the Code or other applicable Law.

(d)    Except as has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) each Company Plan has been established, maintained and administered in accordance with its provisions and in compliance with all applicable provisions of ERISA, the Code and other applicable Law; (ii) all payments and contributions required to be made under the terms of any Company Plan have been made or the amount of such payment or contribution obligation has been reflected in the Company SEC Reports which are publicly available prior to the Agreement Date; (iii) no disputed claims for benefits or Legal Proceeding is pending or, to the Knowledge of the Company, threatened in connection with any Company Plan, other than routine claims for benefits that have been or are being handled through an administrative claims procedure; and (iv) the Company, each of the Company Subsidiaries and, to the Knowledge of the Company, all fiduciaries of a Company Employee Benefit Plan are and at all times have been in compliance with all applicable Laws relating to the Company Plans and the provision of compensation and benefits.

(e)    Neither the Company nor any of the Company Subsidiaries has (i) applied for or received any loan under the Paycheck Protection Program under the CARES Act or (ii) deferred any Taxes under Section 2302 of the CARES Act or claimed any Tax credit under Section 2301 of the CARES Act or Sections 7001-7003 of the FFCRA or I.R.S. Notice 2020-65.

(f)    No Company Plan provides for a “gross-up” or similar payment in respect of any Taxes that may become payable under Sections 409A or 4999 of the Code or otherwise.

(g)    The Company does not maintain or contribute to an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) (whether or not subject to ERISA) that is a defined benefit pension plan, including any “single employer” defined benefit plan or any “multiemployer plan” (each, as defined in Section 4001 of ERISA). No Company Plan provides health, medical or other welfare benefits after retirement or other termination of employment (other than for continuation coverage required under Section 4980(B)(f) of the Code or other applicable Law).

(h)    Neither the execution of this Agreement nor the consummation of the Transactions (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) will (i) entitle any current or former director, officer or employee of the Company or any of the Company Subsidiaries to any compensation or benefit, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits or trigger any other material obligation under any Company Plan, (iii) result in any breach or violation of, default under or limit the Company’s right to amend, modify or terminate any Company Plan or (iv) result in any “excess parachute payment” (within the meaning of Section 280G of the Code) becoming due to any current or former director, officer or employee of the Company or any of the Company Subsidiaries.

Section 3.10    Opinion of Financial Advisor. The Company Board has received from the Company Financial Advisor an opinion to the effect that, based on various assumptions and limitations set forth therein, as of the date of such opinion, the Merger Consideration to be received by the holders of Company Common Stock pursuant to this Agreement is fair, from a financial point of view, to the holders of Company Common Stock (other than in respect of Dissenting Shares, shares of Company Common stock held by the Company or a wholly-owned Company Subsidiary or shares of Company Common Stock held directly or indirectly by Parent).

Section 3.11    Taxes.

(a)    Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) each of the Company and the Company Subsidiaries has timely filed all Tax Returns required to be filed by it in the manner prescribed by applicable Law and all such Tax Returns are true and complete in all respects; and (ii) all Taxes required to be paid by the Company or any Company Subsidiary (including Taxes required to be withheld or collected) have been paid in full and each of the Company and the Company Subsidiaries has made adequate provision (or adequate provision has been made on its behalf) in the Company’s consolidated financial statements for all accrued Taxes not yet due.

(b)    There is no claim, audit, action, suit or proceeding currently pending or, to the Knowledge of the Company, threatened against or with respect to the Company or any Company Subsidiary in respect of any material Taxes or Tax Return.

(c)    Neither the Company nor any Company Subsidiary has been a party to a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(d)    Neither the Company nor any Company Subsidiary is a party to (i) any Tax sharing agreement, Tax indemnity obligation or similar agreement (other than Contracts entered into in the ordinary course of business the principal purpose of which is unrelated to Taxes), or (ii) any other arrangement or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority).

(e)    Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, there are no Liens for Taxes on any of the assets of the Company or any Company Subsidiary other than Permitted Liens.

(f)    Within the past three years, neither the Company nor any Company Subsidiary has been notified in writing by any Governmental Authority in a jurisdiction in which the Company or such Company Subsidiary does not file a Tax Return that the Company or such Company Subsidiary is or may be subject to Tax by such jurisdiction.

(g)    Neither the Company nor any Company Subsidiary has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date of this Agreement that was purported or intended to be governed by Section 355 of the Code.

(h)    Neither the Company nor any Company Subsidiary has been a member of an affiliated group of corporations filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which is the Company) or has any material liability for the Taxes of any Person (other than the Company and current and former Company Subsidiaries) under U.S. Treasury Regulation Section 1.1502-6 (or any similar provision of U.S. state or local or non-U.S. Tax Law) or by operation of Law as a transferee or successor (in each case, other than Contracts entered into in the ordinary course of business the principal purpose of which is unrelated to Taxes).

(i)    Neither the Company nor any Company Subsidiary has waived any statute of limitation in respect of any material Taxes or agreed to any extension of time with respect to a material assessment or deficiency for any Tax, which waiver or extension is currently in effect (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business and statute of limitations waivers for ongoing routine Tax audits).

(j)    Each of the Company and the Company Subsidiaries is in compliance in all material respects with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology and conducting intercompany transactions at arm’s length.

Section 3.12    Compliance with Laws; Permits.

(a)    Neither the Company nor the Company Subsidiaries is, or has been since January 1, 2019, in violation of any Law or Order applicable to the Company or the Company Subsidiaries or by which any of their respective properties or businesses are bound or any regulation issued under any of the foregoing or has been notified in writing by any Governmental Authority of any violation by the Company of, or any investigation with respect to, any such Law or Order, except for any such violation that would not, or would not reasonably be expected to individually or in the aggregate, have a Company Material Adverse Effect.

(b)    Except as would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect, since January 1, 2019, neither the Company nor any Company Subsidiary nor, to the Knowledge of the Company, any director, officer, agent or employee of the Company or any Company Subsidiary has taken any action, directly or indirectly, that would result in a violation by any such persons of the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, the U.K. Bribery Act of 2010 and the rules and regulations thereunder or any other anti-bribery, anti-corruption, anti-money laundering, export controls or sanctions Laws promulgated by any Governmental Authority. The Company and the Company Subsidiaries have instituted and maintain policies and procedures reasonably designed to ensure compliance with the Laws described in the preceding sentence. None of the Company, any of the Company Subsidiaries or any of its or their directors or officers or, to the Knowledge of the Company, employees is designated on the list of Specifically Designated Nationals and Blocked Persons maintained by the United States Department of Treasury Office of Foreign Assets Control.

(c)    Each of the Company and the Company Subsidiaries is, and has been since January 1, 2019, in possession of all governmental franchises, licenses, permits, authorizations and approvals (“Permits”) necessary to enable it to own, operate and lease its properties and to carry on its business as now conducted, except for such Permits, the lack of which, individually or in the aggregate, has not had or would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.13    Regulatory Matters.

(a)     Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries have in effect all Regulatory Permits (including, for the avoidance of doubt, all establishment registrations and device listings, 510(k) clearances and Emergency Use Authorizations (EUAs) (or their foreign equivalents)) required by any Health Authority to permit the conduct of their respective businesses as currently conducted, (ii) all of such Regulatory Permits are in full force and effect and (iii) the Company is in compliance with, and is not in default under, each such Regulatory Permit.

(b)    Except as would not reasonably be expected to have a Company Material Adverse Effect, since January 1, 2019, none of the Company, any of the Company Subsidiaries or, to the Knowledge of the Company, any of their respective directors, officers, employees or Collaboration Partners (solely with respect to such Collaboration Partners’ activities with the Company and the Company Subsidiaries) have (i) made an untrue statement of a material fact or fraudulent statement to the FDA or any other Health Authority or (ii) failed to disclose a material fact required to be disclosed to the FDA or any other Health Authority. None of the Company, any of the Company Subsidiaries or, to the Knowledge of the Company, any of their respective directors, officers, employees or Collaboration Partners (solely with respect to such Collaboration Partners’ activities with the Company and the Company Subsidiaries) are the subject of any pending or, to the Company’s Knowledge, threatened investigation by the FDA under the FDA Fraud Policy, or the subject of any similar investigation by any other Health Authority, that, assuming such investigations were determined or resolved adversely, would reasonably be expected to have a Company Material Adverse Effect.

(c)    Except as would not reasonably be expected to have a Company Material Adverse Effect, since January 1, 2019, the Company and each of the Company Subsidiaries and, to the knowledge of the Company, each Collaboration Partner (solely with respect to such Collaboration Partner’s activities with the Company and the Company Subsidiaries), has been in compliance in all material respects with all Health Laws. None of the Company, any of the Company Subsidiaries or, to the Knowledge of the Company, any Collaboration Partner (solely with respect to such Collaboration Partner’s activities with the Company and the Company Subsidiaries) (i) have received any material written notice from any Health Authority (including a warning, untitled or notice of violation letter or Form FDA-483) alleging any violation of any Health Law, (ii) are subject to any material enforcement, regulatory or administrative proceedings against or affecting the Company relating to or arising under any Health Law and, to the Knowledge of the Company, no such enforcement, regulatory or administrative proceeding has been threatened, or (iii) are a party to any corporate integrity agreement, monitoring agreement, deferred prosecution agreement, consent decree, settlement order, or other similar agreement, in each case, entered into with or imposed by any Governmental Authority, and, to the Knowledge of the Company, no such action is pending as of the date hereof.

(d)    Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and the Company Subsidiaries have, since January 1, 2019, filed with the applicable Health Authority all required and material filings, including Medical Device Reports or similar required reports of adverse events or device malfunctions, and reports of corrections or removals. Except as would not reasonably be expected to have a Company Material Adverse Effect, all such filings were in material compliance with applicable Law when filed, and no deficiencies have been asserted in writing by any applicable Health Authority with respect to any such filings.

(e)    Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) all preclinical studies and clinical trials conducted by or on behalf of the Company and the Company Subsidiaries have been conducted in compliance with all applicable Laws, (ii) as of the date hereof, no clinical trial conducted by or on behalf of the Company and the Company Subsidiaries has been terminated or suspended prior to completion primarily for safety or other non-business reasons, (iii) as of the date hereof, neither the FDA nor any other applicable Governmental Authority, clinical investigator who has participated or is participating in, or institutional review board that has or has had jurisdiction over, a clinical trial conducted by or on behalf of the Company and the Company Subsidiaries has commenced, or, to the Knowledge of the Company and the Company Subsidiaries, threatened to initiate, any action to place a clinical hold order on, or otherwise terminate, delay or suspend, any ongoing clinical investigation conducted by or on behalf of the Company and the Company Subsidiaries.

(f)    None of the Company, any of the Company Subsidiaries or, to the Knowledge of the Company, any of their respective directors, officers, employees, or Collaboration Partners has been convicted of any crime or engaged in any conduct that has resulted, or would reasonably be expected to result in being disqualified, debarred or deregistered, or excluded by any Governmental Authority from participation in any Federal Health Care Program (as that term is defined in 42 U.S.C. § 1320a-7b(f)) or under 21 U.S.C. § 335a or comparable foreign applicable Law.

Section 3.14    Intellectual Property.

(a)    Section 3.14(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a complete and accurate list of all Company Intellectual Property that is Registered Intellectual Property that has not otherwise lapsed, been abandoned, expired or been cancelled (“Company Registered Intellectual Property”), indicating for each such item, as applicable, the owner, the application, publication or registration number, and date and jurisdiction of filing or issuance.

(b)    Each material item of Company Registered Intellectual Property (other than applications for Company Registered Intellectual Property) is subsisting and, with respect to Company Registered Intellectual Property issued by an applicable Governmental Authority, to the Company’s Knowledge, valid and enforceable (assuming registration where required for enforcement). The Company and Company Subsidiaries solely own the Company Intellectual Property, free and clear of all Liens other than Permitted Liens.

(c)    Neither the Company nor any Company Subsidiary has granted to any Person a joint ownership interest of, or has granted, or permitted any Person to retain, any exclusive rights that remain in effect in, any Company Intellectual Property material to the conduct of the businesses of the Company and the Company Subsidiaries. The Company Intellectual Property and Licensed Intellectual Property include all material Intellectual Property Rights owned by or licensed to the Company and the Company Subsidiaries and material to the operation or conduct of the businesses of the Company and the Company Subsidiaries as currently being conducted.

(d)    To the Knowledge of the Company and except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, since January 1, 2019, the conduct of the businesses of the Company and the Company Subsidiaries has not infringed, violated, or misappropriated the Intellectual Property Rights of any third party. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, no Legal Proceeding has been filed or threatened in writing against the Company or any Company Subsidiary by any third party between January 1, 2019 and the Agreement Date (i) alleging that the conduct of the businesses of the Company or the Company Subsidiaries infringes, violates or misappropriates the Intellectual Property Rights of any third party or (ii) challenging or contesting the ownership, validity, scope, registrability, enforceability or use of any Company Intellectual Property other than office actions in the ordinary course of prosecution.

(e)    To the Company’s Knowledge, no Person is misappropriating, infringing, diluting or violating any material Company Intellectual Property and since January 1, 2019, neither the Company nor any Company Subsidiary has instituted or threatened in writing to institute any Legal Proceeding against any third party alleging that such third party is misappropriating, infringing, diluting or violating any material Company Intellectual Property.

(f)    No current or former director, officer, employee, contractor or consultant of the Company or the Company Subsidiaries jointly owns or retains any license or similar right under any material Company Intellectual Property. All Persons who contributed to the creation or development of any material Company Intellectual Property have signed written documents obligating them to assign and have assigned, in writing, to the Company or the Company Subsidiaries their rights and interests therein that do not vest with the Company and Company Subsidiaries initially by operation of law, except where failure to do so would not be material. No current or former directors, officers, employees, contractors or consultants of the Company or any of the Company Subsidiaries has made a written claim, or to the Company’s Knowledge, threatened to make any claim, of ownership or right, in whole or in part, to any material Company Intellectual Property or to any remuneration in connection therewith.

(g)    The Company and each of the Company Subsidiaries have exercised commercially reasonable efforts to protect their rights in the Trade Secrets material to the business of the Company that are Company Intellectual Property, including through the development of policies for the protection of such Trade Secrets, and, to the Knowledge of the Company, there has been no unauthorized use, disclosure or misappropriation by any Person of any such Trade Secrets, except where failure to do so would not be material to the Company and the Company Subsidiaries, taken as a whole. Each current and former employee, consultant or independent contractor of the Company or any Company Subsidiary who has had access to any Trade Secrets that are Company Intellectual Property has entered into a written agreement with the Company or Company Subsidiary to protect the secrecy and confidentiality of such Trade Secrets, except where failure to do so would not be material. In connection with the Company’s and the Company Subsidiaries’ license grants to third parties of any licenses to use any Source Code to any Software for any Company Product for which the Company and the Company Subsidiaries have determined to maintain as a Trade Secret, such arrangements contain customary contractual protections designed to appropriately limit the rights of such third party licensees and preserve the Company’s rights to the Trade Secrets embodied by such Source Code, except where such failure to do so would not be material to the Company and the Company Subsidiaries, taken as a whole.

(h)    Except as would not, individually or in the aggregate, reasonably be expected to result in a material liability to the Company and the Company Subsidiaries, taken as a whole, no material Company Intellectual Property is subject to any Public Software license that (i) requires the Company or the Company Subsidiaries to license, disclose or distribute any proprietary Source Code included in the Company Intellectual Property to licensees or any other Person, (ii) prohibits or materially limits the receipt of consideration in connection with licensing, sublicensing or distributing any Software included in the Company Intellectual Property, (iii) requires the licensing of any Software included in the Company Intellectual Property to any other Person for the purpose of making derivative works or (iv) otherwise materially limits the Company’s or the Company Subsidiaries’ right to require royalty payments for the use or restrict further distribution of such Company Intellectual Property. The Company and the Company Subsidiaries are in compliance in all material respects with all the terms and conditions of any licenses applicable to any Public Software used by the Company and the Company Subsidiaries in the operation of the business as currently conducted, except where failure to do so would not reasonably be expected to result in a material liability to the Company and the Company Subsidiaries, taken as a whole.

(i)    With respect to the software listed on Section 3.14(i) of the Company Disclosure Letter (the “Company Proprietary Software”), the portion of the Company Proprietary Software that is owned or purported to be owned by the Company constitutes Company Intellectual Property and was created, and the associated Source Code written, only by (i) individuals who, at the time they created and developed such Software, were employees of the Company or any of the Company Subsidiaries, (ii) in cases where title to the Company Proprietary Software was acquired by the Company or the Company Subsidiaries from third parties, by third parties that were contractors or consultants of the Company or the Company Subsidiaries and who assigned title to Company or the Company Subsidiaries or (iii) third parties who sold such Software to the Company or the Company Subsidiaries. The Company and the Company Subsidiaries have not disclosed, delivered or licensed to any Person, or obligated themselves to disclose, deliver or license to any Person, any confidential Source Code included in any Company Proprietary Software, other than to Persons who have executed written confidentiality obligations to the Company or the Company Subsidiaries restricting the use and disclosure of such Source Code, except where failure to do so would not be material. To the Knowledge of the Company, there has been no unauthorized use, reverse engineering, decompiling, disassembling or other unauthorized disclosure of or access to any Company Proprietary Software.

(j)    No funding, facilities or personnel of any Governmental Authority or any university, college, research institute or other educational institution was used, directly or indirectly, to create, in whole or in part, any material Intellectual Property Rights owned by the Company or any Company Subsidiary, except for any such funding or use of facilities or personnel that does not result in such Governmental Authority or institution obtaining any ownership of such Intellectual Property Rights.

(k)    To the Knowledge of the Company, the IT Assets operate and perform in all material respects sufficient to permit the operation of the Company’s business as currently conducted. To the Knowledge of the Company, since January 1, 2019, except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, (i) there has been no actual or threatened security breach or unauthorized access to or use of any of the IT Assets, (ii) the Company has used security measures designed to protect the IT Assets from any viruses, worms, trojan horses, bugs or faults, breakdowns, contaminants or continued substandard performance that would be expected to cause any disruption or interruption in or to the use of any such IT Assets or to the business of the Company, and (iii) the IT Assets contain no such viruses, bugs or faults. The Company and the Company Subsidiaries have implemented backup, security and disaster recovery technology as determined by the Company and the Company Subsidiaries in its and their reasonable business judgment.

(l)    Since January 1, 2019, except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, the Processing of any Personal Data by the Company and the Company Subsidiaries has not violated, and does not violate, any applicable Privacy and Data Security Requirements. Except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, there is no Legal Proceeding pending, asserted in writing or threatened in writing against the Company or any of the Company Subsidiaries alleging a violation of any Privacy and Data Security Requirement or any Person’s right of privacy or publicity, and, to the Knowledge of the Company, no valid basis exists for any such Legal Proceeding. Except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, neither the Company nor its Subsidiaries has (i) received any written communications from or (ii) to the Knowledge of the Company, been the subject of any investigation by a data protection authority or any other Governmental Authority, in each of (i) and (ii), regarding the Processing of Personal Data. Except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, the execution and performance of this Agreement will not breach or otherwise cause any violation on the part of the Company or any of the Company Subsidiaries of any applicable Privacy and Data Security Requirements.

(m)    Except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, each of the Company and the Company Subsidiaries has contractually obligated all data processors that Process Personal Data for or on behalf of the Company or any of the Company Subsidiaries to contractual terms relating to the protection and use of IT Assets, or Personal Data or confidential information thereon, that obligate such data processors to comply with all applicable Privacy and Data Security Requirements and to take steps to protect and secure Personal Data from loss, theft, misuse or unauthorized use, access, modification or disclosure. To the Knowledge of the Company, there have not been any violations of such contractual obligations that would reasonably be expected to result in a material liability to the Company and the Company Subsidiaries, taken as a whole.

(n)    To the Knowledge of the Company, except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, no Person has gained unauthorized access to, engaged in unauthorized Processing, disclosure or use, or accidentally or unlawfully destroyed, lost or altered (i) any Personal Data related to the business of the Company or the Company Subsidiaries or (ii) any IT Assets that Process Personal Data related to the business of the Company or the Company Subsidiaries, its respective Personal Data processors, customers, subcontractors or vendors, or any other Persons on its behalf. Neither the Company nor the Company Subsidiaries has notified or, as of the date hereof, plans to notify, either voluntarily or as required by any Privacy and Data Security Requirements any affected individual, any third party, any Governmental Authority or the media of any breach or non-permitted use or disclosure of Personal Data of the Company or the Company Subsidiaries.

Section 3.15    Employment Matters. Neither the Company nor any Company Subsidiary is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union, works council, labor organization or similar organized employee representative (collectively, “CBAs”), nor is any such contract, agreement or understanding presently being negotiated, nor, to the Knowledge of the Company, is there, a representation campaign respecting any employees of the Company or any of the Company Subsidiaries. As of the Agreement Date, there is no pending or, to the Knowledge of the Company, threatened, labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Company or any of the Company Subsidiaries which, individually or in the aggregate, has resulted in, or would reasonably be expected to result in, a material liability to the Company. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) neither the Company nor any Company Subsidiary is engaged in any unfair labor practice and there are no unfair labor practice charges or complaints against the Company or any Company Subsidiary pending, or, to the Knowledge of the Company, threatened, before a Governmental Authority, (b) the Company and each Company Subsidiary is in compliance with all applicable Laws with respect to labor and employment, including all Laws relating to labor relations, employment and employment practices, occupational safety and health standards, terms and conditions of employment, payment of wages, classification of employees and other service providers, immigration, visa, work status, pay equity and workers’ compensation, and (c) no Legal Proceeding with respect to the Company or any of the Company Subsidiaries in relation to the employment or alleged employment of any individual is ongoing, pending or, to the Knowledge of the Company, threatened. Since January 1, 2019, the Company and the Company Subsidiaries have not received or been involved in any complaints, claims or Legal Proceeding involving any Company Employee with an annual base salary of $125,000 or more relating to sexual harassment, bullying or discrimination or alleging a workplace culture that would encourage or be conducive to the foregoing.

Section 3.16    Insurance. The Company and the Company Subsidiaries maintain insurance policies as set forth on Section 3.16 of the Company Disclosure Letter (“Insurance Policies”), which may be renewed or replaced in the ordinary course of business. To the Knowledge of the Company, all such Insurance Policies or their replacements are in full force and effect with no notices of cancellation pending, and all premiums due have been paid to date. The Insurance Policies provide reasonably adequate coverage against all risks customarily insured against by companies in similar lines of business as the Company and the Company Subsidiaries, except where the failure to have and maintain such coverage would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.17    Material Contracts.

(a)    Except for this Agreement or as set forth in Section 3.17 of the Company Disclosure Letter, none of the Company or any of the Company Subsidiaries is a party to or bound by (each a “Company Material Contract”):

(i)    any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K promulgated by the SEC, other than those agreements and arrangements described in Item 601(b)(10)(iii);

(ii)    any Contract with a related person (as defined in Item 404 of Regulation S-K of the Securities Act) that would be required to be disclosed in the Company SEC Reports but has not been disclosed;

(iii)    any Contract that relates to the formation, creation, governance, economics or control of any material joint venture, partnership or other similar arrangement;

(iv)    any Contract for the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise), in each case (a) entered into since January 1, 2019 and involving amounts in excess of $10,000,000 or (b) pursuant to which the Company or any Company Subsidiary has material continuing obligations;

(v)    any Contract relating to the borrowing or lending of Indebtedness in a principal amount in excess of $2,000,000, except for agreements relating to trade receivables or payables, loans to or from the Company Subsidiaries in the ordinary course of business and extensions of credit to customers or from vendors in the ordinary course of business;

(vi)    any Contract (excluding purchase orders) that is one of the top 10 Contracts with a customer or strategic partner, measured by aggregate payments received by the Company or the Company Subsidiaries during the fiscal year ended December 31, 2020;

(vii)    any Contract (excluding purchase orders) that (A) is one of the top 10 Contracts for the purchase of materials, supplies, goods, services, equipment or other assets, measured by aggregate payments made by the Company or the Company Subsidiaries during the fiscal year ended December 31, 2020 or (B) relates to the purchase of materials, supplies, goods, services, equipment or other assets relating to the Company’s Verigene platform (provided, clause (B) shall only include Contracts that are material, individually or in the aggregate, to the Company’s Verigene platform);

(viii)    any Contract that is with a Governmental Authority involving aggregate payments made or received by the Company and the Company Subsidiaries in excess of $1,000,000 during the fiscal year ended December 31, 2020;

(ix)    any Contract that contains (A) any covenant that purports to materially limit or otherwise materially restrict the ability of the Company or the Company Subsidiaries to compete in any business or geographic area, (B) a “most favored nation” clause or other term providing preferential pricing or treatment to a third party or (C) a right of first refusal or right of first offer or similar right that limits the ability of the Company or any of the Company Subsidiaries to sell, transfer, pledge or otherwise dispose of assets or any business;

(x)    any Contract that contains a license to any material Intellectual Property Rights, except for shrink wrap or click wrap licenses for off the shelf computer software; or

(xi)    any Contract relating to the settlement of any Legal Proceeding (A) involving amounts to be paid by the Company or any of the Company Subsidiaries in excess of $2,000,000 or (B) involving material injunctive or equitable relief or imposing restrictions on the business activities of the Company or any of the Company Subsidiaries, in each case for which there are ongoing material continuing obligations of, or restrictions on, the Company or any Company Subsidiary.

(b)    The Company has made available to Parent true and correct copies of each Company Material Contract in effect as of the Agreement Date (it being understood that, for the purposes of this sentence, any document that is publicly available in a Company SEC Report shall be deemed to have been “made available” to Parent). Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each of the Company Material Contracts is in full force and effect, and represents a valid and binding obligation of the Company or a Company Subsidiary, enforceable in accordance with its terms against the Company or the Company Subsidiary (as the case may be) and, to the Knowledge of the Company, each other party thereto, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally, and general principles of equity (regardless of whether such enforceability is considered in a proceeding in Law or equity). Neither the Company nor any Company Subsidiary is in breach of or default (or, to the Knowledge of the Company, has received notice of an alleged breach or default) under any Company Material Contract, nor, to the Company’s Knowledge, is any other party to such Company Material Contract, excluding, however, any breaches or defaults that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.18    Real Property.

(a)    Section 3.18(a) of the Company Disclosure Letter sets forth a true and correct description of all of the real property owned in fee simple by the Company or a Company Subsidiary as of the Agreement Date (the “Owned Real Property”) and the name of the fee owner with respect thereto. Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company or a Company Subsidiary has good and marketable fee simple title to the Owned Real Property, free and clear of all Liens other than Permitted Liens and (ii) the Company or a Company Subsidiary has sufficient rights of ingress and egress to the Owned Real Property in all material respects.

(b)    Section 3.18(b) of the Company Disclosure Letter sets forth a true and correct list of all properties leased, subleased, licensed or occupied by the Company or a Company Subsidiary as of the Agreement Date (collectively, the “Leased Real Property”) and the Real Property Leases in connection therewith. Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company or a Company Subsidiary has a valid leasehold interest in all of the Leased Real Property, free and clear of all Liens (except for Permitted Liens), (ii) each Real Property Lease is valid and binding on the Company or a Company Subsidiary and, to the Company’s Knowledge, each counterparty thereto, and is full force and effect, (iii) neither the Company nor any Company Subsidiary is in breach of or default under any Real Property Lease, nor, to the Company’s Knowledge, is any other party to such Real Property Lease, and (iv) neither the Company nor any Company Subsidiary has received any written notice from the counterparty under any Real Property Lease that such counterparty intends to terminate such Real Property Lease. The Company has delivered or made available to Parent complete and accurate copies of all Real Property Leases.

(c)    Except as set forth in Section 3.18 of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has leased, subleased, licensed, transferred or mortgaged any portion of any Owned Real Property or Leased Real Property to any Person.

(d)    Neither the Company nor any Company Subsidiary has received any written notice of existing, pending or threatened (i) condemnation proceedings affecting the Owned Real Property or Leased Real Property, or (ii) zoning, building code or other moratorium proceedings, or similar matters which would reasonably be expected to materially and adversely affect the ability to use and operate the Owned Real Property or Leased Real Property as currently used and operated.

Section 3.19    Inapplicability of Anti-takeover Statutes. Assuming the accuracy of the representations and warranties of Merger Subsidiary and Parent in Section 4.4, there is no takeover or anti-takeover statute or similar Law, including Section 203 of the DGCL, applicable to this Agreement and the Transactions that requires additional action by the Company Board in order for any such anti-takeover statute to be inapplicable to this Agreement and the Transactions.

Section 3.20    Environmental Matters. Except for matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect: (i) the Company, the Company Subsidiaries and their respective products are and, since January 1, 2019, have been in compliance with any Environmental Law; (ii) the Company and the Company Subsidiaries possess all Permits required under Environmental Law (“Environmental Permits”) and are and, since January 1, 2019, have been in compliance with such Environmental Permits; (iii) there are no Environmental Claims pending or, to the Knowledge of the Company, threatened against the Company or any of the Company Subsidiaries; (iv) there have been no Releases by the Company or any Company Subsidiary or, to the Knowledge of the Company, any third party of or exposure to any Hazardous Substances that would reasonably be expected to require remedial activities by or form the basis of any Environmental Claim against the Company or any of the Company Subsidiaries; and (v) none of the Company or the Company Subsidiaries has retained or assumed any liabilities or obligations by contract that would reasonably be expected to form the basis of any Environmental Claim against the Company or any of the Company Subsidiaries.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBSIDIARY

Each of Merger Subsidiary and Parent represents and warrants to the Company as follows:

Section 4.1    Organization. Each of Parent and Merger Subsidiary is a corporation, limited liability company, limited partnership or other legal entity duly organized, validly existing and, where applicable in good standing under the Laws of the jurisdiction of its organization (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so organized, existing, or in good standing would not reasonably be expected to have a material adverse effect on the ability of Merger Subsidiary or Parent to consummate the Transactions. Each of Parent and Merger Subsidiary has all requisite corporate or similar power and authority to enable it to own, operate and lease its properties and to carry on its business as now conducted. Parent has delivered or made available to the Company complete and correct copies of the certificate of incorporation, bylaws or other constituent documents, as amended to the Agreement Date, of Merger Subsidiary and Parent.

Section 4.2    Authorization; No Conflict.

(a)    The execution, delivery and performance by each of Parent and Merger Subsidiary of this Agreement and the consummation by each of Parent and Merger Subsidiary of the Transactions (including the Financing) are within the corporate or similar powers of Parent and Merger Subsidiary, as applicable, and, subject to the completion of the actions contemplated by Section 5.17, have been duly authorized by all necessary corporate or similar action on the part of each of Parent and Merger Subsidiary. Each of Parent and Merger Subsidiary has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by the Company, this Agreement constitutes a legal, valid and binding agreement of each of Parent and Merger Subsidiary enforceable against each of Parent and Merger Subsidiary in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(b)    The execution, delivery and performance by Merger Subsidiary and Parent of this Agreement and the consummation by Merger Subsidiary and Parent of the Transactions (including the Financing) require no action by or in respect of or filing with any Governmental Authority, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act and Foreign Antitrust Laws, (iii) compliance with any applicable requirements of the Securities Act and the Exchange Act, (iv) compliance with any applicable rules of Nasdaq, (v) compliance with Section 721, (vi) compliance with the matters set forth on Section 3.3(c) of the Company Disclosure Letter and (vii) any additional actions or filings, except those that the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent’s or Merger Subsidiary’s ability to consummate the Merger and the Transactions.

(c)    The execution, delivery and performance by Merger Subsidiary and Parent of this Agreement and the consummation of the Transactions (including the Financing) do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation, bylaws or other constituent documents of Merger Subsidiary and Parent, (ii) assuming compliance with the matters referred to in Section 4.2(b), contravene, conflict with or result in a violation or breach of any provision of any applicable Law or Order, (iii) assuming compliance with the matters referred to in Section 4.2(b), require any consent or other action by any Person under, result in any breach of, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or the loss of any benefit to which Parent or Merger Subsidiary is entitled under, any Contract, or (iv) result in the creation or imposition of any Lien on any asset of Parent or Merger Subsidiary, with only such exceptions, in the case of each of clauses (ii) through (iv), as would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on Parent’s or Merger Subsidiary’s ability to consummate the Merger and the Transactions (including the Financing).

Section 4.3    No Legal Proceedings Challenging the Merger. There are no Legal Proceedings pending or, to the Knowledge of Parent, threatened, to which Parent or any Subsidiary of Parent is a party that, individually or in the aggregate has had or would reasonably be expected to have a material adverse effect on Parent’s ability to consummate the Merger and the Transactions. As of the Agreement Date, (a) there is no Legal Proceeding pending against Merger Subsidiary or Parent challenging the Merger; and (b) to the Knowledge of Parent, no Legal Proceeding has been threatened against Merger Subsidiary or Parent challenging the Merger.

Section 4.4    Ownership of Company Common Stock. Other than as a result of this Agreement, none of Parent or any of its Subsidiaries beneficially own (as such term is used in Rule 13d-3 promulgated under the Exchange Act) or owns (as such term is used in Section 203 of the DGCL) any shares of Company Common Stock or any options, warrants or other rights to acquire Company Common Stock or other securities of, or any other economic interest (through derivatives, securities or otherwise) in the Company. None of Merger Subsidiary or Parent or any of their “affiliates” or “associates” are, or at any time during the last three (3) years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL. Prior to the Agreement Date, neither Parent nor Merger Subsidiary has taken, or authorized or permitted any Representatives of Parent or Merger Subsidiary to take, any action that would reasonably be expected to cause, Parent, Merger Subsidiary or any of their “affiliates” or “associates” to be deemed an “interested stockholder” as defined in Section 203 of the DGCL.

Section 4.5    Broker’s or Finder’s Fees. Except for Morgan Stanley & Co. International plc and its Affiliates (whose fees and commissions will be paid by Parent or its Subsidiaries), no agent, broker, Person or firm acting on behalf of Parent or any of its Subsidiaries or under Parent’s or any of its Subsidiaries’ authority is or will be entitled to any advisory or broker’s or finder’s or other similar fee or commission from any of the parties hereto in connection with any of the Transactions.

Section 4.6    Activities of Merger Subsidiary. Merger Subsidiary was formed solely for the purpose of engaging in the Transactions. Merger Subsidiary has not and will not prior to the Effective Time engage in any activities other than those contemplated by this Agreement and has, and will have as of immediately prior to the Effective Time, no liabilities other than those incident to its formation and pursuant to the Transactions.

Section 4.7    Disclosure Documents. The information supplied or to be supplied by or on behalf of Parent, Merger Subsidiary or any other Subsidiary of Parent for inclusion or incorporation by reference in the Proxy Statement will, when the Proxy Statement, or any amendment or supplement thereto, is first sent or given to the Company’s stockholders and at the time of the Company Stockholder Approval, comply in all material respects with the applicable requirements of the Exchange Act. None of the information supplied or to be supplied by or on behalf of Merger Subsidiary, Parent or any of its other Subsidiaries expressly for inclusion or incorporation by reference in the Proxy Statement will, at the time such Proxy Statement, or any amendment or supplement thereto, is first sent or given to the Company’s stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The representations and warranties contained in this Section 4.7 shall not apply to statements or omissions included or incorporated by reference in the Proxy Statement based upon information supplied by the Company or any of its Representatives specifically for use or incorporation by reference therein.

Section 4.8    Solvency. None of Parent or Merger Subsidiary is entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company or any of the Company Subsidiaries. Each of Parent and Merger Subsidiary is Solvent as of the Agreement Date, and Parent and its Subsidiaries (on a consolidated basis) will, after giving effect to the Transactions, payment of the Merger Consideration, and payment of all other amounts required to be paid in connection with the consummation of the Merger or any other transaction contemplated by this Agreement and the payment of all related fees and expenses, and assuming the representations and warranties in Article III are true and correct in all material respects, be Solvent at and after the Closing. As used in this Section 4.8, the term “Solvent” shall mean, with respect to any Person and with respect to a particular date, that on such date, (a) the sum of the assets, at a fair valuation, of such Person and its Subsidiaries (on a consolidated basis) will exceed their debts, (b) such Person and its Subsidiaries (on a consolidated basis) has not incurred and does not intend to incur, and does not believe that it will incur, debts beyond its ability to pay such debts as such debts mature, and (c) such Person and its Subsidiaries (on a consolidated basis) will have, sufficient capital and liquidity with which to conduct its business. For purposes of this Section 4.8, “debt” means any liability on a claim, and “claim” means any (i) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, and (ii) any right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

Section 4.9    Certain Arrangements. There are no Contracts or commitments to enter into Contracts (a) between Parent, Merger Subsidiary or any of their Affiliates, on the one hand, and any director, officer or employee of the Company or any of the Company Subsidiaries, on the other hand, that relate in any way to the Company, the Company Subsidiaries or any of their respective businesses or the Transactions or (b) pursuant to which any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any stockholder of the Company agrees to vote to approve this Agreement or the Merger or agrees to vote against any Superior Proposal.

Section 4.10    Financing.

(a)    Parent has delivered to the Company (i) a correct and complete executed copy of the Senior Facilities Agreement, dated as of April 11, 2021 (the “Senior Facilities Agreement”), among Parent, DiaSorin Inc., a wholly owned Subsidiary of Parent (“Borrower”), the bookrunners and mandated lead arrangers party thereto, the lenders party thereto and Mediobanca – Banca di Credito Finanziario S.p.A, as agent (the “Agent”), (ii) a correct and complete executed copy of the Project Light – CP Status Letter dated as of April 11, 2021 from the Agent to the Borrower in respect of the Senior Facilities Agreement (the “CP Status Letter”), and (iii) correct and complete fully executed copies of the fee letters (the “Fee Letters”) referenced therein (together with the Senior Facilities Agreement and the CP Status Letter, the “Financing Documents”) (it being understood that the Senior Facilities Agreement and Fee Letters have been redacted to remove the fee amounts and other economic terms that could not reasonably be expected to adversely affect the conditionality, enforceability, termination or aggregate principal amount of the Financing). Pursuant to, and subject to the terms and conditions of, the Senior Facilities Agreement, the lenders thereunder have agreed to lend the amounts set forth therein (the provision of such funds as set forth therein, the “Financing”) for the purposes set forth in such Senior Facilities Agreement. The Financing Documents have not been amended, restated or otherwise modified or waived prior to the execution and delivery of this Agreement.

(b)    As of the execution and delivery of this Agreement, the Financing Documents are in full force and effect and constitute the legal, valid and binding obligations of each of Parent and Borrower, as applicable, and, to the Knowledge of Parent, the other parties thereto, enforceable in accordance with their terms against Parent and Borrower, as applicable, and, to the Knowledge of Parent, each of the other parties thereto, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

(c)    There are no conditions precedent related to the funding of the full amount of the Financing, other than as expressly set forth in the Senior Facilities Agreement, as modified by the CP Status Letter. Subject to the terms and conditions of the Senior Facilities Agreement, and assuming the accuracy of the Capitalization Representations, the net proceeds contemplated from the Financing, together with other financial resources available to Parent and its Subsidiaries, will, in the aggregate, be sufficient for the payment of the Merger Consideration, any other amounts required to be paid pursuant to Article I and any other fees and expenses reasonably expected to be incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby.

(d)    As of the execution and delivery of this Agreement, (i) no event has occurred which would constitute a breach or default (or an event which with notice or lapse of time or both would constitute a default) or result in a failure to satisfy a condition precedent under the Financing Documents, in each case, on the part of Parent, Borrower or, to the Knowledge of Parent, any other applicable party to the Financing Documents and (ii) to the Knowledge of Parent, all of the conditions to the funding of the full amount of the Financing are capable of being satisfied such that the Financing or any other funds necessary for the satisfaction of all of Parent’s and its Subsidiaries’ obligations under this Agreement will be available to Parent on the Closing Date, in each of clauses (i) and (ii), assuming the satisfaction or waiver of the conditions to Closing set forth in Article VI in accordance with the terms of this Agreement. Parent has fully paid or caused to be paid all fees to the extent required to be paid on or prior to the date of this Agreement in connection with the Financing. As of the date of this Agreement, there are no side letters or other Contracts related to the funding of the Financing.

Section 4.11    No Other Company Representations or Warranties. Except as and only to the extent expressly set forth in the representations and warranties made by the Company and contained in Article III, Merger Subsidiary and Parent hereby acknowledge and agree that: (a) neither the Company nor any Company Subsidiaries, or any of their respective Affiliates or Representatives or any other Person, has made or is making any other express or implied representation or warranty with respect to the Company or Company Subsidiaries or their respective business or operations, including with respect to any information provided or made available to the Merger Subsidiary, Parent or any of their respective Affiliates or Representatives or any other Person; and (b) except in the case of Fraud, neither the Company nor any Company Subsidiaries, or any of their respective Affiliates or Representatives or any other Person will have or be subject to any liability or indemnification obligation or other obligation of any kind or nature to Merger Subsidiary, Parent or any of their respective Affiliates or Representatives or any other Person, resulting from the delivery, dissemination or any other distribution to Merger Subsidiary, Parent or any of their respective Affiliates or Representatives or any other Person, or the use by Merger Subsidiary, Parent or any of their respective Affiliates or Representatives or any other Person, of any such information provided or made available to any of them by the Company or any Company Subsidiaries, or any of their respective Affiliates or Representatives or any other Person, including any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to Merger Subsidiary, Parent or any of their respective Affiliates or Representatives or any other Person, in “data rooms,” confidential information memoranda or management presentations in anticipation or contemplation of the Merger or any of the Transactions.

ARTICLE V

COVENANTS

Section 5.1    Access and Investigation. Subject to the Confidentiality Agreement, during the period commencing on the Agreement Date and ending on the earlier of (a) the Effective Time and (b) the termination of this Agreement pursuant to Section 7.1 (such period being referred to herein as the “Interim Period”), the Company shall, and shall cause the Company Subsidiaries and its and their respective Representatives to, upon reasonable advance notice to the Company from Parent: (i) provide Parent and Parent’s Representatives (including the Financing Parties) with reasonable access during normal business hours to the Company’s and the Company Subsidiaries’ books, records, Tax Returns, material operating and financial reports, work papers, assets, officers, personnel, offices and other facilities, Contracts and other documents and information relating to the Company and the Company Subsidiaries and (ii) provide Parent and Parent’s Representatives (including the Financing Parties) with such copies of the books, records, Tax Returns, work papers, Contracts and other documents and information relating to the Company and the Company Subsidiaries, and with such additional financial, operating and other data and information regarding the Company and the Company Subsidiaries, as Parent or the Financing Parties may reasonably request. During such period described in the immediately preceding sentence, subject to applicable Law, the Company shall direct its Representatives, officers and personnel to reasonably cooperate with Parent and Parent’s Representatives with respect to the foregoing, including for the purposes of facilitating transition and integration planning. Information obtained by Merger Subsidiary or Parent pursuant to this

Section 5.1 will constitute “Evaluation Material” under the Confidentiality Agreement and will be subject to the provisions of the Confidentiality Agreement. Nothing in this Section 5.1 will require the Company to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would: (A) result in a violation of applicable Law or (B) result in the loss of a legal protection afforded by the attorney-client privilege or the attorney work product doctrine; provided, that, in any such case, the Company shall use its commercially reasonable efforts to provide such access or information in a manner that would not result in any such violation or loss of legal protection. Notwithstanding anything to the contrary in this Section 5.1, the Company may satisfy its obligations set forth above by electronic means if physical access would not be permitted or reasonably practical in light of any COVID-19 Measures.

Section 5.2    Operation of the Company’s Business.

(a)    Except (i) as expressly contemplated, required or expressly permitted by this Agreement, (ii) as required by applicable Law, (iii) as set forth in Section 5.2(a) or Section 5.2(b) of the Company Disclosure Letter, (iv) as consented to in writing by Parent (which consent will not be unreasonably withheld, conditioned or delayed) or (v) for any actions taken reasonably and in good faith in response to any COVID-19 Measure or COVID-19, during the Interim Period, the Company shall and shall cause the Company Subsidiaries to: (A) ensure that it conducts its and their respective businesses in the ordinary course consistent with past practice in all material respects; (B) use commercially reasonable efforts to preserve intact its and their respective current business organizations, keep available the services of its and their respective current officers and employees and maintain its and their respective relations and goodwill with material customers, suppliers, landlords, Governmental Authorities and other Persons having material business relationships with the Company or the Company Subsidiaries; and (C) keep in full force and effect all appropriate insurance policies covering all material assets of the Company.

(b)    Except (w) as expressly contemplated, required or expressly permitted by this Agreement, (x) as required by applicable Law, (y) as set forth in Section 5.2(b) of the Company Disclosure Letter or (z) as consented to in writing by Parent (which consent will not be unreasonably withheld, conditioned or delayed), during the Interim Period, the Company shall not and shall cause the Company Subsidiaries not to:

(i)    except as permitted by clauses (y) or (z) of Section 5.2(b)(ii), declare, accrue, set aside or pay any dividend, make or pay any dividend or other distribution (whether in cash, stock, property or otherwise) in respect of any shares of capital stock or any other Company or Company Subsidiary securities (other than (x) dividends or distributions paid in cash from a direct or indirect wholly owned Company Subsidiary to the Company or another direct or indirect wholly owned Company Subsidiary or (y) dividends paid by the Company to holders of shares of Company Common Stock, not in excess of $0.10 per share per fiscal quarter, in each case consistent in all material respects with past practice, including with respect to the timing of the declaration, record date and payment thereof); adjust, split, combine or reclassify any capital stock or otherwise amend the terms of any Company or Company Subsidiary securities; or acquire, redeem or otherwise reacquire or offer to acquire, redeem or otherwise reacquire any shares of capital stock or other securities, other than (1) pursuant to the Company’s right to acquire Company Restricted Shares held by a Company Employee upon termination of such Company Employee’s employment and (2) the withholding or retirement of shares of Company Common Stock to satisfy Tax obligations with respect to Company Equity Awards outstanding on the Agreement Date, and (3) the acquisition by the Company of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Options outstanding on the Agreement Date in order to pay the exercise price thereof;

(ii)    sell, issue, grant or authorize the sale, issuance, or grant of any Equity Interests, except that (x) the Company may issue shares of Company Common Stock pursuant to the exercise or settlement of Company Equity Awards under the Stock Plans outstanding on the Agreement Date in accordance with the terms of such Company Equity Awards; (y) the Company may issue shares of Company Common Stock in connection with the conversion of the Convertible Notes to the extent expressly required by the terms of the Indenture in effect as of the Agreement Date; and (z) the Company may issue shares of Company Common Stock to the extent expressly required by the terms of the agreements governing the Convertible Note Warrants;

(iii)    except as otherwise contemplated by Section 1.5, amend or otherwise modify any of the terms of any outstanding Company Equity Awards;

(iv)    amend or permit the adoption of any amendment to the Company Charter Documents or the certificate of incorporation and bylaws (or other similar organizational documents) of any of the Company Subsidiaries;

(v)    (A) acquire, by means of a merger, consolidation, recapitalization or otherwise, (1) any Equity Interest of any other Person or (2) any assets (other than (x) purchases pursuant to commitments under Contracts of the Company or any Company Subsidiary as in effect on the date of this Agreement, (y) acquisitions of raw materials or supplies in the ordinary course of business or (z) acquisitions of assets having a purchase price not exceeding $1,000,000 in the aggregate for all such acquisitions), (B) otherwise effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction or (C) propose or adopt a plan of complete or partial liquidation, dissolution restructuring or other reorganization of the Company or any Company Subsidiary;

(vi)    make or authorize any capital expenditures, except for (A) those that are consistent with the Company’s current capital expenditure budget, made available to Parent on or prior to the Agreement Date or (B) unbudgeted capital expenditures in an amount not to exceed $1,000,000 (net of commitments or obligations from third parties to reimburse such expenditures) in the aggregate in any given year;

(vii)    enter into any Company Material Contract of the type set forth in clauses (ii), (iii) or (x) of the definition thereof or, other than in the ordinary course of business, amend or terminate (other than expiration in accordance with its terms), or waive any material right, remedy or default under, any Company Material Contract or Real Property Lease;

(viii)    sell, assign, transfer or otherwise dispose of, lease or license or subject to any Lien (other than Permitted Liens) any right, asset or property, except for (A) dispositions of inventory or products in the ordinary course of business or (B) rights, assets, or property having an aggregate value, taken together with the aggregate value of all other rights, assets or property sold, disposed of, leased, licensed or subjected to a Lien pursuant to this clause (B), not in excess of $5,000,000;

(ix)    sell, lease, sublease, license, sublicense, assign or otherwise grant rights under any material Company Intellectual Property (except for non-exclusive licenses granted in the ordinary course of business) or transfer, cancel, abandon or fail to renew, maintain or diligently pursue applications for or otherwise dispose of any material Company Intellectual Property;

(x)    (A) lend money to, or make any advances to, capital contributions to or investments in, any Person (other than (x) advances to customers or Company Employees in the ordinary course of business or (y) loans, advances, capital contributions or investments to or in a direct or indirect wholly owned Company Subsidiary), (B) guarantee any Indebtedness (other than in the ordinary course of business), (C) incur any Indebtedness (other than guarantees and letters of credit provided to customers in the ordinary course of business), (D) enter into any “keep well” or other agreement to maintain any financial statement condition or (E) enter into any swap or hedging transaction or other derivative agreements other than in the ordinary course of business;

(xi)    except as required pursuant to the terms of any Company Plan in effect as of the Agreement Date or applicable Law, (A) provide for any increase in compensation or benefits payable to any current or former director, officer or employee of the Company or any of the Company Subsidiaries, other than base salary increases in the ordinary course of business with respect to employees below the Vice President level; (B) grant or increase any severance, termination, retention, change in control or similar compensation or benefits of any current or former director, officer or employee of the Company or any of the Company Subsidiaries, other than (x) providing severance in the ordinary course of business consistent with past practice to Company Employees terminated other than for cause (as determined by the Company in its reasonable discretion or as defined in any applicable Company Employee Agreement(s)) and (y) providing cash bonus awards not to exceed $500,000 in the aggregate to employees below the Vice President level; (C) establish, adopt, enter into or amend in any material respect any Company Plan or any CBA, other than entry into offer letters or other employment Contracts with new hires permitted by subsection (E) hereof in the ordinary course of business consistent with past practice or in connection with the payment of severance to the extent permitted by subsection (B) hereof; (D) take any action to fund or in any other way secure the payment of compensation or benefits under any Company Employee Benefit Plan; (E) hire any employee at the level of Vice President or above; or (F) terminate the employment of any employee at the level of Vice President or above, other than for cause (as determined by the Company in its reasonable discretion or as defined in any applicable Company Employee Agreement(s));

(xii)    other than as required by changes in GAAP or SEC rules and regulations, change any of its methods of financial accounting or financial accounting practices in any material respect;

(xiii)    make any material change to any method of Tax accounting or any annual Tax accounting period, make or change any material Tax election, file any amended U.S. federal or other material Tax Return, enter into any closing agreement or settlement with respect to any material Tax claim, surrender any right to claim a refund with respect to material Taxes or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim;

(xiv)    except as with respect to Transaction Litigation, which shall be governed by Section 5.11, settle any pending or threatened Legal Proceeding against the Company or any of the Company Subsidiaries if (A) the amount to be paid by the Company or any of its Subsidiaries in any such settlement, taken together with the amounts to be paid in connection with any other settlements entered into since the Agreement Date, would be in excess of $2,000,000 or (B) such settlement would involve any material injunctive or equitable relief or impose material restrictions on the business activities of the Company or any of the Company Subsidiaries; or

(xv)    authorize any of, or commit, resolve, propose or agree in writing or otherwise to take any of, the foregoing actions.

Section 5.3    Acquisition Proposals.

(a)    No Solicitation. From the Agreement Date until the earlier of the Effective Time and the termination of this Agreement in accordance with Article VII, and except as permitted by this Section 5.3, the Company shall not, and shall cause the Company Subsidiaries and its and their respective directors and officers not to, and shall use its reasonable best efforts to cause its and their other Representatives not to, directly or indirectly:

(i)    initiate, solicit or knowingly encourage or knowingly facilitate any inquiries or the making of any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal (other than, in response to an unsolicited inquiry from any Person relating to an Acquisition Proposal, informing such Person of the provisions contained in this Section 5.3(a));

(ii)    engage in, continue or otherwise participate in any discussions (other than, in response to an unsolicited inquiry from any Person relating to an Acquisition Proposal, informing such Person of the provisions contained in this Section 5.3(a)) or negotiations regarding, or provide any non-public information or data to any Person relating to, any Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal;

(iii)    otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal; or

(iv)    except as permitted by Section 5.3(e), approve, endorse, recommend, or execute or enter into any letter of intent, agreement in principle, term sheet, memorandum of understanding, merger agreement, acquisition agreement, joint venture agreement or other similar Contract relating to an Acquisition Proposal (other than an Acceptable Confidentiality Agreement) (an “Alternative Acquisition Agreement”).

(b)    Exceptions. Notwithstanding anything to the contrary in this Agreement, at any time prior to the time the Company Stockholder Approval is obtained, the Company and its Representatives may (i) provide information in response to a request therefor by a Person who makes an unsolicited bona fide Acquisition Proposal following the Agreement Date if (x) such Acquisition Proposal did not result from a violation of Section 5.3(a), (y) prior to providing such information, the Company receives from such Person an executed confidentiality agreement on terms that, taken as a whole, are not materially less restrictive to the other party than those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement (1) need not contain a standstill provision or otherwise prohibit the making, or amendment, of an Acquisition Proposal and (2) may not contain terms that prevent the Company from complying with its obligations under this Section 5.3 (any confidentiality agreement satisfying the criteria of this clause (y) being an “Acceptable Confidentiality Agreement”)) and (z) the Company promptly (and in any event within twenty-four (24) hours thereafter) makes available to Parent (including via the Electronic Data Room) any non-public information concerning the Company or the Company Subsidiaries that the Company provides to any such Person that was not previously made available to Parent; (ii) engage or participate in any discussions or negotiations with any Person who has made such an unsolicited Acquisition Proposal; or (iii) authorize, adopt, approve, recommend or otherwise declare advisable or propose to authorize, adopt, approve, recommend or declare advisable (publicly or otherwise) such an Acquisition Proposal, if and only if, (A) prior to taking any action described in clause (i), (ii) or (iii) above, the Company Board determines in good faith (after consultation with the Company’s outside legal and financial advisors) based on the information then available that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law, (B) prior to taking any action described in clause (i) or (ii) above, the Company Board has determined in good faith (after consultation with the Company’s outside legal and financial advisors) based on information then available that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to result in a Superior Proposal and (C) in the case referred to in clause (iii) above, the Company Board determines in good faith that such Acquisition Proposal is a Superior Proposal and the Company has complied with Section 5.3(e) with respect to such Acquisition Proposal prior to taking such action.

(c)    Notice of Acquisition Proposals. The Company agrees that it will promptly (and, in any event, within twenty-four (24) hours) notify Parent (i) if any inquiries, proposals or offers with respect to an Acquisition Proposal are received by the Company, (ii) if any non-public information is requested from the Company in connection with an Acquisition Proposal and (iii) if any discussions or negotiations regarding an Acquisition Proposal are sought to be initiated or continued with the Company, any Company Subsidiary or any of its or their respective Representatives, and in each case will provide, in connection with such notice, the identity of the Person making such inquiry, proposal, offer or request and the terms and conditions of any inquiries, proposals, offers or requests (including, if applicable, unredacted copies of any written inquiries, requests, proposals or offers, including proposed agreements). Thereafter, the Company shall keep Parent reasonably informed, on a prompt basis, of the status and material terms of any such Acquisition Proposal (including any proposals, offers, counterproposals, counteroffers and amendments in connection therewith) and the status of any such discussions or negotiations and shall provide Parent with unredacted copies of all written inquiries, requests, proposals, offers, counterproposals and counteroffers, including proposed and draft agreements and other documentation, that are subsequently received or exchanged.

(d)    No Change of Recommendation or Alternative Acquisition Agreement. Subject to Section 5.3(e), the Company Board and each committee of the Company Board shall not:

(i)    (A) withhold, withdraw, qualify or modify (or publicly propose to withhold, withdraw, qualify or modify), in a manner adverse to Parent or Merger Subsidiary, the Company Board Recommendation, (B) approve, adopt or recommend (publicly or otherwise) an Acquisition Proposal, (C) fail to include the Company Board Recommendation in the Proxy Statement, or (D) fail to recommend, in a solicitation/recommendation statement on Schedule 14D-9, against any Acquisition Proposal that is a tender offer or exchange offer subject to Regulation 14D promulgated under the Exchange Act (other than any tender offer or exchange offer by Parent or Merger Subsidiary) within ten (10) Business Days after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such tender offer or exchange offer (any action described in clauses (A) through (D), a “Change of Recommendation”); or

(ii)    cause or permit the Company or any Company Subsidiary to enter into an Alternative Acquisition Agreement (other than any Acceptable Confidentiality Agreement entered into in accordance with Section 5.3(b)).

(e)    Change of Recommendation / Superior Proposal Termination. Notwithstanding anything to the contrary in this Agreement, at any time prior to the time the Company Stockholder Approval is obtained, (x) the Company Board may make a Change of Recommendation (1) if the Company receives a bona fide unsolicited Acquisition Proposal following the Agreement Date that did not result from a violation of Section 5.3(a) and the Company Board determines in good faith (after consultation with the Company’s outside legal and financial advisors) based on the information then available that such Acquisition Proposal constitutes a Superior Proposal or (2) other than in connection with an Acquisition Proposal, in response to an event, occurrence, development or state of facts or circumstances occurring after the Agreement Date that was not known by the Company Board prior to the Agreement Date, in either case of (1) or (2), only if the Company Board determines in good faith that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law and (y) if the Company Board is permitted to make a Change of Recommendation pursuant to clause (x)(1), the Company may also terminate this Agreement pursuant to Section 7.1 to enter into an Alternative Acquisition Agreement with respect to the applicable Superior Proposal; provided, however, that neither the Company Board or the Company shall take any of the foregoing actions unless:

(i)    the Company shall have provided prior written notice (a “Determination Notice”) to Parent at least five (5) Business Days in advance (the “Notice Period”) to the effect that the Company Board intends to take such action and specifying in reasonable detail the circumstances giving rise to such proposed action, including, in the case such action is proposed to be taken in connection with an Acquisition Proposal, the information specified by Section 5.3(c) with respect to such Acquisition Proposal (it being understood and agreed that the delivery of a Determination Notice shall not, in and of itself, be deemed a Change of Recommendation);

(ii)    the Company shall have, and shall have used reasonable best efforts to cause its Representatives to have, during the Notice Period negotiated with Parent and its Representatives in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement such that (A) the failure to take such action would no longer be inconsistent with the directors’ fiduciary duties under applicable Law and (B) with respect to any such action to be taken in connection with an Acquisition Proposal, such Acquisition Proposal ceases to constitute a Superior Proposal; provided, however, that in the event of any material revision to the terms of such Superior Proposal, the Company shall be required to deliver a new Determination Notice to Parent and to comply with the requirements of Section 5.3(e)(i) and this Section 5.3(e)(ii) with respect to such new Determination Notice and the revised Superior Proposal contemplated thereby (except that the Notice Period in respect of such new Determination Notice shall be the longer of (x) three Business Days and (y) the period remaining under the initial Notice Period);

(iii)    at or following the end of such Notice Period, the Company Board shall have determined in good faith (after consultation with the Company’s outside legal and financial advisors) based on the information then available that (A) failure to take such action would continue to be inconsistent with the directors’ fiduciary duties under applicable Law and (B) with respect to any such action to be taken in connection with an Acquisition Proposal, such Acquisition Proposal continues to constitute a Superior Proposal, in each case taking into account any revisions to this Agreement made or proposed in writing by Parent prior to the time of such determination pursuant to clause (iii) above; and

(iv)    in the event of a termination of this Agreement to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal, the Company shall have validly terminated this Agreement in accordance with Section 7.1 and paid the Company Termination Fee in accordance with Section 7.4.

(f)    Certain Permitted Disclosure. Nothing contained in this Section 5.3 shall be deemed to prohibit the Company or the Company Board from (i) complying with its disclosure obligations under the U.S. federal securities Laws with regard to an Acquisition Proposal, including taking and disclosing to the Company’s stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to the Company’s stockholders), or (ii) making any “stop-look-and-listen” communication to the Company’s stockholders pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communications to the Company’s stockholders); provided, however, that the Company Board shall not make or resolve to make a Change of Recommendation except in accordance with Section 5.3(e).

(g)    Existing Discussions. Upon execution and delivery of this Agreement, the Company agrees that it will, and will cause the Company Subsidiaries and direct its and their respective Representatives, to (i) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal, (ii) immediately cease providing any information to any such Person or its Representatives, (iii) promptly terminate all access granted to any such Person and its Representatives to any physical or electronic data room and (iv) promptly request that any such Person and its Representatives promptly return to the Company or destroy any non-public information concerning the Company or the Company Subsidiaries that was previously furnished or made available to such Person or any of its Representatives by or on behalf of the Company or its Representatives in accordance with the terms of the confidentiality agreement in place with such Person.

(h)    Breach By Representatives. The Company agrees that any breach of this Section 5.3 by any of its Representatives shall be deemed to be a breach of this Agreement by the Company.

Section 5.4    Proxy Filing. The Company shall prepare and file with the SEC, as promptly as reasonably practicable after the Agreement Date, a proxy statement in preliminary form relating to the Stockholders Meeting (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”) and, subject to Section 5.3, shall include the Company Board Recommendation in the Proxy Statement. Each of Parent and the Company shall provide the other with the information contemplated by Section 5.6(c) and shall otherwise reasonably assist and cooperate with the other in connection with any of the actions contemplated by this Section 5.4, including the preparation, filing and distribution of the Proxy Statement and the resolution of any comments in respect thereof received from the SEC.

Section 5.5    Stockholders Meeting. The Company will take, in accordance with applicable Law and the Company Charter Documents, all action necessary to convene a meeting of holders of the Company Common Stock (the “Stockholders Meeting”) as promptly as reasonably practicable after the execution of this Agreement to consider and vote upon the adoption of this Agreement. In connection therewith, the Company shall establish a record date for the Stockholders Meeting that is as early as is reasonably practicable, which such record date shall not be changed once established without the consent of Parent (not to be unreasonably withheld, conditioned or delayed) or as required by applicable Law. Following the distribution of the Proxy Statement pursuant to Section 5.4, the date of the Stockholders Meeting may not be changed, and the Stockholders Meeting may not otherwise be adjourned, recessed or postponed, without the consent of Parent (not to be unreasonably withheld, conditioned or delayed) or as required by applicable Law. Notwithstanding the foregoing, if, on a date that is two Business Days prior to the date the Stockholders Meeting is scheduled (the “Original Date”), (a) the Company reasonably believes it will not receive proxies sufficient to obtain the Company Stockholder Approval, whether or not a quorum is present, or (b) it is necessary to adjourn, recess or postpone the Stockholders Meeting to ensure that any required supplement or amendment to the Proxy Statement is delivered, the Company may adjourn, recess or postpone or make one or more successive postponements or adjournments of, the Stockholders Meeting, as long as the date of the Stockholders Meeting is not adjourned, recessed or postponed more than ten days from the Original Date in reliance on this sentence. Subject to Section 5.3, the Company Board shall recommend such adoption and shall take all lawful action to solicit the Company Stockholder Approval, including engaging a proxy solicitation firm for the purpose of assisting in the solicitation of proxies for the Stockholders Meeting. For the avoidance of doubt, notwithstanding any Change of Recommendation, unless this Agreement has been terminated in accordance with its terms prior to the time of the Stockholders Meeting, the Stockholders Meeting shall be convened and this Agreement shall be submitted to the Company’s stockholders for the purpose of obtaining the Company Stockholder Approval.

Section 5.6    Filings; Other Actions; Notification.

(a)    Proxy Statement. The Company shall promptly notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to Parent copies of all correspondence between the Company and/or any of its Representatives and the SEC with respect to the Proxy Statement. The Company and Parent shall each use its reasonable best efforts to promptly provide responses to the SEC with respect to all comments received in respect of the Proxy Statement by the SEC and to promptly resolve such comments with the SEC, and the Company shall cause the definitive Proxy Statement to be mailed as promptly as reasonably practicable after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement. The

Company shall ensure that the Proxy Statement complies as to form in all material respects with the provisions of the Exchange Act (and the rules and regulations promulgated thereunder). If at any time prior to the Stockholders Meeting, any fact, event or circumstance relating to the Company or Parent or any of their respective Affiliates is discovered by the Company or Parent, which such fact, event or circumstance is required, pursuant to the Exchange Act, to be set forth in an amendment or supplement to the Proxy Statement, (i) the applicable party shall promptly inform the other parties hereto and (ii) the Company shall promptly amend or supplement the Proxy Statement to include disclosure of such fact, event or circumstance. Each of Parent, Merger Subsidiary and the Company agrees to correct any information provided by it for use in the Proxy Statement which shall have become materially false or misleading.

(b)    Cooperation. Subject to the terms and conditions set forth in this Agreement, the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws, including the Antitrust Laws, to consummate and make effective the Merger as soon as practicable, including (x) preparing and filing as promptly as practicable (and in any event shall make appropriate filings pursuant to the HSR Act within ten (10) Business Days of the Agreement Date) all documentation to effect all necessary notices, reports and other filings to, and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from, any third party and/or any Governmental Authority in order to consummate the Merger and the other Transactions and (y) executing and delivering any additional instruments necessary to consummate the Merger and the other Transactions and to fully carry out the purposes of this Agreement. In furtherance of the foregoing, the Company and Parent will each request, where available, early termination of the waiting period with respect to the Merger under the HSR Act and under applicable Foreign Antitrust Laws. In furtherance of the foregoing, the Company and Parent shall submit, or cause to be submitted as promptly as practicable following the execution of this Agreement, (I) a draft of the joint notice to CFIUS (“CFIUS Notice”) contemplated under 31 C.F.R. § 800.501(g) with respect to the Merger, (II) as promptly as practicable after receiving feedback from CFIUS regarding the draft CFIUS Notice referenced in clause (I), a formal CFIUS Notice as contemplated by 31 C.F.R. § 800.501(a), and (III) as soon as possible (and in any event in accordance with applicable regulatory requirements) any other submissions that are formally requested by CFIUS to be made, or which the Company and Parent mutually agree should be made, in each case in connection with this Agreement and the Transactions. Parent shall be responsible for all filing fees payable to a Governmental Authority in connection with all filings pursuant to Antitrust Laws or the CFIUS Notice hereunder. The Company and Parent, and their respective Subsidiaries and Representatives, shall, unless prohibited by applicable Law or the applicable Governmental Authority, (i) keep one another promptly apprised of any substantive communications with a Governmental Authority concerning the Merger or any of the other Transactions; (ii) respond as promptly as practicable to all requests for additional information from a Governmental Authority under any Antitrust Law concerning the Merger or any of the other Transactions; (iii) provide each other in advance, with a reasonable opportunity for review and comment, drafts of contemplated substantive communications with any Governmental Authority concerning the Merger or any of the other Transactions; and (iv) provide each other advance notice of all meetings, conferences, or substantive discussions with a Governmental Authority concerning the Merger or any of the other Transactions, and, unless prohibited by the Governmental Authority, permit one another to attend and participate therein either directly or through counsel. Subject to applicable Laws relating to the exchange of information, and subject to reasonable confidentiality considerations, Parent and the Company shall have the right to review reasonably in advance and, to the extent practicable, each will consult with the other on and consider in good faith the views of the other in connection with, any filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with the Merger and the other Transactions. In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable. Nothing in this Agreement shall require the Company, the Company Subsidiaries, Parent or any of Parent’s Subsidiaries to take or agree to take any action with respect to its business or operations unless the effectiveness of such agreement or action is conditioned upon Closing. Notwithstanding anything in this Agreement to the contrary, Parent shall, on behalf of the parties hereto, but in consultation with the Company, (A) control and lead all communications and strategy for dealing with any Governmental Authority with respect to any consents, registrations, approvals, permits or authorizations necessary or advisable to be obtained therefrom and (B) control and lead the defense strategy for dealing with any Legal Proceeding challenging this Agreement or the consummation of the Merger or the other Transactions. In no event shall the Company or the Company Subsidiaries agree to any obligation or concession or other action relating to any consent, registration, approval, permit or authorization to be obtained from a Governmental Authority without the prior written consent of Parent.

(c)    Information. Subject to applicable Laws, the Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its respective Subsidiaries, directors, officers and stockholders and such other matters, in each case, as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parent, Merger Subsidiary, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Authority in connection with the Merger, and shall provide the other party with final copies of any filings made with a Governmental Authority.

(d)    Status. Subject to applicable Laws and the instructions of any Governmental Authority, the Company and Parent each shall keep the other apprised of the status of matters relating to completion of the Merger, including promptly furnishing the other with copies of filings, submissions, notices or other communications sent or received by Parent, Merger Subsidiary, the Company or the Company Subsidiaries, as the case may be, to or from any third party and/or any Governmental Authority with respect to the Transactions. Neither the Company nor Parent shall permit any of its officers or any other Representatives to participate in any meeting or substantive discussion with any Governmental Authority in respect of any filings, investigation or other inquiry with respect to the Transactions unless, to the extent legally permissible and reasonably practicable, (i) it consults with the other party in advance and (ii) unless prohibited by such Governmental Authority, gives the other party the opportunity to attend and participate in such meeting or substantive discussion.

(e)    Regulatory Matters. Subject to the terms and conditions set forth in this Agreement, without limiting the generality of the other undertakings pursuant to this Section 5.6, each of the Company (in the case of Section 5.6(e)(i) and Section 5.6(e)(iii) set forth below) and Parent (in all cases set forth below) agree to take or cause to be taken the following actions:

(i)    the prompt provision to each and every federal, state, local or foreign court or Governmental Authority of non-privileged information and documents requested by any Governmental Authority or to permit consummation of the Transactions;

(ii)    the prompt use of its reasonable best efforts to avoid the entry of any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Transactions, including, the defense through litigation on the merits of any claim asserted in any court, agency or other proceeding by any Person, including, any Governmental Authority, seeking to delay, restrain, prevent, enjoin or otherwise prohibit consummation of such transactions and the proffer and agreement by Parent of its willingness to sell, lease, license or otherwise dispose of, or hold separate pending such disposition, and promptly to effect the sale, lease, license, disposal and holding separate of, such assets, rights, product lines, licenses, categories of assets or businesses or other operations, or interests therein, of the Company or any of its Subsidiaries or Affiliates (and the entry into agreements with, and submission to orders of, the relevant Governmental Authority with jurisdiction over enforcement of any applicable Antitrust Laws (“Government Antitrust Entity”) giving effect thereto) if such action should be reasonably necessary or advisable to avoid, prevent, eliminate or remove the actual, anticipated or threatened (x) commencement of any proceeding in any forum or (y) issuance of any order, decree, decision, determination, judgment or Law, in each case that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Transactions by any Government Antitrust Entity (it being understood that no such action will be binding on the Company, Parent or any of their respective Affiliates unless it is contingent upon the occurrence of the Closing); and

(iii)    the prompt use of its reasonable best efforts to take, in the event that any permanent, preliminary or temporary injunction, decision, order, judgment, determination, decree or Law is entered, issued or enacted, or becomes reasonably foreseeable to be entered, issued or enacted, in any proceeding, review or inquiry of any kind that would make consummation of the Transactions in accordance with the terms of this Agreement unlawful or that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Transactions, any and all steps (including, the appeal thereof, the posting of a bond or the taking of the steps contemplated by clause (ii) of this paragraph (e)) necessary to resist, vacate, modify, reverse, suspend, prevent, eliminate, avoid or remove such actual, anticipated or threatened injunction, decision, order, judgment, determination, decree or enactment so as to permit such consummation on a schedule as close as possible to that contemplated by this Agreement;

provided that notwithstanding anything to the contrary in this Agreement, neither Parent nor any of its Subsidiaries shall be required to take, offer to take or agree to take any of the actions set forth in clauses (ii) or (iii) of this Section 5.6(e) (x) with respect to any assets, rights, product lines, licenses, categories of assets or businesses or other operations (A) of Parent or any of its Subsidiaries (excluding the Company and the Company Subsidiaries) or (B) of the Company or any of the Company Subsidiaries as specified in Section 5.6 of the Company Disclosure Letter or (y) with respect to any consents, approvals, permits, Orders or declarations required by CFIUS, if such actions would or would reasonably be expected to have, a Company Material Adverse Effect (clauses (x) or (y), a “Burdensome Condition”).

(f)    Notwithstanding anything to the contrary set forth in this Agreement, neither the Company nor any of the Company Subsidiaries will be required to agree to the payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments) or the provision of additional security (including a guaranty), in connection with the Merger, including in connection with obtaining any consent pursuant to any Company Material Contract, in each case unless such payment, consideration or security is contingent upon the occurrence of the Closing.

Section 5.7    Stock Exchange De-listing. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of Nasdaq to enable the delisting by the Surviving Corporation of the Company Common Stock from Nasdaq and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

Section 5.8    Public Announcements. The initial press release regarding this Agreement shall be a joint press release. Thereafter, the Company and Parent each shall consult with the other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the Transactions, and to the extent practicable shall give each other a reasonable opportunity to review and comment on any such press release or announcement, except in all cases (A) as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Authority or (B) with respect to any communications by the Company regarding an Acquisition Proposal or from and after a Change of Recommendation effected in accordance with Section 5.3, or by Parent in response thereto.

Section 5.9    Indenture; Convertible Note Hedge Options and Warrants.

(a)    The Company shall timely provide or cause to be provided, in accordance with the provisions of the Company’s indenture, dated as of May 13, 2020 (the “Indenture”) relating to the Company’s 3.00% Convertible Senior Notes Due 2025 (the “Convertible Notes”), to the trustee under the Indenture any notices, announcements, certificates or legal opinions required by the applicable Indenture to be provided in connection with the Merger prior to the Effective Time. Parent and its counsel shall be given a reasonable opportunity to review and comment on any such notice, announcement, certificate or legal opinion, in each case before such document is provided to such trustee, and the Company shall give reasonable and good faith consideration to any comments made by Parent and its counsel.

(b)    Prior to the Effective Time, the Company will, at Parent’s request, use commercially reasonable efforts to cooperate with Parent so that the Convertible Note Hedge Options and the Convertible Note Warrants are terminated at or as promptly as practicable following the Effective Time. At Parent’s request, the Company will, and will cause its Representatives to, cooperate with Parent in connection with any discussions, negotiations or agreements with the counterparties to the Convertible Note Hedge Options and the Convertible Note Warrants with respect to any determination, adjustment, cancellation, termination, exercise, settlement or computation in connection with the Convertible Note Hedge Options or the Convertible Note Warrants, including with respect to any cash amounts or shares of Company Common Stock that may be receivable, issuable, deliverable or payable by the Company pursuant to the Convertible Note Hedge Options and the Convertible Note Warrants; provided that the Company shall not be required to enter into any agreements unless such agreements are subject to the occurrence of the Effective Time. The Company will not, and will cause its Representatives not to, without Parent’s prior written consent, (x) make any amendments, modifications or other changes to the terms of, or agree to any adjustment under or amounts due upon termination, cancellation or settlement of, the Convertible Note Hedge Options or the Convertible Note Warrants, (y) exercise any right it may have to terminate, or cause the early settlement, exercise or cancellation of, any of the Convertible Note Hedge Options or the Convertible Note Warrants or (z) other than as described in this Section 5.9(b), enter into any discussions, negotiations or agreements with the counterparties to Convertible Note Hedge Options and the Convertible Note Warrants with respect to any of the foregoing. The Company will take all such other actions as may be required in accordance with the terms of the Convertible Note Hedge Options and the Convertible Note Warrants, including providing any notices or other documentation required to be provided in connection with the Merger prior to the Effective Time. Parent and its counsel shall be given a reasonable opportunity to review and comment on any such notice or documentation, in each case before such document is provided to the applicable counterparty, and the Company shall give reasonable and good faith consideration to any comments made by Parent and its counsel.

Section 5.10    Directors and Officers Exculpation, Indemnification and Insurance.

(a)    Existing Agreements and Protections. The Surviving Corporation, its Subsidiaries and Parent shall honor and fulfill in all respects the indemnification, exculpation, and advancement obligations of the Company and the Company Subsidiaries and any of their respective current or former directors and officers and any person who becomes a director or officer of the Company or any of the Company Subsidiaries prior to the Effective Time (the “Indemnified Persons”) for acts or omissions occurring at or prior to the Effective Time, in each case as provided in the Company Charter Documents, the certificate of incorporation and bylaws (or other similar organizational documents) of the Company Subsidiaries and any indemnification agreement between any Indemnified Person and the Company or any Company Subsidiary (in each case, as in effect on the Agreement Date and, in the case of any indemnification agreement, as set forth in Section 5.10(a) of the Company Disclosure Letter and of which the Company has made available to Parent a true and correct copy). In addition, commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) cause the certificate of incorporation and bylaws (and other similar organizational documents) of the Surviving Corporation and its Company Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses with respect to acts or omissions prior to the Effective Time that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the Company Charter Documents and the certificate of incorporation and bylaws (or other similar organizational documents) of the Company Subsidiaries as of the Agreement Date, as applicable, and such provisions shall not be repealed, amended or otherwise modified (whether by operation of Law or otherwise) in any manner except as required by applicable Law.

(b)    Indemnification. Without limiting the generality of the provisions of Section 5.10(a), during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) indemnify and hold harmless each Indemnified Person from and against any costs, fees and expenses (including, to the extent applicable, a duty to advance reasonable attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, proceeding, investigation or inquiry, whether civil, criminal, administrative or investigative, to the extent such claim, proceeding, investigation or inquiry arises directly or indirectly out of or pertains directly or indirectly to (i) any action or omission or alleged action or omission in such Indemnified Person’s capacity as a director, officer, employee or agent of the Company or any of the Company Subsidiaries or other Affiliates that occurred prior to or at the Effective Time or (ii) any of the Transactions; provided, however, that if, at any time prior to the sixth (6th) anniversary of the Effective Time, any Indemnified Person delivers to Parent a written notice asserting a claim for indemnification or advancement under this Section 5.10(b), then the claim asserted in such notice shall survive the sixth (6th) anniversary of the Effective Time until such time as such claim is fully and finally resolved. In the event of any such claim, the Surviving Corporation shall pay all and/or advance reasonable fees and expenses of any counsel retained by an Indemnified Person promptly after statements therefor are received. No Indemnified Person shall be liable for any settlement effected without his or her prior express written consent.

(c)    Insurance. Prior to the Effective Time, notwithstanding anything to the contrary set forth in this Agreement, the Company shall purchase a six-year “tail” prepaid policy on the Company’s current directors’ and officers’ liability insurance (“D&O Insurance”); provided, that the Company shall not be permitted to expend, on such “tail” policy, an annual premium amount in excess of three hundred percent (300%) of the annual premium currently paid by the Company for the D&O Insurance; provided, further, that, if the amount necessary to procure such “tail” policy exceeds such maximum amount, the Company shall procure as much coverage as may be obtained for such maximum amount. The Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder.

(d)    Successors and Assigns. If the Surviving Corporation (or Parent) or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations of the Surviving Corporation (or Parent) set forth in this Section 5.10.

(e)    No Impairment; Third Party Beneficiaries. The obligations set forth in this Section 5.10 shall not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other person who is a beneficiary under the D&O Insurance or the “tail” policy referred to in Section 5.10(c) (and their heirs and representatives)) without the prior written consent of such affected Indemnified Person or other person who is a beneficiary under the D&O Insurance or the “tail” policy referred to in Section 5.10(c) (and their heirs and representatives). Each of the Indemnified Persons or other persons who are beneficiaries under the D&O Insurance or the “tail” policy referred to in Section 5.10(c) (and their heirs and representatives) are intended to be third party beneficiaries of this Section 5.10, with full rights of enforcement as if a party thereto. The rights of the Indemnified Persons (and other persons who are beneficiaries under the D&O Insurance or the “tail” policy referred to in Section 5.10(c) (and their heirs and representatives)) under this Section 5.10 shall be in addition to, and not in substitution for, any other rights that such persons may have under the certificate of incorporation, bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by the Company or any of the Company Subsidiaries, or applicable Law (whether at law or in equity).

(f)    Joint and Several Obligations. The obligations and liability of the Surviving Corporation, Parent and their respective Subsidiaries under this Section 5.10 shall be joint and several.

(g)    Preservation of Other Rights. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of the Company Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 5.10 is not prior to or in substitution for any such claims under such policies.

Section 5.11    Transaction Litigation. Prior to the earlier of the Effective Time or the date of termination of this Agreement pursuant to Section 7.1, the Company shall promptly notify Parent of all Legal Proceedings commenced or, to the Knowledge of the Company, threatened against the Company or any of the Company Subsidiaries or any of their respective directors or officers, in each case in connection with, arising from or otherwise relating to the Merger or any of the other Transactions (“Transaction Litigation”) (including by providing copies of all pleadings with respect thereto) and thereafter keep Parent reasonably informed with respect to the status thereof. The Company shall (a) give Parent reasonable opportunity (at Parent’s sole expense and subject to a customary joint defense agreement) to participate in the defense, settlement or prosecution of any Transaction Litigation; and (b) consult with Parent with respect to the defense, settlement and prosecution of any Transaction Litigation. Further, the Company may not compromise, settle or come to an arrangement regarding, or propose or agree to compromise, settle or come to an arrangement regarding, any Transaction Litigation unless Parent has consented thereto in writing (which consent will not be unreasonably withheld, conditioned or delayed). For the avoidance of doubt, Parent’s right to “participate” in the defense and prosecution of any Transaction Litigation shall not afford Parent any decision-making power over such Transaction Litigation except for the settlement or compromise consent set forth above.

Section 5.12    Rule 16b-3. Merger Subsidiary, Parent and the Company shall take all such steps as may be required to cause the Transactions, and any other dispositions of equity securities (including derivative securities) of the Company or acquisitions of equity securities of Parent resulting from the Transactions by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.13    Employee Matters.

(a)    For purposes of this Section 5.13, (i) the term “Covered Employees” means employees who are employed by the Company or any Company Subsidiary as of immediately prior to the Effective Time; and (ii) the term “Continuation Period” means the period beginning at the Effective Time and ending on the first anniversary of the Effective Time.

(b)    During the Continuation Period, Parent shall, or shall cause the Surviving Corporation or any Company Subsidiary to, provide to each Covered Employee for so long as such Covered Employee remains employed by Parent, the Surviving Corporation or any Company Subsidiary during the Continuation Period, (i) compensation (such term to include salary, annual cash bonus opportunities, commissions and severance) that are, in the aggregate, no less favorable than the compensation (excluding any equity or equity-based compensation, retention, change of control, transaction or similar bonuses, and nonqualified deferred compensation) provided to such Covered Employee immediately prior to the Effective Time and (ii) benefits (including the costs thereof to Company Employee Benefit Plan participants) that are, in the aggregate, substantially comparable to the benefits (excluding, any defined benefit pension plan, retiree medical benefits, equity or equity-based compensation, retention, change of control, transaction or similar bonuses, and nonqualified deferred compensation) provided to such Covered Employee immediately prior to the Effective Time.

(c)    In the event any Covered Employee first becomes eligible to participate under any employee benefit plan, program, policy, or arrangement of Parent or the Surviving Corporation or any of their respective Subsidiaries (“Parent Employee Benefit Plan”) following the Effective Time, Parent shall, or shall cause the Surviving Corporation to, use commercially reasonable efforts to, for Covered Employees who become eligible during the calendar year including the Effective Time: (i) waive any preexisting condition exclusions and waiting periods with respect to participation and coverage requirements applicable to any Covered Employee under any Parent Employee Benefit Plan providing medical, dental, or vision benefits to the same extent such limitation was waived or satisfied under the Company Employee Benefit Plan the Covered Employee participated in immediately prior to coverage under the Parent Employee Benefit Plan and (ii) provide each Covered Employee with credit for any copayments and deductibles paid prior to the Covered Employee’s coverage under any Parent Employee Benefit Plan during the calendar year in which such amount was paid, to the same extent such credit was given under the Company Employee Benefit Plan in which the Covered Employee participated immediately prior to coverage under the Parent Employee Benefit Plan, in satisfying any applicable deductible or out-of-pocket requirements under the Parent Employee Benefit Plan.

(d)    As of the Effective Time, Parent shall use commercially reasonable efforts to recognize, or shall cause the Surviving Corporation and their respective Subsidiaries to use commercially reasonable efforts to recognize, all service of each Covered Employee prior to the Effective Time, to the Company (or any predecessor entities of the Company or any of the Company Subsidiaries) for vesting and eligibility purposes (but not for benefit accrual purposes under any defined benefit pension plan or retiree medical benefits, as applicable) to the same extent as such Covered Employee was entitled, before the Effective Time, to credit for such service under any similar Company Plan in which such Covered Employee participated immediately prior to the Effective Time. In no event shall anything contained in this Section 5.13(d) result in any duplication of benefits for the same period of service.

(e)    Without limiting the generality of Section 8.4, nothing in this Section 5.13 shall (i) be construed to limit the right of Parent, the Company, or any of the Company Subsidiaries (including, following the Effective Time, the Surviving Corporation) to amend or terminate any Company Plan or other employee benefit or compensation plan, program, agreement or arrangement to the extent such amendment or termination is permitted by the terms of the applicable plan, (ii) be construed as an amendment to any Company Plan or other employee benefit or compensation plan, program, agreement or arrangement, (iii) be construed to require Parent, the Company, or any of the Company Subsidiaries (including, following the Effective Time, the Surviving Corporation) to retain the employment of any particular Person for any fixed period of time following the Effective Time or (iv) create any third-party beneficiary or other right in any other Person, including any current or former director, officer, employee or other service provider or any participant in any Company Plan, Parent Employee Benefit Plan or other employee benefit plan, program, policy, arrangement or agreement (or any dependent or beneficiary thereof), including any Covered Employee.

Section 5.14    Confidentiality. The parties hereto acknowledge that Parent and the Company have previously executed a nondisclosure agreement, dated as of February 16, 2021 (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly modified herein, it being understood that the term “Recipient Representatives” thereunder shall be deemed to include the Financing Parties.

Section 5.15    Financing.

(a)    Parent shall, and shall cause its Subsidiaries to, use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary to consummate the funding of the Financing or any Substitute Financing in an amount sufficient, together with cash on hand and/or the proceeds of any offering (any such offering, “Permanent Financing”) that in each case replaces or supplements the Financing consistent with the terms set forth in this Section 5.15, to consummate the Merger and the other transactions contemplated hereby (including the payment of the Merger Consideration, any other amounts required to be paid pursuant to Article I and any other fees and expenses reasonably expected to be incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby) no later than the Closing, including, to the extent necessary to consummate the Merger and such other transactions, using reasonable best efforts to (i) maintain in effect the Financing Documents and in all material respects comply with all of their respective obligations thereunder and (ii) satisfy on a timely basis all the conditions to the funding of the Financing that are in Parent’s (or its Subsidiaries’) control. In the event that all conditions set forth in Section 6.1 and Section 6.2 have been satisfied or waived or, upon funding of the Financing, shall have been satisfied or waived, Parent shall, and shall cause its Subsidiaries to, use reasonable best efforts to cause the Persons providing the Financing to fund on the Closing Date the Financing, to the extent the proceeds thereof are required to consummate the Merger and the other transactions contemplated hereby (including the payment of the Merger Consideration, any other amounts required to be paid pursuant to Article I and any other fees and expenses reasonably expected to be incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby). Parent and/or Borrower shall pay, or cause to be paid, as the same shall become due and payable, all fees and other amounts under the Financing Documents.

(b)    Parent will keep the Company reasonably informed on a timely basis of the status of the Financing and the satisfaction of the conditions thereof, including providing copies of any amendment, modification, supplement or replacement of the Financing Documents (provided, that any syndication letter or fee letter may be redacted to remove the fee amounts, the rates and amounts included in the “market flex” and other economic terms that could not adversely affect the conditionality, enforceability, termination or aggregate principal amount of the Financing) and shall give the Company prompt notice of any fact, change, event or circumstance that is reasonably likely to have, individually or in the aggregate, a material adverse impact on the availability of the Financing necessary for the satisfaction of all of Parent’s and its Subsidiaries’ obligations under this Agreement, including the payment of the Merger Consideration, any other amounts required to be paid pursuant to Article I and any other fees and expenses reasonably expected to be incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby, including, promptly after obtaining Knowledge thereof, providing the Company written notice of any (A) material breach or default by a Financing Party or any other party of any Financing Document or any other definitive document related to the Financing, (B) actual or threatened withdrawal, repudiation or termination in writing of any of the Financing Documents by the Financing Parties or (C) material dispute or disagreement between or among any parties to the Financing Documents or any other definitive document related to the Financing, on the one hand, and Parent or Borrower, on the other hand, in each case with respect to the obligations to fund the Financing or the amount of the Financing to be funded at Closing; provided, that neither Parent nor any of its Affiliates shall be under any obligation to disclose any information that is subject to attorney client or similar privilege to the extent such privilege is asserted in good faith or otherwise would violate or contravene any Law or any obligation of confidentiality. Parent and Borrower may amend, modify, replace, terminate, assign or agree to any waiver under the Financing Documents without the prior written approval of the Company, provided, that Parent and Borrower shall not, without the Company’s prior written consent, permit any such amendment, replacement, modification, assignment, termination or waiver to be made to, or consent to any waiver of, any provision of or remedy under the Financing Documents which would (i) reduce the aggregate cash amounts of the Financing (including by increasing the amount of fees to be paid or the original issue discount) unless the aggregate amount of the Financing following such reduction, together with cash on hand, the net proceeds of any Permanent Financing and other financial resources of Parent on the Closing Date, is sufficient to consummate the Merger and the other transactions contemplated hereby, including the payment of the Merger Consideration, any other amounts required to be paid pursuant to Article I and any other fees and expenses reasonably expected to be incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby (it being understood that any such reduction in such amounts in accordance with the terms of the Financing Documents or as a result of the consummation of any Permanent Financing shall be permitted), (ii) impose new or additional conditions to the Financing or otherwise expand, amend, modify or waive any of the conditions to the funding of the Financing or (iii) otherwise expand, amend, modify or waive any provision of the Financing Documents, in a manner that in any such case would reasonably be expected to (A) materially delay or make less likely the funding of the Financing (or satisfaction of the conditions to the funding of the Financing) on the Closing Date or (B) materially adversely affect the ability of Parent or any of its Subsidiaries to timely consummate the Merger and the other transactions contemplated hereby; provided, that notwithstanding the foregoing, Parent and Borrower may modify, supplement or amend the Financing Documents to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Financing Documents as of the date of this Agreement; provided, further, that any such additional lenders which assume commitments in respect of the Financing Documents shall be bona fide lenders of substantially the same, or better, credit quality (as determined by Parent in good faith) as the Financing Parties on the date hereof. In the event that new credit agreements, syndication letters and/or fee letters are entered into in accordance with any amendment, replacement, supplement or other modification of the Financing Documents permitted pursuant to this Section 5.15, such new credit agreements, syndication letters and/or fee letters shall be deemed to be “Financing Documents” for all purposes of this Agreement and references to “Financing” herein shall include and mean the financing contemplated by the Financing Documents as so amended, replaced, supplemented or otherwise modified, as applicable. Parent shall promptly deliver to the Company copies of any termination, amendment, modification, waiver or replacement of the Financing Documents. If funds with respect to all or any portion of the Financing become unavailable (other than in accordance with the terms of the Financing Documents or as a result of the receipt of net proceeds of any Permanent Financing), Parent shall, and shall cause its Subsidiaries to, as promptly as practicable following the occurrence of such event (x) notify the Company in writing thereof and (y) use reasonable best efforts to obtain substitute financing, including, as applicable, a commitment to provide such substitute financing (on terms and conditions that are not materially less favorable to Parent and/or Borrower, taken as a whole, than the terms and conditions as set forth in the applicable Financing Documents) sufficient, together with cash on hand, the net proceeds of any Permanent Financing and other financial resources of Parent on the Closing Date, to enable Parent and its Subsidiaries to consummate the Merger and the other transactions contemplated hereby (including the payment of the Merger Consideration, any other amounts required to be paid pursuant to Article I and any other fees and expenses reasonably expected to be incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby) in accordance with the terms hereof (the “Substitute Financing”) and, promptly after execution thereof, deliver to the Company correct and complete copies of the new financing documents, including any new credit agreement or commitment letter and any related syndication letters and/or fee letters (in redacted form removing the fee amounts, the rates and amounts included in the “market flex” and other economic terms that could not adversely affect the conditionality, enforceability, termination or aggregate principal amount of the Financing) with respect to such Substitute Financing. Upon obtaining any such Substitute Financing (or commitment therefor), such financing shall be deemed to be a part of the “Financing” and each credit agreement or commitment letter and any related syndication letters and/or fee letters for such Substitute Financing shall be deemed to be a “Financing Document”, in each case, for all purposes of this Agreement.

(c)    The Company shall, and shall cause the Company Subsidiaries to and shall use its reasonable best efforts to cause its and their respective Representatives to, on a timely basis, upon the reasonable request of Parent or any of its Subsidiaries, provide cooperation in connection with the Financing or any other debt, equity, equity-linked or other financing (including any Permanent Financing) of Parent or any of its Subsidiaries in connection with the Merger and the other transactions contemplated hereby, including the following:

(i)    furnishing, or causing to be furnished, to Parent, any of the Subsidiaries of Parent and the Financing Parties and their respective agents financial information with respect to the Company and the Company Subsidiaries as may be reasonably requested by Parent, any of Parent’s Subsidiaries or the Financing Parties in connection with an offer or sale of securities in connection with such financing (other than any pro forma financial statements, which shall be the responsibility of Parent);

(ii)    using reasonable best efforts to cause the Company’s and the Company Subsidiaries’ independent accountants to participate in a manner consistent with their customary practice in drafting sessions and accounting due diligence sessions in connection with such financing;

(iii)    using reasonable best efforts to assist Parent or any of its Subsidiaries in (including by providing information relating to the Company and the Company Subsidiaries required in connection with) its preparation of rating agency presentations, road show materials, bank information memoranda, projections, prospectuses, bank syndication materials, credit agreements, offering memoranda, private placement memoranda, definitive financing documents (as well as customary certificates) and similar or related documents to be prepared by Parent or any of its Subsidiaries in connection with such financings;

(iv)    using reasonable best efforts to cooperate with customary marketing efforts of Parent or any of its Subsidiaries for any financing in connection with the Merger and the other transactions contemplated hereby, including using reasonable best efforts to cause its management team, with appropriate seniority and expertise, to assist in preparation for and to participate in a reasonable number of meetings, presentations, road shows, due diligence sessions (including accounting due diligence sessions), drafting sessions, and sessions with rating agencies, in each case, upon reasonable notice and at mutually agreeable dates and times and using reasonable efforts to ensure that any syndication effort benefits from any existing lending and investment banking relationships;

(v)    delivering to Parent any materials and documentation about the Company and the Company Subsidiaries required under applicable “know your customer” and anti-money laundering Laws (including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, the UK Money Laundering Regulations 2019) and any European Union legislation on the prevention of the use of the financial system for the purposes of money laundering or terrorist financing (including Directive (EU) 2015/849 of the European Parliament and of the Council of 20 May 2015), as adopted and implemented from time to time at a national level by the country of incorporation or organization of the Company or any Company Subsidiary, to the extent reasonably requested by any Financing Party or Parent or any of Parent’s Subsidiaries not less than five (5) Business Days prior to Closing;

(vi)    cooperating with respect to the provision of guarantees, including by providing for the executing and delivering of definitive documents related thereto at the Closing in connection with such financing;

(vii)    providing customary authorization letters to the Financing Parties, authorizing the distribution of information to prospective lenders or investors and containing a customary representation that the public side versions of such documents, if any, do not include material non-public information about the Company or the Company Subsidiaries (only to the extent such authorization letters contain customary disclaimers for the Company, its Affiliates and their respective Representatives with respect to responsibility for the use or misuse of the contents thereof); and

(viii)    providing reasonable assistance in the preparation of pro forma information, risk factor disclosure and other disclosures required to consummate such financing.

(d)    All non-public information regarding the Company or the Company Subsidiaries obtained by Parent or its Representatives, in each case pursuant to Section 5.15(c) or Section 5.9, shall be kept confidential in accordance with the Confidentiality Agreement; provided that such information may be disclosed (i) to prospective lenders, underwriters, initial purchasers, placement agents, dealer managers, solicitation agents, information agents and depositary or other agents during syndication and marketing of the financing that enter into confidentiality arrangements customary for financing transactions of the same type as such financing (including customary “click-through” confidentiality undertakings) and (ii) on a confidential basis to rating agencies. The Company hereby consents to the reasonable use of the Company’s and the Company Subsidiaries’ trademarks, service marks and logos solely in connection with the financing for the Merger; provided that such trademarks, service marks and logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or its Affiliates or the reputation or goodwill of the Company or the Company Subsidiaries.

(e)    In connection with Section 5.15(c) and Section 5.9, (w) neither the Company nor any of the Company Subsidiaries shall be required to pay any commitment or other similar fee or incur any liability or expenses in connection with any financing to be obtained by Parent or its Subsidiaries in connection with the transactions contemplated hereby, except such expenses for which Parent or one of its Subsidiaries is obligated to reimburse the Company or, if reasonably requested by the Company, for which funds that are actually necessary to pay such expenses are provided in advance by Parent or one of its Subsidiaries to the Company, (x) neither the Company or any Company Subsidiary nor any director or officer of the Company or any of the Company Subsidiaries shall be required to execute any agreement, certificate, document or instrument with respect to such financing (except as explicitly provided in Section 5.9) that would be effective prior to the Closing (other than customary authorization letters pursuant to Section 5.5(c)(vii)), (y) any required cooperation shall not unreasonably interfere with the ongoing operations of the Company or the Company Subsidiaries and (z) neither the Company nor any of the Company Subsidiaries or any of their respective Representatives shall be required to take or cause to be taken any action pursuant to Section 5.15(c) or Section 5.9 that (1) would cause any representation or warranty in this Agreement to be breached by the Company or any of the Company Subsidiaries; (2) would conflict with (A) the organizational documents of the Company or the Company Subsidiaries or any material Laws or (B) obligations of confidentiality from a third party (not created in contemplation hereof) binding on the Company or the Company Subsidiaries (provided that in the event that the Company or the Company Subsidiaries do not provide information in reliance on the exclusion in this clause (B), the Company and the Company Subsidiaries shall provide notice to Parent promptly that such information is being withheld (but solely if providing such notice would not violate such obligation of confidentiality)); (3) would require providing access to or disclosing information that would jeopardize any attorney-client or work product privilege of the Company or any of the Company Subsidiaries (provided that the Company shall use reasonable best efforts to allow for such access to the maximum extent that does not result in a waiver of attorney-client privilege); (4) would require its legal counsel to provide any legal opinions (except as explicitly provided in Section 5.9) or (5) would require the Company or the Company Subsidiaries to prepare any projections or pro forma financial information. The Company, the Company Subsidiaries and their respective Representatives shall be indemnified and held harmless by Parent and its Subsidiaries from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with such financing to the fullest extent permitted by Law and with appropriate contribution to the extent such indemnification is not available, other than to the extent any such liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments or penalties are the result of the gross negligence or willful misconduct of the Company, the Company Subsidiaries or their respective Representatives. Parent shall promptly, upon written request by the Company, reimburse the Company and the Company Subsidiaries for all reasonable and documented out-of-pocket costs or expenses actually incurred by each such Person in connection with the cooperation provided under this Section 5.15 and Section 5.9, or such financing, whether or not the Merger is consummated or this Agreement is terminated.

(f)    Notwithstanding anything in this Agreement to the contrary, Parent and Merger Subsidiary each acknowledge and agree that the receipt and availability of any funds or financing is not a condition to the Closing under this Agreement.

Section 5.16    Obligations of Merger Subsidiary. Parent shall take all action necessary to cause Merger Subsidiary and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the Merger and the Transactions upon the terms and subject to the conditions set forth in this Agreement. Parent and Merger Subsidiary will be jointly and severally liable for the failure by either of them to perform and discharge any of their respective covenants, agreements and obligations pursuant to and in accordance with this Agreement.

Section 5.17    Parent Vote. Immediately following the execution and delivery of this Agreement, Parent, in its capacity as the sole stockholder of Merger Subsidiary, will execute and deliver to Merger Subsidiary and the Company a written consent approving the Merger in accordance with the DGCL.

Section 5.18    Works Councils. Parent shall cooperate in good faith with the Company to facilitate compliance by the Company with its obligations under this Section 5.18. The Company shall comply in all material respects with all notification, consultation and other processes necessary to effectuate the Transactions, which shall include any required notifications and consultation and other processes with respect to any works council, economic committee, union or similar body as required to either (i) obtain an opinion or acknowledgment from any works council, economic committee, union or similar body or (ii) establish that the parties hereto are permitted to effect the Closing without such opinion or acknowledgment.

Section 5.19    Takeover Statutes. If any “takeover law” is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the Company and its board of directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

Section 5.20    Notification of Certain Matters.

(a)    Unless prohibited by applicable Law, Parent and the Company shall each promptly notify the other party upon receiving Knowledge of (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions or (b) any event, effect, occurrence, fact, circumstance, condition or change that would reasonably be expected to give rise to a failure of a condition precedent in Article VI; provided, however, that the failure to make any such notification (in and of itself) shall not be taken into account in determining whether the conditions set forth in Article VI have been satisfied or give rise to any right of termination to any party hereto under Article VII.

(b)    Unless prohibited by applicable Law, the Company shall (and shall cause the Company Subsidiaries and its and their respective Representatives to) take the actions specified on Section 5.20(b) of the Company Disclosure Letter.

Section 5.21    Tax Cooperation. The Company shall (i) furnish Parent, in a timely manner, with any information, documents, work papers and other materials as Parent may reasonably request in connection with Tax-related matters (including with respect to due diligence, restructuring and integration planning and Tax reform), (ii) make its employees, representatives and advisors available upon reasonable advance notice during normal business hours to provide explanations of such information, documents, work papers and other materials and (iii) reasonably cooperate in connection with such matters. Prior to the Company or any of the Company Subsidiaries effecting or otherwise engaging in any material Tax planning strategies or transactions, the Company shall reasonably consult with Parent. The Company shall consider in good faith any restructuring steps that Parent requests the Company or any of the Company Subsidiaries to consummate prior to the Closing.

ARTICLE VI

CONDITIONS TO MERGER

Section 6.1    Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction (or waiver by Parent and the Company) of each of the following conditions at or prior to the Closing:

(a)    Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b)    Governmental Approvals. The waiting periods (and any extensions thereof) applicable to the consummation of the Merger under the HSR Act and any other applicable Antitrust Law shall have expired or been terminated, and the consents, approvals, permits, Orders or declarations of, filings with, or notice to, any Governmental Authority required to be made or obtained in connection with the consummation of the Merger and set forth on Section 6.1(b) of the Company Disclosure Letter (each, a “Governmental Approval”) shall have been made or obtained.

(c)    No Legal Prohibition. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, entered, enforced or deemed applicable to the Merger any applicable Law, or issued or granted any Order (whether temporary, preliminary or permanent) (any such Law or Order, a “Legal Restraint”), that is in effect and that has the effect of making the Merger illegal or which has the effect of prohibiting, enjoining, preventing or restraining the consummation of the Merger.

Section 6.2    Additional Parent and Merger Subsidiary Conditions. The obligations of Parent and Merger Subsidiary to consummate the Merger shall be further subject to the satisfaction (or waiver by Parent) of each of the following conditions at or prior to the Closing:

(a)    Compliance with Agreements and Covenants. The Company shall have performed, or complied with, in all material respects its agreements, covenants and other obligations required by this Agreement to be performed or complied with by the Company at or prior to the Closing Date.

(b)    Accuracy of Representations and Warranties.

(i)    The representations and warranties of the Company set forth in Section 3.2(a) and 3.2(b) (the “Capitalization Representations”) shall be true and correct as of the Agreement Date and as of the Closing Date with the same force and effect as if made on and as of such date, except (i) for any de minimis inaccuracies and (ii) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date, except for any de minimis inaccuracies);

(ii)    The representations and warranties of the Company set forth in Section 3.1, 3.3(a), 3.3(b), 3.3(e) and 3.8 (the “Fundamental Representations”) shall be true and correct in all material respects as of the Agreement Date and as of the Closing Date with the same force and effect as if made on and as of such date, except for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct in all material respects as of such particular date);

(iii)    The representations and warranties of the Company set forth in this Agreement (other than the Capitalization Representations and the Fundamental Representations) shall be true and correct as of the Agreement Date and as of the Closing Date with the same force and effect as if made on and as of such date, except (i) for any failure to be so true and correct which has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (ii) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date, except for any failure to be so true and correct as of such date which has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect); provided, however, that for purposes of determining the accuracy of the representations and warranties of the Company set forth in this Agreement for purposes of this Section 6.2(b)(iii), all qualifications in the representations and warranties based on a “Company Material Adverse Effect” and all materiality qualifications and other qualifications based on the word “material” or similar phrases (but not dollar thresholds) contained in such representations and warranties shall be disregarded.

(c)    Receipt of Officers’ Certificate. Parent and Merger Subsidiary shall have received a certificate, signed for and on behalf of the Company by an executive officer of the Company, certifying the satisfaction of the conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(d).

(d)    No Company Material Adverse Effect. Since the Agreement Date, there shall not have occurred or arisen any Company Material Adverse Effect that is continuing.

(e)    No Legal Restraint. There shall not be any Legal Restraint in effect that imposes, or would upon the consummation of the Merger impose, a Burdensome Condition.

Section 6.3    Additional Company Conditions. The obligations of the Company to consummate the Merger shall be further subject to the satisfaction (or waiver by the Company) of each of the following conditions at or prior to the Closing:

(a)    Compliance with Agreements and Covenants. Parent and Merger Subsidiary shall have performed, or complied with, in all material respects all of their respective agreements, covenants and obligations required by this Agreement to be performed or complied with by each of them at or prior to the Closing Date.

(b)    Accuracy of Representations and Warranties.

(i)    The representations and warranties of Parent and Merger Subsidiary set forth in Section 4.1, 4.2(a) and 4.5 shall be true and correct in all material respects as of the Agreement Date and as of the Closing Date with the same force and effect as if made on and as of such date, except for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct in all material respects as of such particular date); and

(ii)    The representations and warranties of Parent and Merger Subsidiary set forth in this Agreement (other than set forth in Section 4.1, 4.2(a) and 4.5) shall be true and correct as of the Agreement Date and as of the Closing Date with the same force and effect as if made on and as of such date, except (i) for any failure to be so true and correct which has not had, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Merger Subsidiary or Parent to consummate the Transactions, and (ii) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date, except for any failure to be so true and correct as of such date which has not had, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Merger Subsidiary or Parent to consummate the Transactions); provided, however, that for purposes of determining the accuracy of the representations and warranties of Parent and Merger Subsidiary set forth in this Agreement for purposes of this Section 6.3(b), all materiality qualifications and other qualifications based on the word “material” or similar phrases (but not dollar thresholds) contained in such representations and warranties shall be disregarded.

(c)    Receipt of Officers’ Certificate. The Company shall have received a certificate, signed for and on behalf of Parent and Merger Subsidiary by an executive officer of each of Parent and Merger Subsidiary, certifying the satisfaction of the conditions set forth in Section 6.3(a) and Section 6.3(b).

ARTICLE VII

TERMINATION

Section 7.1    Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval (except as provided herein), only as follows:

(a)    by mutual written agreement of Parent and the Company; or

(b)    by either Parent or the Company if the Effective Time shall not have occurred on or before October 11, 2021 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any party hereto whose failure to perform or comply with any obligation under this Agreement has been the principal cause of, or resulted in, the failure of the Effective Time to have occurred on or before the Termination Date; or

(c)    by either Parent or the Company if the Stockholders Meeting shall have been held and the Company Stockholder Approval shall not have been obtained thereat or at any adjournment or postponement thereof; or

(d)    by either Parent or the Company if any Legal Restraint permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and nonappealable (whether before or after the receipt of the Company Stockholder Approval); or

(e)    by the Company in the event (i) of a breach of any covenant or agreement on the part of Parent or Merger Subsidiary set forth in this Agreement or (ii) that any of the representations and warranties of Parent and Merger Subsidiary set forth in this Agreement shall have been inaccurate when made or shall have become inaccurate, in either case such that the conditions set forth in Section 6.3(a) and Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, as applicable; provided, however, that notwithstanding the foregoing, in the event that such breach by Parent or Merger Subsidiary or such inaccuracies in the representations and warranties of Parent or Merger Subsidiary are curable by Parent or Merger Subsidiary prior to the Termination Date through the exercise of commercially reasonable efforts, then the Company shall not be permitted to terminate this Agreement pursuant to this Section 7.1(e) until the earlier to occur of (A) thirty (30) calendar days after delivery of written notice from the Company to Parent of such breach or inaccuracy, as applicable or (B) Parent or Merger Subsidiary ceasing or failing to exercise and continuing not to exercise commercially reasonable efforts to cure such breach or inaccuracy (it being understood that the Company may not terminate this Agreement pursuant to this Section 7.1(e) if such breach or inaccuracy by Parent or Merger Subsidiary is cured within such thirty (30) calendar day period); or

(f)    by the Company, at any time prior to the time the Company Stockholder Approval is obtained, if (i) the Company Board authorizes the Company, subject to complying with the terms of Section 5.3, to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal; and (ii) the Company pays to Parent the Company Termination Fee in accordance with Section 7.4(b); or

(g)    by Parent in the event (i) of a breach of any covenant or agreement on the part of the Company set forth in this Agreement or (ii) that any of the representations and warranties of the Company set forth in this Agreement shall have been inaccurate when made or shall have become inaccurate, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b), as applicable, would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, as applicable; provided, however, that notwithstanding the foregoing, in the event that such breach by the Company or such inaccuracies in the representations and warranties of the Company are curable by the Company prior to the Termination Date through the exercise of commercially reasonable efforts, then Parent shall not be permitted to terminate this Agreement pursuant to this Section 7.1(g) until the earlier to occur of (A) thirty (30) calendar days after delivery of written notice from Parent to the Company of such breach or inaccuracy, as applicable or (B) the Company ceasing to exercise and continuing not to exercise commercially reasonable efforts to cure such breach or inaccuracy (it being understood that Parent and Merger Subsidiary may not terminate this Agreement pursuant to this Section 7.1(g) if such breach or inaccuracy by the Company is cured within such thirty (30) calendar day period); or

(h)    by Parent in the event that a Change of Recommendation shall have occurred; or

(i)    by Parent, if any Legal Restraint that imposes, or would upon the consummation of the Merger impose, a Burdensome Condition shall be in effect and shall have become final and nonappealable.

Section 7.2    Notice of Termination. A party terminating this Agreement pursuant to Section 7.1 (other than Section 7.1(a)) shall deliver a written notice to the other party setting forth specific basis for such termination and the specific provision of Section 7.1 pursuant to which this Agreement is being terminated. A valid termination of this Agreement pursuant to Section 7.1 (other than Section 7.1(a)) shall be effective upon receipt by the non-terminating party of the foregoing written notice, validly given.

Section 7.3    Effect of Termination. In the event of a valid termination of this Agreement pursuant to Section 7.1, this Agreement shall be of no further force or effect without liability of any party or parties hereto, as applicable (or any stockholder, director, manager, officer, employee, agent, consultant or representative of such party or parties) to the other party or parties hereto, as applicable, except (a) for the terms of Section 5.8, Section 5.14, this Section 7.3, Section 7.4 and Article VIII, each of which shall survive the termination of this Agreement, (b) that nothing herein shall relieve any party or parties hereto, as applicable, from liability for any Fraud committed in connection with this Agreement or any of Transactions and (c) that nothing herein shall relieve any party or parties hereto, as applicable, from liability for Willful Breach in connection with this Agreement or any of the Transactions. In addition to the foregoing, no termination of this Agreement shall affect the obligations of the parties hereto set forth in the Confidentiality Agreement, all of which shall survive termination of this Agreement in accordance with their respective terms and remain fully enforceable in accordance with their respective terms. For purposes of this Agreement, “Willful Breach” means a breach that is a consequence of an act or omission undertaken by the breaching party with the Knowledge that the taking of or the omission of taking such act would, or would reasonably be expected to, cause or constitute a material breach of this Agreement; provided that, without limiting the meaning of Willful Breach, the parties hereto acknowledge and agree that any failure by any party to consummate the Merger and the Transactions after the applicable conditions to the Closing set forth in Article VI have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the Closing, which conditions would be capable of being satisfied at the time of such failure to consummate the Merger), including as a result of a failure to have necessary financing to cause the Closing to occur, shall constitute a Willful Breach of this Agreement.

Section 7.4    Company Termination Fees.

(a)    In the event that (A) this Agreement is terminated pursuant to Section 7.1(b) or Section 7.1(c), (B) following the execution of this Agreement and prior to the termination thereof, an offer or proposal for a Competing Acquisition Transaction is publicly announced or shall become publicly known and is not publicly withdrawn without qualification at least ten (10) Business Days prior to the Stockholders Meeting and (C) within twelve (12) months following the termination of this Agreement, a Competing Acquisition Transaction is consummated or the Company enters into an Alternative Acquisition Agreement with respect to a Competing Acquisition Transaction, then within two (2) Business Days after the earlier of the entry into an Alternative Acquisition Agreement and the consummation of a Competing Acquisition Transaction, the Company shall pay to Parent (or its designee) the Company Termination Fee. “Company Termination Fee” means an amount equal to $59,220,000.

(b)    In the event that this Agreement is terminated pursuant to Section 7.1(f), then as a condition to such termination of this Agreement, the Company shall pay to Parent (or its designee) the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.

(c)    In the event that this Agreement is terminated pursuant to Section 7.1(h), then within two (2) Business Days after demand by Parent, the Company shall pay to Parent (or its designee) the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.

(d)    The parties hereto acknowledge and hereby agree that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion, whether or not the Company Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(e)    Recovery. Parent, Merger Subsidiary and the Company hereby acknowledge and agree that the covenants set forth in this Section 7.4 are an integral part of this Agreement and the Merger, and that, without these agreements, Parent, Merger Subsidiary and the Company would not have entered into this Agreement. Accordingly, if the Company fails to promptly pay any amounts due pursuant to Section 7.4 and, in order to obtain such payment, Parent commences a Legal Proceeding that results in a judgment against the Company for the amount set forth in Section 7.4 or any portion thereof, the Company will pay to Parent its out-of-pocket costs and expenses (including reasonable attorneys’ and experts’ fees and costs) in connection with such Legal Proceeding, together with interest on such amount or portion thereof at the annual rate equal to the prime rate as published in The Wall Street Journal in effect on the date that such payment or portion thereof was required to be made through the date that such payment or portion thereof was actually received, or a lesser rate that is the maximum permitted by applicable Law.

(f)    Acknowledgement. Each of the parties acknowledges and agrees that the damages resulting from termination of this Agreement under circumstances where a Company Termination Fee is payable are uncertain and incapable of accurate calculation and therefore, the amounts payable pursuant to Section 7.4 are not a penalty but rather constitute liquidated damages in a reasonable amount that will compensate Parent for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions and shall be (together with all interest as described in Section 7.4(e)) the sole monetary remedy of Parent in the event of a termination of this Agreement where the Company Termination Fee is payable by the Company pursuant to Section 7.4 and the Company Termination Fee is actually paid to Parent.

ARTICLE VIII

MISCELLANEOUS PROVISIONS

Section 8.1    Amendment or Supplement. Subject to applicable Law, this Agreement may be amended by the parties hereto at any time only by execution of an instrument in writing signed on behalf of each of Parent, Merger Subsidiary and the Company; provided, however, that after the Company Stockholder Approval shall have been obtained, no amendment shall be made to this Agreement that requires the further approval of such stockholders of the Company without such further approval.

Section 8.2    Extension of Time, Waiver, etc. At any time prior to the Effective Time, any party may, subject to applicable Law: (a) waive any inaccuracies in the representations and warranties of any other party hereto; provided, however, that after adoption of this Agreement by the holders of Company Common Stock (if applicable), no waiver shall be made which would pursuant to applicable Law require further approval by such holders without obtaining such further approval; (b) extend the time for the performance of any of the obligations or acts of any other party hereto; or (c) to the extent permitted by applicable Law, waive compliance by the other party with any of the agreements contained in this Agreement. Notwithstanding the foregoing, no failure or delay by the Company, Merger Subsidiary or Parent in exercising any right hereunder shall operate as a waiver of rights, nor shall any single or partial exercise of such rights preclude any other or further exercise of such rights or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 8.3    No Survival. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing. This Section 8.3 shall not limit the survival of any covenant or agreement of the parties hereto contained in this Agreement which by its terms contemplates performance in whole or in part after the Closing.

Section 8.4    Entire Agreement; No Third Party Beneficiary. This Agreement, including the exhibits hereto, the Company Disclosure Letter and the documents and instruments relating to the Merger referred to in this Agreement, constitutes, together with the Confidentiality Agreement, the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter of this Agreement, provided, however, the Confidentiality Agreement shall not be superseded, shall survive any termination of this Agreement and shall continue in full force and effect until the earlier to occur of (a) the Effective Time and (b) the date on which the Confidentiality Agreement is terminated in accordance with its terms. EACH PARTY HERETO AGREES

THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT OR IN ANY CERTIFICATE DELIVERED IN CONNECTION WITH THE CONSUMMATION OF THE MERGER, NEITHER PARENT AND MERGER SUBSIDIARY, ON THE ONE HAND, NOR THE COMPANY, ON THE OTHER HAND, MAKES ANY REPRESENTATIONS OR WARRANTIES, AND EACH PARTY HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES (EXPRESS OR IMPLIED), AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION MADE AVAILABLE WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING. This Agreement is not intended, and shall not be deemed, to create any agreement of employment with any person, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns or to otherwise create any third-party beneficiary hereto, except (a) with respect to the Indemnified Persons who are express third party beneficiaries of Section 5.10 and (b) from and after the Effective Time, the right of the holders of Company Common Stock to receive the Merger Consideration payable in accordance with Section 1.3.

Section 8.5    Applicable Law; Jurisdiction.

(a)    THIS AGREEMENT SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE CONFLICTS OF LAW PRINCIPLES. The parties hereto hereby irrevocably submit to the personal jurisdiction of the Court of Chancery of the State of Delaware or, if such Court of Chancery shall lack subject matter jurisdiction, the federal courts of the United States of America located in the County of New Castle, Delaware, solely in respect of the interpretation and enforcement of the provisions of (and any claim or cause of action arising under or relating to) this Agreement and of the documents referred to in this Agreement, and in respect of the Transactions, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims relating to such action, suit or proceedings shall be heard and determined in such courts. The parties hereto hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.8 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(b)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY HEREBY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY

AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 8.5.

(c)    The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the parties hereto do not perform the provisions of this Agreement (including any party hereto failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties hereto acknowledge and agree that, subject to Section 7.4, (A) the parties hereto will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions hereof; (B) the provisions of Section 7.4 are not intended to and do not adequately compensate Parent and Merger Subsidiary for the harm that would result from a breach of this Agreement, and will not be construed to diminish or otherwise impair in any respect any party’s right to an injunction, specific performance and other equitable relief; and (C) the right of specific enforcement is an integral part of the Transactions and without that right, neither the Company nor Parent would have entered into this Agreement.

(d)    The parties hereto hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by any party hereto, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of any party under this Agreement. Any party hereto seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each party hereto irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security. The parties hereto further agree that (i) by seeking the remedies provided for in this Section 8.5, a party hereto shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 8.5 are not available or otherwise are not granted, and (ii) nothing set forth in this Section 8.5 shall require any party hereto to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 8.5 prior or as a condition to exercising any termination right under Article VII (and pursuing damages after such termination), nor shall the commencement of any legal proceeding pursuant to this Section 8.5 or anything set forth in this Section 8.5 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article VII or pursue any other remedies under this Agreement that may be available then or thereafter.

(e)    Notwithstanding anything to the contrary in this Agreement, to the extent any party hereto brings an action, suit or proceeding to enforce specifically the performance of the terms and provisions of this Agreement (other than an action to specifically enforce any provision that expressly survives termination of this Agreement) when expressly available to such party pursuant to the terms of this Agreement, the Termination Date shall automatically be extended to (i) the twentieth (20th) business day following the resolution of such action, suit or proceeding, or (ii) such other time period established by the court presiding over such action, suit or proceeding.

(f)    Notwithstanding anything in this Agreement to the contrary, the Company, on behalf of itself, each of the Company Subsidiaries and each of the Company’s Affiliates hereby: (a) agrees that any Legal Proceeding, whether in law or in equity, whether in contract or in tort or otherwise, involving the Financing Parties, arising out of or relating to, this Agreement, the Financing or any of the agreements entered into in connection with the Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of the courts of England, so long as such forum is and remains available, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such Legal Proceeding to the jurisdiction of such court, (b) agrees that any such Legal Proceeding shall be governed by English Law, except as otherwise provided in any applicable definitive document relating to the Financing, (c) agrees not to bring or support or permit any of its Affiliates to bring or support any Legal Proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Party in any way arising out of or relating to, this Agreement, the Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than the courts of England, so long as such forum is and remains available, (d) agrees that service of process upon the Company, any of the Company Subsidiaries or any of the Company’s Affiliates in any such Legal Proceeding shall be effective if notice is given in accordance with Section 8.8, (e) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Legal Proceeding in any such court, (f) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable Law trial by jury in any Legal Proceeding brought against the Financing Parties in any way arising out of or relating to this Agreement, the Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (g) agrees that none of the Financing Parties will have any liability to the Company, the Company Subsidiaries, the Company’s Affiliates or any of their respective Representatives (in each case, other than Parent and its respective Subsidiaries) relating to or arising out of this Agreement, the Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise and (h) agrees that the Financing Parties are express third party beneficiaries of, and may enforce this Section 8.5(f) and that such provisions, as well as the definition of “Financing Parties” shall not be amended in any way adverse to the Financing Parties without the prior written consent of the Financing Parties.

Section 8.6    Non-Reliance.

(a)    Parent and Merger Subsidiary hereby acknowledge and agree (each for itself and on behalf of its Affiliates and Representatives) that, as of the Agreement Date, Parent, Merger Subsidiary and their respective Affiliates and Representatives (a) have received full access to (i) such books and records, facilities, equipment, contracts and other assets of the Company that Parent and Merger Subsidiary and their respective Affiliates and Representatives, as of the Agreement Date, have requested to review and (ii) the electronic data room hosted by the Company in connection with the transactions contemplated by this Agreement (the “Electronic Data Room”), and (b) have had full opportunity to meet with the management of the Company and to discuss the business and assets of the Company.

(b)    In connection with the due diligence investigation of the Company by Merger Subsidiary and Parent and their respective Affiliates and Representatives, Merger Subsidiary and Parent and their respective Affiliates and Representatives have received and may continue to receive after the Agreement Date from the Company and its Affiliates and Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its business and operations. Merger Subsidiary and Parent hereby acknowledge and agree that: (a) there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which Merger Subsidiary and Parent are familiar; (b) Merger Subsidiary and Parent are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans); and (c) except in the case of Fraud, Merger Subsidiary and Parent hereby waive any claim against the Company or any Company Subsidiaries, or any of their respective Affiliates or Representatives with respect to any information described in this Section 8.6 and have relied solely on the results of their own independent investigation and on the representations and warranties made by the Company and contained in Article III. Accordingly, Merger Subsidiary and Parent hereby acknowledge and agree that none of the Company nor any Company Subsidiaries, or any of their respective Affiliates or Representatives, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements or business plans).

Section 8.7    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties hereto, and any attempt to make any such assignment without such consent shall be null and void, except that each of Parent and Merger Subsidiary may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any one or more direct or indirect wholly owned Subsidiaries of Parent without the consent of the Company, but no such assignment shall relieve Parent or Merger Subsidiary of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

Section 8.8    Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with proof of delivery); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) when received by the addressee if sent by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.8):

if to Merger Subsidiary or Parent:

Diasorin S.p.A

Via Crescentino snc

13040 SALUGGIA (VC) - ITALY

Email: ulisse.spada@diasorin.it

Attention: Ulisse Spada, General Counsel

with a copy to (which copy shall not constitute notice):

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

Attention:          Robert I. Townsend, III

                           Damien R. Zoubek

Email:                rtownsend@cravath.com

                 dzoubek@cravath.com

if to the Company:

Luminex Corporation

12212 Technology Blvd., Suite 130

Austin, TX 78727

Email: rrew@luminex.com

Attention: Richard Rew (Sr. VP, General Counsel and Corporate Secretary; Chief Compliance Officer)

with a copy to (which copy shall not constitute notice):

DLA Piper LLP (US)

303 Colorado Street, Suite 3000

Austin, TX 78701

Attention: John J. Gilluly, III, PC

Facsimile: (512) 457-7001

E-mail: john.gilluly@dlapiper.com

Section 8.9    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

Section 8.10    Construction.

(a)    For purposes of this Agreement, whenever the context requires: (i) the singular number shall include the plural, and vice versa; (ii) the masculine gender shall include the feminine and neuter genders; (iii) the feminine gender shall include the masculine and neuter genders; and (iv) the neuter gender shall include the masculine and feminine genders.

(b)    The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)    As used in this Agreement, (i) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation”, (ii) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”, (iii) the word “or” shall not be exclusive, (iv) the word “will” shall be construed to have the same meaning as the word “shall” and (v) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof.

(d)    Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement. The headings contained in this Agreement and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(e)    The phrases “made available to”, “provided to,” “furnished to,” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided to the party to whom such information or material is to be provided, including by means of being provided for review in the Electronic Data Room, prior to the execution and delivery of this Agreement.

Section 8.11    Counterparts; Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means.

Signature page follows.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

DIASORIN S.P.A.

By:	/s/ Kay Williams
Name:	Kay Williams
Title:	Special attorney

DIAGONAL SUBSIDIARY INC.

By:	/s/ John Gerace
Name:	John Gerace
Title:	President

LUMINEX CORPORATION

By:	/s/ Nachum “Homi” Shamir
Name:	Nachum “Homi” Shamir
Title:	President, Chairman and CEO

EXHIBIT A

DEFINITIONS

1.1    Cross Reference Table. The following terms defined elsewhere in this Agreement in the Sections set forth below will have the respective meanings therein defined.

Terms	Definition
Acceptable Confidentiality Agreement	Section 5.3(b)
Agent	Section 4.10(a)
Agreement Date	Preamble
Agreement	Preamble
Alternative Acquisition Agreement	Section 5.3(a)(iv)
Borrower	Section 4.10(a)
Burdensome Condition	Section 5.6(e)
Capitalization Date	Section 3.2(a)
Capitalization Representations	Section 6.2(b)
CBAs	Section 3.15
Certificates	Section 1.3(a)
CFIUS Notice	Section 5.6(b)
Change of Recommendation	Section 5.3(d)(i)
Claim	Section 4.8
Closing Date	Section 1.1(b)
Closing	Section 1.1(b)
Company	Preamble
Company Board	Recitals
Company Board Recommendation	Section 3.3(b)
Company Charter Documents	Section 3.1
Company Disclosure Letter	Article III
Company Financial Advisor	Section 3.8
Company Material Contract	Section 3.17(a)
Company Option Merger Consideration	Section 1.5(a)
Company Plans	Section 3.9(a)
Company Preferred Stock	Section 3.2(a)
Company Proprietary Software	Section 3.14(i)
Company Registered Intellectual Property	Section 3.14(a)
Company RSA Merger Consideration	Section 1.5(c)
Company RSU Merger Consideration	Section 1.5(b)
Company SEC Reports	Section 3.5(a)
Company Stockholder Approval	Section 3.3(a)
Company Subsidiaries	Section 3.1
Company Termination Fee	Section 7.4(a)
Confidentiality Agreement	Section 5.14
Continuation Period	Section 5.13(a)
Convertible Notes	Section 5.9
Covered Employees	Section 5.13(a)
CP Status Letter	Section 4.10(a)
D&O Insurance	Section 5.10(c)
Debt	Section 4.8
Determination Notice	Section 5.3(e)(i)

DGCL	Section 1.1(a)
Dissenting Shares	Section 1.4
Effective Time	Section 1.1(c)
Electronic Data Room	Section 8.6(a)
Environmental Permits	Section 3.20
Equity Interests	Section 3.2(b)
Exchange Agent	Section 1.3(a)
Exchange Fund	Section 1.3(a)
FDA	Section 3.13
Fee Letters	Section 4.10(a)
Financing	Section 4.10(a)
Financing Documents	Section 4.10(a)
Foreign Antitrust Laws	Section 3.3(c)
Fundamental Representations	Section 6.2(b)(i)
Government Antitrust Entity	Section 5.6(e)(i)
Governmental Approvals	Section 6.1(b)
Indemnified Persons	Section 5.10(a)
Indenture	Section 5.9
Insurance Policies	Section 3.16
Interim Period	Section 5.1
Leased Real Property	Section 3.18(b)
Legal Restraint	Section 6.1(b)
Merger Consideration	Section 1.2(a)
Merger Subsidiary	Preamble
Merger	Recitals
Notice Period	Section 5.3(e)(i)
Original Date	Section 5.5
Owned Real Property	Section 3.18(a)
Parent Employee Benefit Plan	Section 5.13(c)
Parent	Preamble
Permanent Financing	Section 5.15(a)
Permits	Section 3.12(c)
Proxy Statement	Section 5.4
Qualified Company Employee Benefit Plan	Section 3.9(c)
Risk Factors	Article III
SEC	Section 3.5(a)
Section 721	Section 3.3(c)
Senior Facilities Agreement	Section 4.10(a)
Solvent	Section 4.8
Stockholders Meeting	Section 5.5
Substitute Financing	Section 5.15(b)
Surviving Corporation	Section 1.1(a)
Termination Date	Section 7.1(b)
Transaction Litigation	Section 5.11
Uncertificated Shares	Section 1.3(a)
Willful Breach	Section 7.3

1.2    Certain Definitions. The following terms, as used herein, have the following meanings, which meanings shall be applicable equally to the singular and plural of the terms defined:

“Acquisition Proposal” means any offer, proposal or similar indication of interest contemplating or otherwise relating to an Acquisition Transaction (other than an offer, proposal or similar indication of interest by Parent, Merger Subsidiary or one of Parent’s other Subsidiaries).

“Acquisition Transaction” means any transaction or series of related transactions (other than the Transactions) involving: (i) any acquisition or purchase by any Person, directly or indirectly, of more than fifteen percent (15%) of any class of outstanding voting or equity securities of the Company, or any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Person beneficially owning more than fifteen percent (15%) of any class of outstanding voting or equity securities of the Company; (ii) any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction involving the Company and any Person; or (iii) any sale, lease, exchange, transfer or other disposition to any Person of more than fifteen percent (15%) of the consolidated assets, revenue or net income of the Company and the Company Subsidiaries (with assets being measured by the fair market value thereof); provided that, for the avoidance of doubt, all references to “Person” in this definition shall include any “group” as defined pursuant to Section 13(d) of the Exchange Act but shall exclude Parent or any of its Affiliates or Representatives.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, the HSR Act, and all other Laws, including merger control Laws and Foreign Antitrust Laws, prohibiting, limiting, or promulgated or intended to govern conduct having the purpose or effect of monopolization, restraint of trade, or substantial lessening of competition.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, London or Milan are authorized or required by Law to be closed for business.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act of 2020 (Pub. L. 116–136) (including any changes in state or local law that are analogous to provisions of the CARES Act or adopted to conform to the CARES Act), including the Paycheck Protection Program Flexibility Act (P.L.116-142), and any legislative or regulatory guidance issued pursuant thereto.

“CFIUS” shall mean the Committee on Foreign Investment in the United States and each member agency thereof, acting in such capacity.

“Code” means Internal Revenue Code of 1986, as amended.

“Collaboration Partner” means any third party that manufactures, co-develops or co-markets (or has a license to manufacture, develop, market or sell) any Company Product.

“Company Common Stock” means the common stock, par value $0.001 per share, of the Company.

“Company Employee” means any employee or officer of the Company or any of the Company Subsidiaries.

“Company Employee Agreement” means any employment, consulting, bonus, incentive, deferred compensation, equity or equity-based compensation, severance, termination, retention, transaction bonus,

change in control, or other similar Contract, other than any Company Employee Benefit Plan, between: (a) the Company or any Company Subsidiaries and (b) any current or former Company Employee or director or other individual service provider of the Company or any Company Subsidiary.

“Company Employee Benefit Plan” means an Employee Benefit Plan maintained, adopted, sponsored, contributed or required to be contributed to by the Company, any Company Subsidiary or any Entity with which the Company or any Company Subsidiary is considered a single employer under Section 414(b), (c) or (m) of the Code (a “Company ERISA Affiliate”) with respect to any current or former employee, officer or director of the Company or any of the Company Subsidiaries or any beneficiary or dependent thereof and with respect to which the Company, any of the Company Subsidiaries or any Company ERISA Affiliate would reasonably be expected to have any material liability.

“Company Equity Awards” means the Company Options, Company RSUs and Company Restricted Shares.

“Company ESPP” means the Luminex Corporation Employee Stock Purchase Plan.

“Company Intellectual Property” means all of the Intellectual Property Rights owned by the Company or any Company Subsidiary (whether solely or jointly with one or more other Persons).

“Company Material Adverse Effect” means any event, effect, occurrence, fact, circumstance, condition or change that, individually or in the aggregate, has had or would be reasonably likely to have a material adverse effect on (a) the business, operations, condition (financial or otherwise) or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (b) the ability of the Company to consummate the Transactions; provided, however, that with respect to clause (a) only, none of the following shall be deemed in and of themselves, either alone or in combination, to constitute, and except as provided below, none of the following shall be taken into account in determining whether there is, or would reasonably be likely to be, a Company Material Adverse Effect:

(i)    general economic or political conditions (or changes or disruptions in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally;

(ii)    conditions (or changes or disruptions in such conditions) generally affecting the industries in which the Company and Company Subsidiaries operate;

(iii)    conditions (or changes or disruptions in such conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (A) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in equity, debt, derivative or hybrid securities, securities generally (including Company Common Stock) on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

(iv)    political conditions (or changes or disruptions in such conditions) in the United States or any other country or region in the world or acts of war (whether or not declared), armed or unarmed hostilities or attacks, acts of terrorism, sabotage, or the escalation or worsening thereof in the United States or any other country or region in the world;

(v)    (A) any actions taken by Parent or any of its controlled Affiliates, (B) the failure of Parent or Merger Subsidiary to comply with their respective obligations under this Agreement, (C) any actions taken by the Company or the Company Subsidiaries to which Parent has expressly consented or requested in writing or (D) the Company taking any action expressly required by this Agreement (other than by Section 5.2);

(vi)    any changes in applicable Law (including COVID-19 Measures), accounting rules (including GAAP) or other legal or regulatory conditions or the enforcement, implementation or interpretation thereof;

(vii)    other than for purposes of Section 3.3(c), Section 3.3(d), Section 4.3 and the conditions to Closing related thereto, the announcement, pendency or completion of this Agreement, including, to the extent resulting therefrom, (A) the loss or departure of officers or other employees of the Company or any of the Company Subsidiaries, or (B) the termination or potential termination of (or the failure or potential failure to renew or enter into) any Contracts with customers, suppliers, distributors or other business partners;

(viii)    any natural or man-made hurricane, earthquake, flood, disaster, acts of God, pandemic (including COVID-19) or other force majeure events in the United States or any other country or region in the world;

(ix)    changes in the Company’s stock price or the trading volume of the Company’s stock, in and of itself, or any failure by the Company to meet any internal or published forecasts, estimates, projections or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period (provided that the underlying causes of such changes or failures (subject to the other provisions of this definition) shall not be excluded); and

(x)    the availability or cost of equity, debt or other financing to Parent or Merger Subsidiary;

(xi)    any litigation, claim, action or other proceeding threatened, made or brought based upon, arising out of or with respect to allegations of a breach of fiduciary duty or violation of securities laws, in each case relating to this Agreement or any of the Transactions; or

except, in the case of clause (i), (ii), (iii), (iv), (vi) or (viii), to the extent the Company or the Company Subsidiaries are disproportionately affected thereby as compared with other participants in the industries in which the Company and the Company Subsidiaries operate (in which case the disproportionate impact or impacts may be taken into account in determining whether there is, or would reasonably be likely to be, a Company Material Adverse Effect).

“Company Option” means an option to purchase shares of Company Common Stock pursuant to a Stock Plan.

“Company Plan” means any Company Employee Benefit Plan or Company Employee Agreement.

“Company Product(s)” means any and all products and services that currently are marketed, offered, sold, licensed, provided or distributed by the Company or any Company Subsidiary.

“Company Restricted Share” means a share of restricted Company Common Stock granted under a Stock Plan.

“Company RSU” means an award of restricted stock units granted under a Stock Plan.

“Competing Acquisition Transaction” has the same meaning as “Acquisition Transaction” except that all references therein to “15%” shall be references to “50%.”

“Contract” means any agreement, contract, subcontract, lease, understanding, instrument, note, bond, mortgage, indenture, option, warranty, insurance policy, benefit plan or other legally binding commitment.

“Convertible Note Hedge Options” means any call options entered into in connection with the Convertible Notes, including those evidenced by (a) the call option confirmation, dated as of May 7, 2020, between the Company and JPMorgan Chase Bank, National Association, New York Branch, (b) the call option confirmation, dated as of May 7, 2020, between the Company and Goldman Sachs & Co. LLC and (c) the call option confirmation, dated as of May 7, 2020, between the Company and Bank of America, N.A., in each case as modified from time to time prior to the Agreement Date.

“Convertible Note Warrants” means any warrants issued in connection with the Convertible Notes, including those evidenced by (a) the warrant confirmation, dated as of May 7, 2020, between the Company and JPMorgan Chase Bank, National Association, New York Branch, (b) the warrant confirmation, dated as of May 7, 202, between the Company and Goldman Sachs & Co. LLC and (c) the warrant confirmation, dated as of May 7, 2020, between the Company and Bank of America, N.A., in each case as modified from time to time prior to the Agreement Date.

“COVID-19” means SARS-CoV-2 or COVID-19, and all evolutions, variations or mutations thereof or related or associate epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, reduced capacity, social distancing, shut down, closure, sequester, safety or any other guideline, recommendation, law, order or directive promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act.

“Employee Benefit Plan” means (i) each “employee benefit plan” (as such term is defined in ERISA § 3(3)); and (ii) each other employee benefit plan, program, policy or arrangement, including any retirement, post-retirement, paid time-off, deferred compensation, profit sharing, unemployment compensation, welfare, fringe benefit, bonus, incentive, equity or equity-based compensation, severance, termination, retention, transaction bonus, change in control plan, program, policy or arrangement (whether or not subject to ERISA § 3(3)).

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Environmental Claim” means any administrative, regulatory or judicial actions, suits, Orders, demands, claims, liens, investigations, proceedings or notices of noncompliance by or from any Person alleging liability of any kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resource damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of or resulting from (A) the presence, Release, sale or distribution of, or exposure to, any Hazardous Substance, (B) the failure to comply with any Environmental Law or (C) the term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, regulation, Order or permit requirement of any governmental jurisdiction relating to pollution, the protection, investigation or restoration of the environment, the climate or natural resources, the protection of human health and safety (as each concern exposure to hazardous or toxic substances), or the use, production, generation, storage, Release, registration, classification, export, import or labeling of hazardous or toxic substances or products containing such substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

“FDA Fraud Policy” means the policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991).

“Financing Parties” shall mean the entities that have committed to provide or otherwise entered into agreements in connection with the Financing, or to purchase securities from or place securities or arrange or provide loans for Parent or any of its Subsidiaries in lieu of the Financing under the Financing Documents, in connection with the Merger, and their respective Affiliates and their and their respective Affiliates’ Representatives and their respective successors and assigns; provided that neither Parent nor any Affiliate of Parent shall be a Financing Party.

“Fraud” means the actual, knowing and intentional fraud of any Person in connection with the representations and warranties set forth in Article III and Article IV.

“GAAP” means United States generally accepted accounting principles, applied on a consistent basis.

“Governmental Authority” means any federal, state, local, international, multinational, supranational or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Hazardous Substance” means any petroleum or petroleum products, radioactive materials or wastes, asbestos in any form, polychlorinated biphenyls, hazardous or toxic substances and any other chemical, material, substance or waste that is prohibited or regulated, or that can result in liability, under any Environmental Law.

“Health Authority” means the Governmental Authorities that administer Health Laws, including the FDA.

“Health Law” means any applicable Law regarding medical device and health care products and services applicable to the Company or Company Products, including any applicable Law the purpose of which is to ensure the safety, efficacy and quality of medical, pharmaceutical, biotechnology, diagnostic and similar products by regulating the research, development, manufacturing and distribution of such products, any applicable Law relating to the import or export of the Company Products, any applicable Law relating to good laboratory practices, good clinical practices, investigational use, product marketing authorization, manufacturing facilities compliance and approval, packaging, good manufacturing practices, labeling, advertising, promotional practices, safety surveillance, record keeping and filing of required reports, and relating to promotion and sales of medical devices and health care products to providers and facilities that bill or submit claims under government healthcare programs, including (i) the Federal Food, Drug, and Cosmetic Act, (ii) the Public Health Service Act, (iii) the Clinical Laboratory Improvement Amendments of 1988, (iv) the Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), (v) the Stark Law (42 U.S.C. 1395nn et seq.), (vi) the False Claims Act (31 U.S.C. § 3729 et seq.), (vii) the Exclusion Laws (42 U.S.C.§§ 1320a-7 and 1320a-7a), (viii) the Program Fraud Civil Remedies Act (31 U.S.C. §§ 3801-3812), (ix) the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), (x) the Prohibition on Inducement of Beneficiaries Statute (42 U.S.C. § 1320a-7a(a)(5)), (xi) the Federal Health Care Fraud Law (18 U.S.C. § 1347), (xii) the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 (codified at 42 U.S.C. § 300gg and 29 U.S.C. § 1181 et seq. and 42 USC 1320d et seq.), (xiii) Medicare (Title XVIII of the Social Security Act), (xiv) Medicaid (Title XIX of the Social Security Act), (xv) the Occupational Safety and Health Act and (xvi) all applicable state privacy and confidentiality laws, and state laws.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person, all (a) indebtedness of such Person for borrowed money, (b) other indebtedness of such Person evidenced by credit agreements, notes, bonds, indentures, securities or debentures, and (c) all indebtedness of another Person referred to in clauses (a) and (b) above guaranteed by such Person.

“Intellectual Property Rights” means any and all statutory and/or common law rights throughout the world in, arising out of, or associated with any of the following: (i) all United States and foreign patents and utility models and applications therefor (including provisional applications) and all reissues, divisions, renewals, reexaminations, extensions, provisionals, substitutions, continuations, continuations in part and equivalents thereof (collectively, “Patents”); (ii) all Trade Secrets; (iii) copyrights and all other rights corresponding thereto in any works of authorship (including copyrights in Software), whether published or unpublished (collectively, “Copyrights”); (iv) all trademark rights and similar rights in trade names, trade dress, logos, trademarks and service marks, together with the goodwill associated with any of the foregoing (collectively, “Trademarks”); (v) all rights in databases and data collections (including knowledge databases, customer lists and customer databases); (vi) all rights to uniform resource locators, web site addresses and domain names (collectively, “Domain Names”); (vii) any similar, corresponding or equivalent rights to any of the foregoing; and (viii) any registrations of or applications to register any of the foregoing.

“IT Assets” means all computers (including, servers, firewalls, workstations, desktops, laptops and handheld devices), Software, hardware, networks, firmware, middleware, routers, hubs, switches, data communications lines, data storage devices, information security and telecommunications capabilities, data centers, operating systems and all other information technology equipment and other similar or related items of information technology hardware and infrastructure, in each of the foregoing, owned, licensed or used by the Company or any of the Company Subsidiaries.

“Knowledge” means, with respect to (a) the Company, the actual knowledge of those individuals set forth in Section 1.0(a) of the Company Disclosure Letter and (b) Parent or Merger Subsidiary, the actual knowledge of the Chief Financial Officer or the General Counsel of Parent.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority, excluding, for the avoidance of doubt, the provisions of any Contract between the Company or any Company Subsidiary and a Governmental Authority entered into in the ordinary course with respect to Company Products.

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Licensed Intellectual Property” means all of the Intellectual Property Rights owned by a third party that is licensed to the Company or any Company Subsidiary pursuant to a Contract to which Company or a Company Subsidiary is a party.

“Lien” means any lien, pledge, hypothecation, charge, mortgage, security interest, option, right of first refusal or offer, preemptive right, reversion interest, restriction on ownership, limitation on voting rights or disposition rights, conditional and installment sale agreement, encumbrance or community property interest of any kind or nature whatsoever.

“Medical Device Reports” shall mean all reports of deaths, serious or unexpected adverse effects associated with the use of the Company Products, or malfunctions of the Company Products occurring during clinical studies or commercial use required to be reported to FDA in accordance with 21 C.F.R. Part 803 or required to be reported to comparable Health Authorities pursuant to comparable requirements.

“Nasdaq” means The NASDAQ Market, LLC.

“Object Code” means computer Software in binary form that, is intended to be directly executable by a computer after suitable processing and linking but without the intervening steps of compilation or assembly.

“Order” means, with respect to any Person, any order, judgment, decision, decree, injunction, ruling, writ, assessment or other similar requirement issued, enacted, adopted, promulgated or applied by any Governmental Authority or arbitrator that is binding on or applicable to such Person.

“Permitted Lien” means (i) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business that are not due and payable or that are being contested in good faith by appropriate proceedings; (ii) Liens for Taxes that are not due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the Company’s consolidated financial statements in accordance with GAAP; (iii) Liens affecting the fee interest of the grantor of any easements benefiting any real property; (iv) minor defects or irregularities in title, easements, rights-of-way, covenants, restrictions, and other, similar Liens that would not, individually or in the aggregate, reasonably be expected to materially impair the value of or continued use and operation of the properties and assets to which they relate; (v) zoning, building and other similar Laws (excluding violations thereof); (vi) any conditions that would be disclosed by a current, accurate survey provided to Parent prior to the date of this Agreement or that would not, individually or in the aggregate, reasonably be expected to materially impair the value of or continued use and operation of the subject real property; (vii) Liens discharged at or prior to the Closing; (viii) statutory Liens to secure obligations to landlords, lessors or renters under leases or rental agreements that have not been breached; (ix) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law; (x) non-exclusive licenses to Intellectual Property Rights granted in the ordinary course of business; and (xi) non-monetary Liens that do not, individually or in the aggregate, materially interfere with the use, operation or transfer of, or any of the benefits of ownership of, the property of the Company and the Company Subsidiaries taken as a whole.

“Person” means any individual, Entity or Governmental Authority.

“Personal Data” means (i) any information defined as “personal data”, “personally identifiable information” or “personal information” under any Privacy and Data Security Requirement, (ii) any information that, alone or in combination with other information, can reasonably be used to identify an individual natural person or relating to an identified or identifiable natural person, directly or indirectly, including name, a unique identification number, government-issued identifier (including Social Security number and driver’s license number), physical address, gender and date of birth and (iii) individually identifiable health information constituting “protected health information” as defined under 45 C.F.R. § 160.103. Personal Data that has been pseudonymized shall also be considered Personal Data to the extent treated as such under any Privacy and Data Security Requirement.

“Privacy and Data Security Requirements” means (i) any Laws regulating the Processing of Personal Data, (ii) obligations under all Contracts to which the Company or any of the Company Subsidiaries is a party that relate to Personal Data and (iii) all of the Company’s and the Company Subsidiaries’ internal and publicly posted policies (including if posted on the Company’s or the Company Subsidiaries’ products and services) regarding the Processing of Personal Data.

“Process” or “Processing” with regard to Personal Data means the collection, use, storage, maintenance, retention, transmission, access, processing, recording, distribution, transfer, import, export, protection (including security measures), deletion, disposal or disclosure or other activity regarding Personal Data (whether electronically or in any other form or medium).

“Public Software” means (i) any Software used under a license identified as an open source license by the Open Source Initiative (www.opensource.org), and (ii) any other Software that is distributed as freeware, or under similar licensing or distribution models.

“Real Property Leases” means the leases, subleases, licenses and occupancy agreements, together with all amendments thereto, underlying the Leased Real Property or otherwise affecting the Owned Real Property or Leased Real Property.

“Registered Intellectual Property” means all United States, international and foreign: (i) Patents; (ii) Trademarks; (iii) Copyrights; (iv) Domain Names; and (v) any other material Intellectual Property Rights, in each case, that are the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Authority.

“Regulatory Permits” means governmental licenses, franchises, permits, certificates, consents, approvals, clearances, exemptions, registrations, listing, concessions or other authorizations required to have been obtained from, or filings required to have been made with, Governmental Authorities pursuant to a Health Law in order to allow the conduct of a regulated activity.

“Release” means any release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, depositing or disposing or migrating into or through the indoor or outdoor environment.

“Representatives” means officers, directors, employees, agents, attorneys, accountants, advisors, investment bankers and representatives.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended and the regulations promulgated thereunder.

“Securities Act” means the Securities Act of 1933, as amended, and the regulations promulgated thereunder.

“Software” means any and all (i) computer programs, applications, files, user interfaces, application programming interfaces, diagnostics, software development tools and kits, templates, menus, analytics and tracking tools, compilers, libraries, version control systems, operating systems, including any and all software implementations of algorithms, models and methodologies for any of the foregoing, whether in Source Code, Object Code or other form, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and (iv) all user documentation, including user manuals and training materials, relating to any of the foregoing.

“Source Code” means computer Software and code, in form other than Object Code or machine readable form, including related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code, which may be printed out or displayed in human readable form.

“Stock Plans” means, collectively, the Luminex Corporation 2018 Equity Incentive Plan and Luminex Corporation 2006 Equity Incentive Plan, as amended.

“Subsidiary” An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record: (a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body; or (b) at least 50% of the outstanding equity or financial interests of such Entity.

“Superior Proposal” means a bona fide written Acquisition Proposal that if consummated would result in a Person owning, directly or indirectly, (a) more than 50% of the outstanding shares of the Company Common Stock or (b) more than 50% of the assets of the Company and the Company Subsidiaries, taken as a whole, in either case, which the Company Board determines in good faith: (i) to be reasonably likely to be consummated if accepted; and (ii) if consummated, would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the Merger, in each case, taking into account at the time of determination all relevant circumstances, including the various legal, financial, regulatory and financing aspects of the Acquisition Proposal, all the terms and conditions of such Acquisition Proposal and this Agreement, any changes to the terms of this Agreement offered by Parent in response to such Acquisition Proposal, and the anticipated timing, conditions and the ability of the Person making such Acquisition Proposal to consummate the transactions contemplated by such Acquisition Proposal.

“Tax” means any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Authority.

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

“Trade Secrets” means any and all inventions (whether or not patentable, reduced to practice or made the subject of a pending patent application), invention disclosures and improvements, all trade secrets, proprietary information, know-how and technology, confidential or proprietary information and all documentation and materials therefore.

“Transactions” means the Merger and the other transactions contemplated by this Agreement.

“Unvested Company Option” means a Company Option (or portion thereof) that is unvested as of immediately prior to the Effective Time.

“Unvested Company RSU” means a Company RSU (or portion thereof) that is unvested as of immediately prior to the Effective Time.

“Vested Company Option” means a Company Option (or portion thereof) that is vested as of immediately prior to the Effective Time.

“Vested Company RSU” means a Company RSU (or portion thereof) that is vested as of immediately prior to the Effective Time.

Exhibit 3.1

AMENDMENT TO AMENDED AND RESTATED BYLAWS OF

LUMINEX CORPORATION

Pursuant to a resolution duly adopted by the Board of Directors (the “Board”) of Luminex Corporation, a Delaware corporation, effective April 10, 2021, the Amended and Restated Bylaws of Luminex Corporation (the “Bylaws”) were amended to insert Article IX to read as follows:

1.	A new ARTICLE IX of the Bylaws is hereby added as follows:

“ARTICLE IX

FORUM FOR ADJUDICATION OF DISPUTES

Unless the Corporation consents in writing otherwise, to the fullest extent permitted by law, the Court of Chancery of the State of Delaware (or if the Court of Chancery for the State of Delaware does not have jurisdiction, a state court located within the State of Delaware or, if no state court located within the State of Delaware has subject matter jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or stockholder (including a beneficial owner) of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim against the Corporation, its directors, officers, employees or stockholders (including beneficial owners) arising under or related to any provision of the Delaware General Corporation Law, the Corporation’s Certificate of Incorporation or these Bylaws, or (d) any action asserting a claim against the Corporation, its directors, officers, employees or stockholders (including beneficial owners) governed by the internal affairs doctrine. Further, unless the corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States shall be the exclusive forum for the resolution of any claim or cause of action arising under the Securities Act of 1933, as amended. This Article IX shall not apply to claims brought pursuant to the Securities Exchange Act of 1934, as amended, or the rules and regulations promulgated thereunder, or any other claim for which the U.S. federal courts have exclusive jurisdiction. Any person or entity purchasing or otherwise acquiring or holding any interest in any security of the Corporation shall be deemed to have notice of and consented to these provisions.”

2.	This amendment shall be effective as of the date it is approved by the Board.

3.	Except as otherwise provided herein, the Bylaws shall remain in full force and effect.

*        *        *

Exhibit 99.1

.

IMPORTANT NOTICE

By reading the following release, you further agree to be bound by the following limitations and qualifications:

This communication is for informational purposes only and is not intended to and does not constitute an offer or invitation to exchange or sell or solicitation of an offer to subscribe for or buy, or an invitation to exchange, purchase or subscribe for, any securities, any part of the business or assets described herein, or any other interests or the solicitation of any vote or approval in any jurisdiction in connection with the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. This communication should not be construed in any manner as a recommendation to any reader of this communication.

This communication is not a prospectus, product disclosure statement or other offering document for the purposes of Regulation (EU) 2017/1129 of the European Parliament and of the Council of 14 June 2017.

DIASORIN TO ACQUIRE LUMINEX CORPORATION FOR USD 37.00 PER SHARE OR APPROXIMATELY USD 1.8 BILLION

April 11, 2021

•	PROVIDES ACCESS TO PROVEN LUMINEX MULTIPLEXING TECHNOLOGY AND MOLECULAR TESTING SOLUTIONS TO BE USED IN UNIQUE TESTING PANELS, GENERATING CRITICAL MASS IN THE MOLECULAR DIAGNOSTICS SPACE

•	SETS THE GROUND FOR NEW PARTNERSHIPS AND BUSINESS DEVELOPMENT OPPORTUNITIES THROUGH LIFE SCIENCE OFFERINGS

•	BROADENS DIASORIN’S PRESENCE IN THE U.S.

•	ACCELERATES LUMINEX TECHNOLOGY AND SOLUTIONS’ PENETRATION OUTSIDE THE U.S. BY LEVERAGING DIASORIN’S INTERNATIONAL COMMERCIAL FOOTPRINT

•	CREATES SIGNIFICANT VALUE AND IS EXPECTED TO BE IMMEDIATELY ACCRETIVE TO DIASORIN EARNINGS PER SHARE(1) POST CLOSING

Saluggia (Italy) - April 11, 2021 - DiaSorin S.p.A. (“DiaSorin”; FTSE MIB: DIA) today announced that its Board of Directors has unanimously approved and signed a definitive merger agreement for DiaSorin to acquire Luminex Corporation (“Luminex”; NASDAQ: LMNX) for a price of USD 37.00 per share in an all-cash transaction. This corresponds to a total equity value of approximately USD 1.8 billion on a fully diluted basis and an enterprise value of approximately USD 1.8 billion.

The cash consideration represents a c.23.1% premium to Luminex shareholders based on the unaffected closing stock price of Luminex on 24 February 2021 (the date prior to press rumors regarding a potential sale of the company) and a c.30.6% and c.47.5% premium, based on, respectively, the 30-day and 90-day volume-weighted average closing stock price before 24 February 2021.

Luminex develops, manufactures and sells proprietary biological testing technologies and products with leading applications throughout the Diagnostics and Life Science industries. Luminex is a leader in multiplexing technology, one of the fastest growing markets in the molecular space, with more than 900 active clients. With its first-class technology and extensive Life Science solutions supporting clinical and pharmaceutical research and development, Luminex is highly complementary to DiaSorin’s growing diagnostics segment.

The acquisition will broaden DiaSorin’s positioning in the molecular diagnostics space and strengthen its existing value proposition in line with its strategic priorities. Through the acquisition, DiaSorin will gain access to Luminex’s molecular diagnostics multiplexing technology and a portfolio that will strengthen its existing offering while expanding its presence in the U.S. The acquisition will also provide access to Luminex’s applications throughout the Life Science industry, supporting access to academic and scientific research to shape market intelligence on future market trends, engaging with biopharma companies to drive opportunities for long-term partnerships (e.g. vaccine development, biological drugs) and access to clinical multiplexing assays for future Value Based Care projects based on diagnostic algorithms, as defined at the 2019 DiaSorin Investor Day.

(1)	Including synergies, excluding implementation costs, asset impairment and amortization of acquired intangibles recognized due to acquisition.

Following the acquisition, the combined entity will have combined 2020 revenues(2) of approximately € 1.25 billion, adjusted EBITDA(3) of approximately € 472 million, and positive Net Financial Position(4) of approximately € 335 million.

“We are really excited about this transaction, which we believe creates value for our shareholders and represents an outstanding opportunity for our future growth, positioning DiaSorin and Luminex as a unique combination of diagnostic specialists,” said Carlo Rosa, CEO of DiaSorin Group. “Luminex perfectly fits with our strategy to grow our positioning in the molecular diagnostics space, to broaden our presence in the U.S., and to create additional value through Life Science offerings. Together, DiaSorin and Luminex will provide a unique offer to laboratories, researchers, clinicians and patients worldwide, matching our extensive solutions in immunodiagnostics and molecular diagnostics with Luminex’s outstanding expertise in multiplexing technology and recognized leadership in life science applications. We look forward to having DiaSorin and Luminex employees working together for an exciting new journey.”

“With the merger into DiaSorin, we believe we can expand the value our customers receive through an expanded global product and service portfolio. The proposed transaction underscores the respected position Luminex has built in the marketplace and rewards our shareholders with attractive value for their shares,” said Nachum “Homi” Shamir, Chairman, President and CEO of Luminex. “The combined company should provide new opportunities for our employees within a larger company that is poised to become a strong leader in the molecular diagnostics and life sciences space, and I want to thank all of our employees, customers, and partners for their contributions over our 25+ year history.”

RATIONALE FOR THE ACQUISITION AND STRATEGIC BENEFITS OF THE TRANSACTION

•

Provides access to leading multiplexing technology and molecular testing solutions to be used in unique testing panels: Luminex’s top-notch, flexible and leading multiplexing technology will strengthen DiaSorin’s offering in the molecular diagnostics space. DiaSorin will access a unique and extensive menu of solutions in Infectious Diseases, Respiratory Infections, Vector-Borne, Hospital Acquired Infections, Gastroenterology Infections, Genetics, and Women’s health.

•

Sets the ground for new partnerships and business development opportunities through Life Science offerings: Access to academic and scientific research will allow DiaSorin to shape market intelligence based on future market trends, engaging with Biopharma companies to drive opportunities for long-term partnerships (e.g. vaccine, biological drugs) and creating new future Value Based Care opportunities based on diagnostic algorithms, as defined at the 2019 DiaSorin Investor Day.

•

Broadens DiaSorin’s presence in the U.S.: Luminex’s strong positioning in the U.S. will allow DiaSorin to offer an enhanced and more diverse product mix in the biggest diagnostics market in the world and the most rewarding for innovation.

•

Accelerates Luminex technology and solutions’ penetration outside the U.S. through DiaSorin’s extensive commercial and geographical reach: Luminex will leverage DiaSorin’s leadership position, generating additional and sustainable long-term growth.

•

Creates significant value to shareholders: Immediately accretive to DiaSorin earnings per share(1) post closing, attractive return on invested capital profile and significant cost synergies generate value to current and future shareholders.

(2)	Luminex revenues converted at average 2020 exchange rate.
(3)	Luminex EBITDA converted at average 2020 exchange rate and restated from US GAAP to IFRS (DiaSorin estimate).
(4)

Luminex Net Financial Position at December 31, 2020 converted at average 2020 exchange rate (DiaSorin estimate), without taking into account the external financing to be incurred to fund the acquisition.

TRANSACTION CONSIDERATIONS

Under the terms of the agreement, Luminex will be merged with a newly formed U.S. subsidiary of DiaSorin, with Luminex shareholders receiving USD 37.00 in cash for each of their Luminex shares.

The transaction is expected to close within the third quarter of 2021 and is subject to Luminex shareholder approval and to other customary closing conditions, including the satisfaction of antitrust and CFIUS regulatory requirements.

The transaction will be funded through a mix of cash and external financing. Specifically, DiaSorin signed today a Senior Facilities Agreement with a syndicate of banks (consisting of BNP Paribas, Citi, Mediobanca and UniCredit) providing for a term loan of USD 1.1 billion due on 2026 and a bridge loan of USD 500 million due within 12 months, with extension options (exercisable at DiaSorin’s discretion) for an additional 12 months. With regard to the bridge facility, DiaSorin will evaluate different take-out alternatives.

Combined entity leverage(5) of the transaction is estimated to be approximately 2.5x and is expected to quickly decrease driven by cash generation of the combined entity.

The transaction will be immediately accretive to DiaSorin’s earnings per share(1) following closing of the transaction and will generate an attractive return on invested capital profile. The combination is also anticipated to result in cost synergies of approximately USD 55 million within 3 years after closing.

ADVISORS

Morgan Stanley & Co. International PLC acted as lead financial advisor to DiaSorin and Cravath Swaine & Moore LLP and Pedersoli Studio Legale acted as legal advisors. Perella Weinberg Partners acted as financial advisor to Luminex Corporation and DLA Piper LLP (US) acted as legal advisor. Mediobanca - Banca di Credito Finanziario S.p.A. provided a fairness opinion to the Board of Directors of DiaSorin.

Citigroup Global Markets Europe AG acted as financial advisor to DiaSorin. Citibank., N.A., London Branch also acted as a Bookrunner and Mandated Lead Arranger for the USD 1.6 billion fully committed Senior Facilities Agreement (“SFA”). BNP Paribas, Italian Branch, Mediobanca—Banca di Credito Finanziario S.p.A. and UniCredit S.p.A. are also Bookrunners and Mandated Lead Arrangers under the SFA; Mediobanca—Banca di Credito Finanziario S.p.A. is Agent for the SFA. In connection with the SFA, Cravath Swaine & Moore LLP, Pedersoli Studio Legale and Slaughter and May have acted as legal advisors to DiaSorin and Clifford Chance acted as legal advisor to the lenders.

CONFERENCE CALL

DiaSorin will host a conference call at 2.00 p.m. CEST, 1.00 p.m. BST, 8.00 a.m. EDT, on April 12, 2021 that can be accessed by dialing +39 02 8058811 (from Italy), +44 1 212 818003 (from UK), and +1 718 7058794 (from USA). Should you have any queries regarding any of the above, please contact the helpline at +39 02 8061371.

Presentation slides will be available at least 15 minutes before the conference call at the following link https://diasoringroup.com/en/investors/financial-corner/presentations and on the centralized storage of regulated information denominated eMarket STORAGE, available at the website www.emarketstorage.com.

A replay and the transcript of the call will be available after the conference call in that section of DiaSorin’s website.

NEW DIASORIN’S INVESTOR DAY

Save the date: DiaSorin will host a new Investor Day by the end of September 2021.

(5)	Estimated as combined Net Financial Position at December 31, 2020, including the incurrence of the indebtedness necessary to fund the acquisition on combined 2020 adjusted EBITDA.

ABOUT DIASORIN

Headquartered in Italy and listed at the Italian Stock Exchange in the FTSE MIB Index, DiaSorin is a global leader in the In Vitro Diagnostic (IVD) field, with 26 companies, 4 branches, 5 manufacturing facilities and 5 research and development centers.

For over 50 years, DiaSorin has been developing, producing and marketing reagent kits used by diagnostic laboratories worldwide. The extensive diagnostic testing offer, made available through continuous investments in research, positions DiaSorin as the player with the broadest range of specialty tests available within the diagnostic market, and identifies the Group as the “Diagnostic Specialist”.

More info at www.diasoringroup.com

For additional information, please contact:

INVESTOR RELATIONS CONTACTS

Riccardo Fava	Emanuela Salvini

Corporate Vice President Communication & Investor Relations	Investor Relator

Tel: +39 0161.487988	Tel: +39 0161.487567

riccardo.fava@diasorin.it	emanuela.salvini@diasorin.it

U.S. MEDIA CONTACTS

Mary K. Conway

Tel: +1 516.606.6545

MConway@MKCStrategies.com

FORWARD-LOOKING STATEMENT

This communication contains forward-looking statements, including within the meaning of Section 27A of the U.S. Securities Act of 1933 and Section 21E of the U.S. Securities Exchange Act of 1934. We intend the forward-looking statements contained in this communication to be covered by the safe harbor provisions of such Acts. All statements other than statements of historical fact in this communication are “forward-looking statements” for purposes of such Acts. In particular, these forward-looking statements include statements regarding future financial performance and the expectations of DiaSorin and Luminex (the “Parties”) as to, among other things, the achievement of certain targeted metrics at any future date or for any future period are forward-looking statements. These statements may include terms such as “may”, “will”, “expect”, “could”, “should”, “intend”, “estimate”, “anticipate”, “believe”, “remain”, “on track”, “design”, “target”, “objective”, “goal”, “forecast”, “projection”, “outlook”, “prospects”, “plan”, or similar terms. Forward-looking statements are not guarantees of future performance. Rather, they are based on the Parties’ current state of knowledge, future expectations and projections about future events and are by their nature, subject to inherent risks and uncertainties. They relate to events and depend on circumstances that may or may not occur or exist in the future and, as such, undue reliance should not be placed on them.

Actual results may differ materially from those expressed in forward-looking statements as a result of a variety of factors, including: the impact of the COVID-19 pandemic, the ability of DiaSorin and Luminex and/or the combined entity resulting from the proposed transaction (together with the Parties, the “Companies”) to create and launch new products successfully; changes in the global financial markets, general economic environment and changes in demand for diagnostic/healthcare/life sciences products, which is subject to cyclicality; changes in local economic and political conditions, changes in trade policy and the imposition of global and regional tariffs or tariffs targeted to the diagnostic/healthcare/life sciences industry, the enactment of tax reforms or other changes in tax laws and regulations; the Companies’ ability to offer innovative, attractive products; various types of claims, lawsuits, governmental investigations and other contingencies, including product liability and warranty claims, investigations and lawsuits; material operating expenditures in relation to compliance with health and safety regulations; the intense level of competition in the rapidly-changing diagnostic/healthcare/life sciences industry, which may increase due to consolidation; exposure to shortfalls in the funding of the Parties’ defined benefit pension plans; the ability to access funding to execute the Companies’ business plans and improve their businesses, financial condition and results of operations; the Companies’ ability to realize anticipated benefits from joint venture arrangements; disruptions arising from political, social and economic instability; commercial risk due the fact that the Companies operate in a market characterized by the presence of large competitors; risk associated to the maintenance of relationship with customers and strategic partners; risks associated with our relationships with employees and suppliers; increases in costs, disruptions of supply or shortages of raw materials; developments in labor and industrial relations and developments in applicable labor laws; exchange rate fluctuations, interest rate changes, credit risk and other market risks; political and civil unrest; earthquakes or other disasters; uncertainties as to whether the proposed acquisition discussed in this communication will be consummated or as to the timing thereof; the risk that the announcement of the proposed acquisition may make it more difficult for the Parties to establish or maintain relationships with their employees, suppliers and other business partners or governmental entities; the risk that the businesses of the Parties will be adversely impacted during the pendency of the proposed acquisition; risks related to the regulatory approvals necessary for the combination; the risk that the operations of DiaSorin and Luminex will not be integrated successfully and other risks and uncertainties; and such other factors relating to Luminex discussed in its Annual Report on Form 10-K for the fiscal year ended December 31, 2020, and, in particular, the risks discussed under the caption “Item 1A. Risk Factors”, filed with the U.S. Securities Exchange Commission (the “SEC”).

Any forward-looking statements contained in this communication speak only as of the date of this document and the Parties disclaim any obligation to update or revise publicly forward-looking statements. Further information concerning the Parties and their businesses, including factors that could materially affect the Parties’ financial results, are included in DiaSorin’s reports and filings with CONSOB and Borsa Italiana and Luminex’s filings and reports with the SEC.

No responsibility. DiaSorin is in no way responsible for the accuracy, completeness and truthfulness of the data and information relating to Luminex, contained in and/or used for the purposes of this communication and Luminex is in no way responsible for the accuracy, completeness and truthfulness of the data and information contained in and/or used for the purposes of this communication.

No update. The information and opinions in this communication is provided to you as of the dates indicated and DiaSorin and Luminex do not undertake to update the information contained in this communication and/or any opinions expressed relating thereto after its presentation, even in the event that the information becomes materially inaccurate, except as otherwise required by applicable laws.

Non-IFRS and Other Performance Measures. This communication contains certain items as part of the financial disclosure which are not defined under IFRS. Accordingly, these items do not have standardized meanings and may not be directly comparable to similarly-titled items adopted by other entities. DiaSorin management has identified a number of “Alternative Performance Indicators” (“APIs”). These APIs (i) are derived from historical results of DiaSorin and are not intended to be indicative of future performance, (ii) are non-IFRS financial measures and, although derived from the financial statements, are unaudited and (iii) are not an alternative to financial measures prepared in accordance with IFRS. The APIs presented herein include adjusted EBITDA and Net Financial Position(6). These measures are not indicative of our historical operating results, nor are they meant to be predictive of future results. These measures are used by our management to monitor the underlying performance of our business and operations. Similarly entitled non-IFRS financial measures reported by other companies may not be calculated in an identical manner, consequently our measures may not be consistent with similar measures used by other companies. Therefore, investors should not place undue reliance on this data.

IMPORTANT INFORMATION FOR INVESTORS AND SHAREHOLDERS - NO OFFER TO PURCHASE OR SELL SECURITIES

This communication is for informational purposes only and is not intended to and does not constitute or form a part of an offer or invitation to exchange or sell or solicitation of an offer to subscribe for or buy, or an invitation to exchange, purchase or subscribe for, any securities, any part of the business or assets described herein, or any other interests or the solicitation of any vote or approval in any jurisdiction in connection with the potential transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. This communication should not be construed in any manner as a recommendation to any reader of this communication. No offer of securities shall be made.

This communication is not a prospectus, product disclosure statement or other offering document for the purposes of Regulation (EU) 2017/1129 (this Regulation and amendments together with any delegated act and implementing measures) or any other applicable laws or regulations.

(6)

EBITDA is a non-GAAP measure used by the Companies for measuring performance; EBITDA means the “operating result (EBIT)” before amortization of intangibles and depreciation of property, plant and equipment. Adjusted EBITDA means Luminex EBITDA converted at yearly average exchange rate and restated from US GAAP to IFRS (DiaSorin estimate).

Net Financial Position (debt) is a non-GAAP measure used by the Companies for measuring the financial structure. It is calculated as the “net current financial assets” (i.e. liquid assets + other current financial assets + current financial liabilities) plus the “non-current financial liabilities”.

This communication does not represent an offer to the public in Italy, pursuant to Section 1, letter (t) of Legislative Decree no. 58 of February 24, 1998, as subsequently amended and supplemented, nor elsewhere. The release, publication or distribution of this communication in certain jurisdictions may be restricted by law, and therefore persons in such jurisdictions into which this document is released, published or distributed should inform themselves about and observe such restrictions.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

This communication may be deemed to be solicitation material in respect of the proposed transaction between the Parties. In connection with the proposed transaction, Luminex plans to file relevant materials with the SEC, including a proxy statement on Schedule 14A. Promptly after filing its definitive proxy statement with the SEC, Luminex will mail the definitive proxy statement to each shareholder entitled to vote at the special meeting relating to the transaction. INVESTORS AND SHAREHOLDERS ARE URGED TO CAREFULLY READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO AND ANY DOCUMENTS INCORPORATED BY REFERENCE THEREIN) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE TRANSACTION THAT LUMINEX WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION AND THE PARTIES TO THE TRANSACTION. The definitive proxy statement, the preliminary proxy statement and other relevant materials in connection with the transaction (when they become available) and any other documents filed by Luminex with the SEC may be obtained free of charge at the SEC’s website (www.sec.gov), or from Luminex by going to its investor relations website at investor.luminexcorp.com.

DiaSorin, Luminex and their respective directors, executive officers and certain other members of management may be deemed, under SEC rules, to be participants in the solicitation of proxies from Luminex’s shareholders in connection with the transaction. Information regarding the interests of such individuals in the proposed transaction will be included in the proxy statement relating to such transaction when it is filed with the SEC. You may obtain information about Luminex’s directors and officers in Luminex’s definitive proxy statement for its 2021 annual meeting of shareholders, which was filed with the SEC on March 31, 2021, and in subsequent statements of changes in beneficial ownership on file with the SEC. These documents may be obtained free of charge from the SEC’s website (www.sec.gov).